Exhibit 2.3
CONFIDENTIAL
Execution Version

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
BY AND AMONG
SOCIAL FINANCE, INC.,
SFI ACQUISITION CO., INC.,
SFI FINANCIAL TECHNOLOGIES LLC,
GALILEO FINANCIAL TECHNOLOGIES, INC.
and
SHAREHOLDER REPRESENTATIVE SERVICES LLC
as the STOCKHOLDERS’ REPRESENTATIVE
Dated as of April 6, 2020

i

Exhibits
Exhibit A    Form of Support Agreement
Exhibit B    Surviving Entity Charter
Exhibit C    Surviving Corporation Charter
Exhibit D    Form of Seller Note
Exhibit E    Letter of Transmittal
Exhibit F    Escrow Agreement
Exhibit G    Form of Accredited Investor Questionnaire
Exhibit H    Form of Stockholder Consent
Exhibit I    Parent New Charter
Exhibit J    Option Cancellation Agreement
Exhibit K    Payments Administration Agreement
Exhibit L    Omnibus Amendment

Schedules
Company Disclosure Schedule
Parent Disclosure Schedule
Schedule 5.01    Conduct of Business
Schedule 5.01(j)    Change in Control Payments
Schedule 5.01(q)    Specified Contracts
Schedule 5.05(a)    Required Consents
Schedule 5.09(c)    Certain Plans
Schedule 5.10(a)    Certain Related Party Contracts
Schedule 6.02(i)    Third Party Consents and Approvals
Schedule 6.02(k)    Certain Key Employees
Schedule 6.02(n)    Termination of Certain Contracts
Schedule 6.02(q)    Spreadsheet
Schedule 9.14(i)    Company Knowledge Persons
Schedule 9.14(ii)    Parent, Merger Sub and Merger Sub II Knowledge Persons
v

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
This AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”), dated as of April 6, 2020, by and among Social Finance, Inc., a Delaware corporation (“Parent”), SFI Acquisition Co., Inc., a Delaware corporation and direct subsidiary of Parent (“Merger Sub”), SFI Financial Technologies LLC, a Delaware limited liability company and direct subsidiary of Parent (“Merger Sub II”), Galileo Financial Technologies, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company (“SRS”), solely in its capacity as the representative, agent and attorney-in-fact of the Equityholders (the “Stockholders’ Representative”).
W I T N E S S E T H:
WHEREAS, the board of directors of the Company has determined that this Agreement and the transactions contemplated hereby, including the Mergers (as defined below), are advisable and fair to, and in the best interests of, the Company and its stockholders;
WHEREAS, the board of directors of the Company has adopted resolutions approving the acquisition of the Company by Parent, the execution of this Agreement and the consummation of the transactions contemplated hereby;
WHEREAS, the boards of directors of each of Parent, Merger Sub, and Merger Sub II have approved and declared advisable and in the best interests of Parent, Merger Sub, and Merger Sub II, respectively, this Agreement and the transactions contemplated hereby, including the Mergers, and the boards of directors of Merger Sub and Merger Sub II have determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to and in the best interests of its stockholder;
WHEREAS, as a condition and inducement to the willingness of Parent, Merger Sub and Merger Sub II to enter into this Agreement, concurrently with the execution of this Agreement, the Key Stockholders have entered into, and prior to the Closing certain other Stockholders are expected to enter into, support agreements with Parent in the form attached hereto as Exhibit A (each, a “Support Agreement”);
WHEREAS, as a condition and inducement to the willingness of Parent, Merger Sub and Merger Sub II to enter into this Agreement, concurrently with the execution of this Agreement, each of the Key Employees has entered into Employment Agreements with Parent; and
WHEREAS, the Company, Parent, Merger Sub and Merger Sub II intend for federal income tax purposes that the Mergers constitute a reorganization under the provisions of Section 368(a) of the Code (as hereafter defined), applying the integrated plan doctrine set forth in Revenue Ruling 2001-46, 2001-2 C.B. 321, and that this Agreement be and is adopted as a “plan of reorganization” within the meaning of Treasury Regulations Section 1.368-2(g).
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS, TERMS AND INTERPRETIVE MATTERS
SECTION 1.01    Certain Definitions. As used in this Agreement, the following terms shall have the meanings set forth or as referenced below:
“280G Stockholder Vote” shall have the meaning set forth in Section 5.09(f).
“2011 Option Plan” shall mean the Company’s 2011 Stock Plan.
“2019 Option Plan” shall mean the Company’s 2019 Equity Incentive Plan.
“Accredited Investor Certification” shall mean a version of the form of Accredited Investor Questionnaire attached hereto as Exhibit G pursuant to which a holder of Company Shares certifies to the Company and Parent that such Person is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.
“Accredited Stockholder” shall mean a Stockholder who (a) completes and duly executes and delivers to the Company or Parent an Accredited Investor Certification no later than five (5) Business Days prior to the Effective Time or (b) whom Parent reasonably believes, in the exercise of its sole discretion based on information available to it, is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act.
“Accredited Stockholder Per Share Cash Consideration” shall mean the product of (a) the Cash to Note Ratio multiplied by (b) the Per Share Merger Consideration less the Per Share Parent Stock Consideration.
“Accredited Stockholder Per Share Note Amount” shall mean the Per Share Merger Consideration, less the Per Share Parent Stock Consideration, less the Accredited Stockholder Per Share Cash Consideration.
“ACH Network” shall mean any network maintained or controlled by an operator, including a Federal Reserve bank, for the transmission and calculation of automated clearing house entries for payments.
“Acquirer Indemnified Parties” shall have the meaning set forth in Section 7.02.
“Acquisition Proposal” shall have the meaning set forth in Section 5.15(a).
“Additional Agreements” shall mean the Escrow Agreement, the Omnibus Amendment, the Support Agreements, the Letters of Transmittal, the Option Cancellation Agreements, the Stockholders’ Representative Agreement, the Seller Note and any other certificates or other documents, instruments and/or agreements to be executed or delivered in connection with any of the transactions contemplated by this Agreement.
“Adjustment Funds Shortfall” shall have the meaning set forth in Section 2.10(b).

“Adjusted Operating Budget” shall mean the operating budget approved by the Company’s Board of Directors for the fiscal year 2020 and made available to Parent, except for expenditures related to operating expenses, head count and hiring, sales and marketing (including trade show sponsorships and attendance) and business travel (including sales travel), each of which are less than budget, and for transaction expenses, which exceeds budget.
“Adjusted Purchase Price” shall mean $1,200,000,000, less any unpaid Transaction Expenses of the Company immediately prior to the Effective Time (other than the Deferred Transaction Fee), less if Closing Net Working Capital is less than the Working Capital Target, the amount of such shortfall, plus if the Closing Net Working Capital exceeds the Working Capital Target, the amount of such excess, as modified (to the extent necessary) under Section 2.07(c), subject to adjustment as set forth in Section 2.10.
“Adjustment Time” shall have the meaning set forth in Section 6.02(q).
“Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such first Person; provided, that none of SoftBank Group Corp., SoftBank Group Capital Ltd., SB Sonic Holdco, Renren SF Holdings, Oak Pacific Investment, or their respective successors and assigns shall be considered “Affiliates” of Parent. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interest, by contract or otherwise.
“Aggregate Assumed Option Exercise Price” shall mean the aggregate exercise price of all Assumed Options outstanding immediately prior to the Effective Time.
“Aggregate Option Exercise Price” shall mean the aggregate exercise price of all Options outstanding immediately prior to the Effective Time.
“Aggregate Participating Option Exercise Price” shall mean the aggregate exercise price of all Participating Options outstanding immediately prior to the Effective Time.
“Agreement” shall have the meaning set forth in the preamble hereto.
“AML Program” shall have the meaning set forth in Section 3.25.
“Antitrust Laws” shall have the meaning set forth in Section 5.05(c).
“Assumed Option” shall mean the portion of each Option outstanding as of immediately prior to the Effective Time that is not a Participating Option, whether vested or unvested and whether exercisable or not exercisable.
“Assumed Option Value” shall mean (i) the aggregate number of Company Shares subject to Assumed Options outstanding as of immediately prior to the Effective Time, multiplied by an amount equal to (A) the Adjusted Purchase Price, less the Representative Expense Amount, less the Escrow Amount, less the Working Capital Escrow Amount, plus the Aggregate Option Exercise Price, divided by (B) the number of Fully Diluted Company Shares, less (ii) the Aggregate Assumed Option Exercise Price.
“Audited Financial Statements” shall have the meaning set forth in Section 3.05(a).
“Bank” shall mean any Person that (i) is defined as a “bank” or otherwise licensed or authorized under applicable Laws to engage in banking activities (e.g., as defined in the Section 3 of the Bank Holding Company Act of 1956 or permitted under the Federal Deposit Insurance Act) to accept deposits or to hold deposit liabilities and (ii) has entered into any Contract with Parent for Parent to act as agent or service provider for that Person.
“Binder Agreement” shall mean a Binder Agreement providing for the issuance, subject to the terms and conditions set forth therein, of the R&W Policy.
“Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banks in the State of California or the State of Utah are authorized or obligated by Law or executive order to close.
“Capitalization Schedule” shall have the meaning set forth in Section 3.02(a).
“Capitalization Update” shall have the meaning set forth in Section 5.16(c).
“Card Network” shall mean the following credit, debit, and other payment card networks for which the Company processes payment transactions as a part of the Company’s business: Visa, Mastercard, Discover, Star and Pulse.
“Cash Merger Consideration” shall mean the aggregate amount of cash payable in connection with the First Merger, which shall be $75,000,000, less the Representative Expense Amount, less any Closing Indebtedness, less any unpaid Transaction Expenses of the Company immediately prior to the Effective Time (other than the Deferred Transaction Fee), plus any Closing Cash, less if Closing Net Working Capital is less than the Working Capital Target, the amount of such shortfall, plus if the Closing Net Working Capital exceeds the Working Capital Target, the amount of such excess, as modified (to the extent necessary) under Section 2.07(c), subject to adjustment as set forth in Section 2.10.
“Cash to Note Ratio” shall mean the quotient obtained by dividing (a) the sum of the Effective Time Cash Merger Consideration plus the Aggregate Participating Option Exercise Price by (b) the sum of the Effective Time Cash Merger Consideration, plus the Aggregate Participating Option Exercise Price, plus the aggregate principal amount of the Seller Note.
“Certificate of Conversion” shall mean, collectively, the Certificate of Conversion filed with the Secretary of State of the State of Delaware on March 10, 2020 and the Articles of Transfer filed with the Utah Department of Commerce, Division of Corporations and Commercial Code of the State of Utah on March 10, 2020, copies of which have been made available to Parent.
“Certificate of Merger” shall have the meaning set forth in Section 2.03.

“Change in Control Payments” shall mean (a) any severance, change in control, termination, retention, incentive or similar amounts or benefits payable or due to any employee as a result of or in connection with the transactions contemplated hereby, (b) any Liabilities under any severance agreements entered into on or after March 31, 2020 other than at the request of Parent, (c) the employer’s portion of applicable payroll taxes in respect of the amounts set forth in clauses (a) and (b), and (c) 50% of the employer’s portion of applicable payroll taxes in respect of Participating Options and Assumed Options pursuant to Section 2.08.
“Clayton Act” shall mean the Clayton Antitrust Act of 1914, as amended.
“Closing” shall have the meaning set forth in Section 2.02.
“Closing Cash” shall mean the aggregate amount of the cash and cash equivalents of the Company as of immediately prior to the Effective Time (each determined in accordance with GAAP applied on a consistent basis with the application thereof to the most recent Audited Financial Statements).
“Closing Date” shall have the meaning set forth in Section 2.02.
“Closing Indebtedness” shall mean the aggregate unpaid Indebtedness of the Company (excluding current liabilities included in the calculation of Closing Net Working Capital and Transaction Expenses) as of immediately prior to the Effective Time (determined in accordance with GAAP applied on a consistent basis with the application thereof to the most recent Audited Financial Statements).
“Closing Merger Consideration” shall mean the sum of (a) the Effective Time Cash Merger Consideration, (b) the Closing Stock Consideration and (c) the aggregate principal amount of the Seller Note.
“Closing Net Working Capital” shall the Company’s current assets (excluding Closing Cash) less current liabilities (excluding the current portion of Closing Indebtedness and Transaction Expenses) as of the Effective Time (each determined in accordance with GAAP applied on a consistent basis with the application thereof to the most recent Audited Financial Statements).
“Closing Stock Consideration” shall mean the aggregate dollar amount of Parent Series H-1 Preferred Stock payable at the Effective Time in connection with the First Merger, which shall be equal to the Stock Consideration less $12,300,000.
“Code” shall mean the U.S. Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the preamble hereto.
“Company 401(k) Plan” shall have the meaning set forth in Section 3.09(b).
“Company Acquirer” shall have the meaning set forth in Section 3.10(j).
“Company Board Recommendation” shall have the meaning set forth in Section 3.03(a).

“Company Charter” shall mean the Certificate of Incorporation of the Company filed with the Secretary of State of the State of Delaware on March 10, 2020.
“Company Common Stock” shall mean the Common Stock of the Company, as defined and with the rights as set forth in the Company Charter.
“Company Data” shall mean all Data collected, generated, received or otherwise processed in the operation of the business. Without limiting the foregoing, “Company Data” includes all Customer Data and Company Training Data.
“Company Disclosure Schedule” shall mean the schedules delivered by the Company to Parent, dated the date hereof, which schedules relate to this Agreement.
“Company Fundamental Representations” shall have the meaning set forth in Section 7.05(b).
“Company IP” shall mean any Intellectual Property that is owned or purported to be owned, used, held for use or practiced by the Company or any of its Subsidiaries.
“Company IP Registrations” shall mean all of the material registrations and applications for registrations with a Governmental Authority or Internet domain name registrar for Intellectual Property owned by the Company or any of its Subsidiaries.
“Company Option Plan” shall mean the 2011 Option Plan or the 2019 Option Plan, as applicable.
“Company Owned IP” shall mean any Company IP that is owned or purported by the Company or any of its Subsidiaries to be owned by the Company or any of its Subsidiaries.
“Company Owned Software” shall mean solely those portions of Software that embody Company Owned IP.
“Company Owned Technology” shall mean any Company Technology that is owned by the Company or any of its Subsidiaries, including all Company Owned Software.
“Company Preferred Stock” shall mean the Series B Preferred Stock of the Company, as defined and with the rights as set forth in the Company Charter.
“Company Products” shall mean all products and services that are being sold, offered, distributed, licensed, leased or otherwise commercialized by the Company or any of its Subsidiaries to Customers in the ordinary course of business, including processing services.
“Company Schedule Supplement” shall have the meaning set forth in Section 5.16(a).
“Company Shares” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Software” shall mean any Software that is or has been owned or purported to be owned, used, held for use or practiced by the Company or any of its Subsidiaries, or is necessary for the conduct of the business of the Company or any of its Subsidiaries.
“Company Systems” shall have the meaning set forth in Section 3.19(a).
“Company Technology” shall mean any Technology that is or has been owned or purported to be owned, used, held for use or practiced by the Company or any of its Subsidiaries, or is necessary for the conduct of the business of the Company or any of its Subsidiaries, including any Company Software.
“Company Training Data” shall mean all Data that has been made available by or to (or used by or for) the Company in connection with developing any Intellectual Property or Company Products, including developing, training or improving algorithms.
“Confidential Information” shall mean information and materials not generally known to the public, including Trade Secrets and other confidential and proprietary information.
“Confidentiality Agreement” shall mean the Confidentiality Agreement, dated as of March 8, 2020, by and between Parent and the Company, as amended by Section 5.06(e) of this Agreement.
“Contract” shall mean any agreement, arrangement, understanding, note, commitment, undertaking, indenture, mortgage, deed, lease, license, franchise, permit, instrument, lease, sublease, bond, indenture, deed of trust, mortgage, loan agreement or other binding commitment, whether written or oral.
“Conversion Ratio” shall mean the quotient (rounded to the sixth decimal point) obtained by dividing (a) the Per Share Merger Consideration by (b) the Parent Common Stock Price.
“Copyleft License” shall mean any license that requires, as a condition of use, modification or distribution of Software or other Technology subject to such license, that such Software or other Technology, or other Software or other Technology incorporated into, derived from, used or distributed with such Software or other Technology (a) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing of derivative works, (c) be licensed under terms that allow the Company Products or Parent Products, as applicable, or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Without limiting the foregoing, “Copyleft Licenses” constitute Open Source Licenses and include the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, the GNU Affero General Public License, the Mozilla Public License, the Sun Industry Standards License, the Sun Community Source License, the Artistic License, the Netscape Public License, Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.
“Copyrights” shall mean copyrights and all other rights with respect to works of authorship, and all registrations thereof and applications therefor and renewals, extensions and reversions thereof, and all other rights corresponding thereto throughout the world (including moral and economic rights, however denominated).
“Covered Persons” shall have the meaning set forth in Section 4.06.
“Customer” shall mean any Person that is a customer of the Company for whom the Company provides, directly or indirectly, processing or program management services pursuant to a Customer Agreement.
“Customer Agreement” shall mean, for any Customer, a written agreement between such Customer, on the one hand, and the Company, on the other, for the provision of processing or program management services.
“Customer Data” shall mean Data and content uploaded, provided or otherwise made available by or for any customer to the Company or any of its Subsidiaries.
“D&O Indemnified Party” shall have the meaning set forth in Section 5.08(a).
“D&O Indemnifying Parties” shall have the meaning set forth in Section 5.08(b).
“D&O Tail Policy” shall have the meaning set forth in Section 5.08(b).
“Data” shall mean data, data structures, technical data and performance data, including any Personal Data.
“Databases” shall mean databases and other compilations and collections of Data or information.
“DGCL” shall mean the General Corporation Law of the State of Delaware.
“Deductible” shall have the meaning set forth in Section 7.05(b).
“Deferred Transaction Fee” shall mean the portion of the transaction fee payable to Qatalyst Partners LLC by the Company upon any payment of the Seller Note in accordance with the terms of the engagement letter dated March 24, 2020 between Qatalyst Partners LLC and the Company.
“Delaware Conversion” shall have the meaning set forth in Section 3.03(c).
“Disqualification Events” shall have the meaning set forth in Section 4.06.
“Dissenting Shares” shall have the meaning set forth in Section 2.16(a).
“Dissenting Stockholders” shall have the meaning set forth in Section 2.16(a).
“DOJ” shall mean the U.S. Department of Justice.
“Domain Names” shall mean Internet domain names and numerical addresses.
“Effective Time” shall have the meaning set forth in Section 2.03.

“Effective Time Cash Merger Consideration” shall have the meaning set forth in Section 6.02(q).
“Employment Agreements” shall mean the respective agreements between the Surviving Entity and each of the Key Employees, entered into between Parent and such Key Employees as of the date hereof.
“Environmental Law” shall mean any Law relating to pollution or protection of the environment, natural resources, or human health and safety, including such Laws pertaining to the Release of or exposure to any Hazardous Materials.
“Equity Agreements” shall mean the Amended and Restated Investor Rights Agreement among the Company and certain of its Stockholders, dated as of October 16, 2019, the Amended and Restated Right of First Refusal and Co-Sale Agreement among the Company and certain of its Stockholders, dated as of October 16, 2019, and the Amended and Restated Voting Agreement among the Company and certain of its Stockholders, dated October 16, 2019.
“Equity Interests” shall mean any and all shares, interests, participations, other equity interests of any kind or other equivalents (however designated) and any and all ownership or equity interests of any kind in a Person, including capital stock, membership interests, partnership interests, joint venture interests, phantom stock, stock appreciation rights and beneficial interests, and any and all warrants, options, rights to vote or purchase or any other rights or securities convertible into, exercisable for or related to any of the foregoing.
“Equityholder” shall mean each Stockholder and each Optionholder as of immediately prior to the Effective Time.
“Equityholder Loans” shall have the meaning set forth in Section 5.10.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“ERISA Affiliate” shall mean each trade or business (whether or not incorporated) that together with the Company would be deemed to be a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.
“Escrow Account” shall have the meaning set forth in Section 2.14(a)(iii).
“Escrow Agent” shall mean U.S. Bank, or its successor under the Escrow Agreement.
“Escrow Agreement” shall mean the Escrow Agreement to be entered into by Parent, the Company, the Stockholders’ Representative and the Escrow Agent, substantially in the form of Exhibit F.
“Escrow Amount” shall have the meaning set forth in Section 2.14(a)(iv).

“Escrow Termination Date” shall have the meaning set forth in Section 7.04(b).
“Excess Amount” shall have the meaning set forth in Section 2.10(b).
“Expiration Date” shall have the meaning set forth in Section 7.01.
“Financial Statements” shall have the meaning set forth in Section 3.05.
“First Merger” shall have the meaning set forth in Section 2.01.
“Fractional Cash Amount” shall have the meaning set forth in Section 2.07(a).
“Fraud” shall mean, as to any Person, fraud under Delaware common law in the making of a representation or warranty contained in Article III or Article IV, any Support Agreement, Letter of Transmittal or Option Cancellation Agreement made by such Person.
“FTC” shall mean the U.S. Federal Trade Commission.
“Fully Diluted Company Shares” shall mean the total number of Company Shares issued and outstanding plus the total number of Company Shares subject to outstanding Options, in each case, immediately prior to the Effective Time.
“GAAP” shall mean U.S. generally accepted accounting principles.
“Government Official” shall have the meaning set forth in Section 3.21(a).
“Governmental Authority” shall mean any federal, state, county, local or foreign governmental or quasi-governmental entity or any legislature, arbitrator, executive or regulatory authority, agency, court, department, commission, or other governmental entity, authority or instrumentality, whether domestic or foreign.
“Governmental Authorizations” shall have the meaning set forth in Section 4.20.
“Hazardous Materials” shall mean any pollutant, contaminant, waste, petroleum or any fraction thereof, asbestos or asbestos-containing material, polychlorinated biphenyls, and toxic or hazardous wastes, substances, materials or agents, including all substances that are defined or regulated as “Hazardous Substances,” “Pollutants,” or “Contaminants” pursuant to, or that could result in Liability under, any Environmental Law.
“HSR Act” shall mean the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Indebtedness” at any date shall mean, without duplication, the aggregate amount of (a) all Obligations of the Company or any of its Subsidiaries for borrowed money, (b) all Obligations of the Company or any of its Subsidiaries for the deferred purchase price of property or services, (c) all other Obligations of the Company or any of its Subsidiaries that are evidenced by a note, bond, debenture or similar instrument, (d) all Obligations of the Company or any of its Subsidiaries in respect of letters of credit or acceptances issued or created for the account of such Person (other than letters of credit issued for the benefit of suppliers or vendors to support accounts payable to such suppliers or vendors incurred in the ordinary course of business that are undrawn), (e) all Obligations of the Company or any of its Subsidiaries as a lessee that are capitalized in accordance with GAAP, (f) all Obligations of the Company or any of its Subsidiaries under any interest rate, currency swap or other hedging agreement or arrangement, (g) all guarantees by the Company or any of its Subsidiaries of any of the foregoing for the benefit of another Person; and (h) all Obligations in respect of incurred or accrued (prior to Closing) but unpaid (as of the Closing) amounts for employee related expenses, including costs for salaries, payroll taxes, benefits, bonuses with respect to the portion of the year preceding the Closing, and vacation.
“Indemnified Party” shall have the meaning set forth in Section 7.03(a).
“Indemnifying Party” shall have the meaning set forth in Section 7.03(a).
“Independent Accounting Firm” shall have the meaning set forth in Section 2.10(a).
“Intellectual Property” shall mean any and all intellectual property rights (anywhere in the world, whether statutory, common law or otherwise) whether registered or unregistered, including (a) Patents, (b) Copyrights, (c) rights with respect to Software, including registrations thereof and applications therefor, (d) industrial design rights and registrations thereof and applications therefor, (e) rights with respect to Trademarks, (f) rights with respect to Domain Names, including registrations thereof and applications therefor, (g) rights with respect to Trade Secrets and other confidential information, including rights to limit the use or disclosure thereof by any Person, (h) rights with respect to Data or Databases, including registrations thereof and applications therefor, and (i) any rights equivalent or similar to any of the foregoing. Without limiting the foregoing, “Intellectual Property” includes rights to derivatives, improvements, modifications, enhancements, revisions and releases relating to any of the foregoing, claims and causes of action arising out of or related to infringement, misappropriation or violation of any of the foregoing.
“Intentional Breach” shall mean, with respect to any representation, warranty, agreement or covenant of a party in this Agreement, an action or omission taken or omitted to be taken by such party that the breaching party intentionally takes (or fails to take) with the knowledge that such action or omission would cause a breach of any such representation, warranty, agreement or covenant.
“Invention Assignment Agreements” shall have the meaning set forth in Section 3.10(f).
“Investments” shall have the meaning set forth in Section 3.02(e).
“IRS” shall mean the U.S. Internal Revenue Service.
“Key Employee” shall mean Clay Wilkes, Bryan Brooks, Brad Brooks, Brett Coates, Aaron Dillon, Michael Douglas, Karl Ford, Shane Head, Jordan Hensley, Michael Johnson, Scott Johnson, Todd Sudweeks and Chris Trujillo.
“Key Stockholders” shall have the meaning set forth in Section 6.02(j).
“Laws” shall mean any federal, national, state, local or foreign law (including common law), statute, ordinance, writ, treaty, rule, regulation, Order, code, judgment or decree, administrative order or decree or administrative or judicial decision, policies, guidelines, enforcement policy or other binding action or requirement of a Governmental Authority.
“Leased Real Property” shall have the meaning set forth in Section 3.13(b).
“Legal Proceeding” shall mean any suit, claim, counterclaim, action, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative, judicial, administrative or appellate proceeding), inquiry, hearing, audit, subpoena, complaint, grievance, demand, examination or investigation, whether formal or informal, whether public or private, commenced, brought, conducted or heard by or before, or otherwise involving, any court, arbitrator or other Governmental Authority.
“Letter of Transmittal” shall have the meaning set forth in Section 2.14(b).
“Liability” shall mean any debt, liability or obligation, whether known or unknown, direct or indirect, matured or unmatured, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.
“Liens” shall mean any lien, security interest, mortgage, pledge, charge or similar encumbrance.
“Liquidation Preference” shall mean the aggregate amount of the Liquidation Preference (as defined in the Company Charter) payable to the holders of Preferred Stock pursuant to the Company Charter in connection with any of the transactions contemplated by this Agreement.
“Losses” shall mean any and all losses, monetary damages, debts, obligations and other Liabilities, fines, fees, penalties, interest obligations, deficiencies and expenses (including amounts paid in settlement, interest, court costs, costs of investigators, fees and expenses of attorneys, accountants, financial advisors and other experts, and other expenses of litigation, arbitration or other dispute resolution procedures).
“Material Adverse Effect” shall mean any fact, condition circumstance, development, event, effect or change that has had, or would reasonably be expected to have, a material adverse effect on (a) the business, operations, assets, liabilities, condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate the transactions contemplated hereby or to perform its obligations hereunder, but in the case of (a) above, excluding any such fact, circumstance, development, event or change to the extent resulting from, relating to or arising from (i) the execution of this Agreement or the announcement or existence thereof, the identity of Parent and its Affiliates or the compliance by the Company or any of its Subsidiaries with any of the terms of this Agreement (other than compliance with Section 5.01), (ii) Parent’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Company or any of its Subsidiaries after the Closing, (iii) changes following the date hereof in global or United States or foreign, national or regional economic, financial, regulatory or geopolitical conditions or events, (iv) changes following the date hereof in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (v) changes or proposed changes following the date hereof in Laws affecting the Company, (vi) changes or proposed changes following the date hereof in GAAP or any other relevant generally accepted accounting principles or the interpretation of any of the foregoing, (vii) any military conflict, outbreak or escalation of hostilities or declared or undeclared war or act of foreign or domestic terrorism, (viii) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus), (ix) any action taken or omitted to be taken by, or at the request of, Parent, Merger Sub, Merger Sub II, or any of their respective Affiliates, in each case, after the date hereof and on or prior to the Closing Date, (x) any failure by the Company or any of its Subsidiaries to meet internal or published projections, forecasts or estimates of the Company or any such Subsidiary (provided, however, that any effect that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (x)); provided, however, in each case under clauses (iii)-(viii), such matter shall be disregarded solely to the extent that such change does not disproportionately affect the Company and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other Persons operating in any of the industries in which the Company and its Subsidiaries conduct their business.
“Material Contract” shall have the meaning set forth in Section 3.11.
“Mergers” shall have the meaning set forth in Section 2.01.
“Merger Consideration” shall mean the sum of (a) the Cash Merger Consideration, (b) the Stock Consideration, (c) the aggregate principal amount of the Seller Note, and (d) the Representative Expense Amount.
“Merger Sub” shall have the meaning set forth in the preamble hereto.
“Merger Sub Common Stock” shall mean the common stock, $0.0001 par value per share, of Merger Sub.
“Merger Sub II” shall have the meaning set forth in the preamble hereto.
“Money Laundering Laws” shall have the meaning set forth in Section 3.25.
“Most Recent Balance Sheet Date” shall have the meaning set forth in Section 3.05(a).
“Most Recent Parent Balance Sheet Date” shall have the meaning set forth in Section 4.14.
“NACHA Rules” shall mean the Operating Rules and Operating Guidelines of NACHA for the ACH Network, as amended from time to time.
“Non-Accredited Stockholder” shall mean a Stockholder that is not an Accredited Stockholder.
“Non-Stock Per Share Cash Consideration” shall mean the product of (a) the Cash to Note Ratio multiplied by (b) the Per Share Merger Consideration.
“Non-Stock Per Share Note Amount” shall mean the Per Share Merger Consideration less the Non-Stock Per Share Cash Consideration.

“Note Pro Rata Share” shall mean, with respect to each Equityholder, the original principal amount of the Seller Note payable to such Equityholder pursuant to Section 2.07(a) and Section 2.08, divided by the aggregate original principal amount of the Seller Note.
“Obligations” shall mean, with respect to any Indebtedness, any principal, accrued but unpaid interest, penalties, fees and reimbursements payable under the documentation governing such Indebtedness.
“OFAC” shall have the meaning set forth in Section 4.23(b).
“Omnibus Amendment” shall have the meaning set forth in Section 6.03(g).
“Open Source License” shall mean any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons License. For the avoidance of doubt, “Open Source Licenses” include Copyleft Licenses.
“Open Source Materials” shall mean any Software or other Technology subject to an Open Source License.
“Option” shall mean any option to purchase any Company Shares or any other Equity Interest of the Company granted to certain employees or other Persons under any Plans, including the 2011 Option Plan and the 2019 Option Plan.
“Option Cancellation Agreement” shall have the meaning set forth in Section 6.02(m).
“Option Participation Ratio” shall mean 27.00%.
“Optionholder” shall mean each holder of a Participating Option as of immediately prior to the Effective Time.
“Optionholder Pro Rata Share” shall mean, with respect to any Optionholder, solely with respect to Company Shares underlying Participating Options (and not any outstanding Company Shares or underlying any Assumed Options) held by such Optionholder, the quotient obtained by dividing (a) the number of Company Shares subject to any Participating Option held by such Optionholder by (b) the total number of Company Shares issued and outstanding plus the total number of Company Shares subject to Participating Options, in each case, immediately prior to the Effective Time.
“Order” shall mean any decision, ruling, charge, order, writ, judgment, injunction, decree, stipulation, determination, award or binding agreement issued, promulgated or entered by or with any Governmental Authority.
“Ordinary Course Licenses Out” shall mean licenses out of Intellectual Property owned by the Company or its Subsidiaries that are (a) non-exclusive licenses granted to any Person in the ordinary course of business where the license is granted for the purpose of the Person’s provision of services to the Company or any of its Subsidiaries, including such Contracts with individual employees or independent contractors; (b) stand-alone confidentiality agreements entered into in the ordinary course of business; or (c) non-exclusive licenses relating to Company Products with customers and potential customers of the Company or any of its Subsidiaries entered into in the ordinary course of business.
“Organizational Documents” shall mean the articles of incorporation, certificate of incorporation, certificate of formation, bylaws, memorandum or articles of incorporation, operating agreement, certificate of limited partnership, partnership agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto including for avoidance of doubt, in the case of the Company, the Certificate of Conversion and the Plan of Conversion.
“Parent” shall have the meaning set forth in the preamble hereto.
“Parent 2011 Stock Plan” shall have the meaning set forth in Section 4.02(c).
“Parent 2011 Stock Plan Options” shall have the meaning set forth in Section 4.02(c).
“Parent 2012 Zenbanx Plan” shall have the meaning set forth in Section 4.02(c).
“Parent 2012 Zenbanx Plan Options” shall have the meaning set forth in Section 4.02(c).
“Parent Audited Financial Statements” shall have the meaning set forth in Section 4.14.
“Parent Common Stock” shall mean the Common Stock, par value $0.0000025 per share, of Parent.
“Parent Common Stock Price” shall mean $15.4362 per share, which the Parties agree shall be the fair market value of one share of Parent Common Stock as of the Closing Date.
“Parent Credit Facility” shall mean the Revolving Credit Agreement, dated as of September 27, 2018, among the Company, the Lenders and Issuing Banks party thereto and Goldman Sachs Bank USA, as the Administrative Agent (as amended, amended and restated, supplemented or otherwise modified from time to time).
“Parent Data” shall mean all Data collected, generated, received or otherwise processed in the operation of Parent’s or any of its Subsidiaries’ business.
“Parent Disclosure Schedule” shall mean the schedules delivered by Parent to the Company, dated the date hereof, which schedules relate to this Agreement and are designated herein as the Parent Disclosure Schedule.
“Parent Equity Agreements” shall mean (i) the Parent Investors’ Rights Agreement, (ii) the Sixth Amended and Restated Right of First Refusal and Co-Sale Agreement among Parent and certain holders of Parent’s capital stock, dated as of May 29, 2019 and (iii) the Parent Voting Agreement.
“Parent Existing Charter” shall mean the Eleventh Amended and Restated Certificate of Incorporation of Parent dated May 28, 2019.

“Parent Investors’ Rights Agreement” shall mean the Sixth Amended and Restated Investors’ Rights Agreement among Parent and certain holders of Parent’s capital stock, dated as of May 29, 2019.
“Parent Financial Statements” shall have the meaning set forth in Section 4.14.
“Parent IP” shall mean any Intellectual Property that is owned or purported to be owned, used, held for use or practiced by Parent or any of its Subsidiaries.
“Parent Material Adverse Effect” shall mean any fact, condition circumstance, development, event, effect or change that has had, or would reasonably be expected to have, a material adverse effect on (a) the business, operations, assets, liabilities, condition (financial or otherwise) of Parent and its Subsidiaries, taken as a whole, or (b) the ability of Parent, Merger Sub or Merger Sub II to consummate the transactions contemplated hereby or to perform its obligations hereunder, but in the case of (a) above, excluding any such fact, circumstance, development, event or change to the extent resulting from, relating to or arising from (i) the execution of this Agreement or the announcement or existence thereof, the identity of the Company and its Affiliates or the compliance by Parent or any of its Subsidiaries with any of the terms of this Agreement, (ii) Parent’s announcement or other disclosure of its plans or intentions with respect to the conduct of the business (or any portion thereof) of the Parent or any of its Subsidiaries (including the Surviving Entity) after the Closing, (iii) changes following the date hereof in global or United States or foreign, national or regional economic, financial, regulatory or geopolitical conditions or events, (iv) changes following the date hereof in the credit, debt, financial or capital markets or changes in interest or exchange rates, in each case, in the United States or elsewhere in the world, (v) changes or proposed changes following the date hereof in Laws affecting Parent, (vi) changes or proposed changes following the date hereof in GAAP or any other relevant generally accepted accounting principles or the interpretation of any of the foregoing, (vii) any military conflict, outbreak or escalation of hostilities or declared or undeclared war or act of foreign or domestic terrorism, (viii) any acts of God, natural disasters, terrorism, armed hostilities, sabotage, war or any escalation or worsening of acts of war, epidemic, pandemic or disease outbreak (including the COVID-19 virus), (ix) any action taken or omitted to be taken by, or at the request of the Company, or any of its Affiliates, in each case, after the date hereof and on or prior to the Closing Date, (x) any failure by Parent or any of its Subsidiaries to meet internal or published projections, forecasts or estimates of Parent or any such Subsidiary (provided, however, that any effect that caused or contributed to such failure to meet projections, forecasts or estimates shall not be excluded under this clause (x)); provided, however, in each case under clauses (iii)-(viii), such matter shall be disregarded solely to the extent that such change does not disproportionately affect Parent and its Subsidiaries, taken as a whole, in a disproportionate manner relative to other Persons operating in any of the industries in which Parent and its Subsidiaries conduct their business.
“Parent New Charter” shall mean the Twelfth Amended and Restated Certificate of Incorporation of Parent, in the form attached hereto as Exhibit I.
“Parent Non-Voting Common Stock” shall mean the Non-Voting Common Stock, par value $0.0000025 per share, of Parent.
“Parent Plans” shall have the meaning set forth in Section 5.09(d).

“Parent Preferred Stock” shall mean the Preferred Stock, par value $0.0000025 per share, of Parent.
“Parent Redeemable Preferred Stock” shall mean the Redeemable Preferred Stock, par value $0.0000025 per share, of Parent.
“Parent Schedule Supplement” shall have the meaning set forth in Section 5.16(b).
“Parent Securitization Document” shall mean any agreement for the sale of Underlying Loans in connection with any direct or indirect offering of certificates or other securities backed in whole or in part by Underlying Loans and any guarantee, indemnity agreement, repurchase agreement, trust agreement or similar agreement related thereto.
“Parent Series 1 Preferred Stock” shall mean the Parent Redeemable Preferred Stock designated as Series 1 Fixed-to-Floating Rate Cumulative Redeemable Preferred Stock.
“Parent Series A Preferred Stock” shall mean the Parent Preferred Stock designated as Series A Preferred Stock.
“Parent Series B Preferred Stock” shall mean the Parent Preferred Stock designated as Series B Preferred Stock.
“Parent Series C Preferred Stock” shall mean the Parent Preferred Stock designated as Series C Preferred Stock.
“Parent Series D Preferred Stock” shall mean the Parent Preferred Stock designated as Series D Preferred Stock.
“Parent Series E Preferred Stock” shall mean the Parent Preferred Stock designated as Series E Preferred Stock.
“Parent Series F Preferred Stock” shall mean the Parent Preferred Stock designated as Series F Preferred Stock.
“Parent Series G Preferred Stock” shall mean the Parent Preferred Stock designated as Series G Preferred Stock.
“Parent Series H Preferred Stock” shall mean the Parent Preferred Stock designated as Series H Preferred Stock.
“Parent Series H-1 Preferred Stock” shall mean the Parent Preferred Stock designated as Series H-1 Preferred Stock.
“Parent Stock Options” shall have the meaning set forth in Section 4.02(c).
“Parent Stock Price” shall mean $15.4362 per share, which the Parties agree is the fair market value of one share of Parent Series H-1 Preferred Stock as of the day prior to the date of this Agreement.

“Parent Systems” shall have the meaning set forth in Section 4.08(c).
“Parent Unaudited Financial Statements” shall have the meaning set forth in Section 4.14.
“Parent Voting Agreement” shall mean the Eighth Amended and Restated Voting Agreement among Parent and certain holders of Parent’s capital stock, dated as of May 29, 2019.
“Parent Warehouse Facility” shall mean the agreements set forth on Schedule 4.25 of the Parent Disclosure Schedule.
“Parent Warrant” shall have the meaning set forth in Section 4.02(d).
“Participating Option” shall mean the portion of each Option equal to (i) the total number of Company Shares underlying such Option that are vested and exercisable as of immediately prior to the Effective time multiplied by (ii) the Option Participation Ratio, rounded up to the nearest whole share.
“Patents” shall mean (a) any domestic or foreign patents, utility models or inventor’s certificates and applications, drafts and disclosures relating to any of the foregoing (and any patents, utility models or inventor’s certificates that issue as a result of such applications, drafts and disclosures), and (b) any reissues, divisions, divisionals, continuations, continuations-in-part, provisionals, renewals, extensions, substitutions, reexaminations or invention registrations related to any of the foregoing.
“Paying Agent” shall mean Acquiom Financial LLC, a Colorado limited liability company, in its capacity as the payments administrator.
“Payments Administration Agreement” shall mean the Payments Administration Agreement to be entered into by Parent, the Stockholders’ Representative, the Paying Agent and Parent, substantially in the form of Exhibit K.
“Per Share Merger Consideration” shall mean the quotient obtained by dividing (a) the Closing Merger Consideration plus the Aggregate Participating Option Exercise Price by (b) the aggregate number of Company Shares issued and outstanding as of immediately prior to the Effective Time plus the aggregate number of Company Shares subject to Participating Options outstanding as of immediately prior to the Effective Time.
“Per Share Parent Stock Consideration” shall mean the quotient obtained by dividing (a) the Closing Stock Consideration by (b) the aggregate number of Company Shares held by Accredited Stockholders as of immediately prior to the Effective Time.
“Permits” shall have the meaning set forth in Section 3.12(b).
“Permitted Liens” shall mean (a) mechanics’, carriers’, workmen’s, materialmen’s repairmen’s or other similar Liens arising in the ordinary course of business by operation of law for amounts not yet past due, (b) Liens for Taxes, assessments or other governmental charges which are not due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (c) imperfections in title, charges, easements, rights of way, restrictions, defects, exceptions, encumbrances and other similar matters which affect title to the property or assets but do not materially detract from the value or marketability of the property or asset to which it relates or materially impair the ability to use or operate the property or asset to which it relates, (d) any right, interest, Lien for amounts not yet due and payable or title of a licensor, sublicensor, licensee, sublicensee, lessor or sublessor under any non-exclusive license or lease agreement or in the property being licensed or leased, (e) purchase money Liens and Liens securing rental payments under capital lease arrangements, (f) zoning, building codes and other land use Laws regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property which are not violated in any material respect by the current use or occupancy of the real property subject thereto, (g) matters that would be disclosed by an accurate survey or inspection of the real property which do not materially detract from the value or marketability of the property or asset to which it relates or materially impair the ability to use or operate the property or asset to which it relates, (h) Liens arising under workmen’s compensation, unemployment insurance, social security, retirement and similar Laws, (i) pledges and deposits to secure the performance of bids, trade contracts, leases, surety and appeal bonds, performance bonds and other obligations of a similar nature, in each case in the ordinary course of business and (j) licenses of or other grants of rights to use Intellectual Property.
“Person” shall mean an individual, a corporation, a limited liability company, a partnership, a joint venture, a syndicate, an association, a trust or other entity or organization, including any Governmental Authority, and including any successor, by merger or otherwise, of any of the foregoing.
“Personal Data” shall mean information held, stored, collected, transmitted, transferred (including cross-border transfers), disclosed or used by the Company or Parent, as applicable, or their Subsidiaries that can reasonably be used to identify an individual natural person, including name, street address, telephone number, email address, photograph, social security number or tax identification number, driver’s license number, passport number, credit card number, bank information, or biometric identifiers, or any other information defined as “personal data,” “personally identifiable information,” “individually identifiable health information,” “protected health information” or “personal information” under any applicable Law and that is regulated by such Law.
“Plan of Conversion” shall mean the Plan of Conversion dated March 10, 2020, a copy of which has been made available to Parent.
“Plans” shall mean, collectively, each employment, consulting, executive compensation, bonus, deferred compensation, incentive compensation, stock purchase, stock option or other equity-based, retention, change in control, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension or retirement plan, program, agreement or arrangement, and each other fringe or other employee benefit plan, program, agreement or arrangement (including any “employee benefit plan”, within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA), (a) sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any current or former employee, director or independent contractor of the Company or any of its Subsidiaries or (b) pursuant to which the Company or its Subsidiaries has any Liability.

“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date, and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.
“Privacy Laws” shall mean all applicable Laws, rules and industry standards relating to data privacy, data protection and data security (including, as applicable, the General Data Protection Regulation of the European Union).
“Processing” shall mean, with respect to Personal Data, the use, collection, capture, scraping, processing, storage, recording, organization, arrangement, selection, aggregation, adaption, alteration, transfer (including cross-border transfers), retrieval, consultation, disclosure, dissemination, visualization, destruction, instruction, training or other learning of such information or combination of such information.
“Pro Rata Share” shall mean, with respect to any Equityholder, such Equityholder’s ownership interest in the Company as of immediately prior to the Effective Time, determined by dividing (a) the number of issued and outstanding Company Shares held by such Equityholder plus the number of Company Shares subject to any Participating Option held by such Equityholder divided by (b) the total number of Company Shares issued and outstanding plus the total number of Company Shares subject to Participating Options, in each case, immediately prior to the Effective Time.
“R&W Policy” shall mean a representation and warranty insurance policy contemplated to be issued pursuant to the Binder Agreement in favor of Parent and the other named insureds named therein in connection with the transactions contemplated by this Agreement, which policy shall have a coverage amount of no less than $60 million.
“R&W Policy Premium” shall mean the premium, underwriting fees, brokerage fees, legal fees for counsel engaged by the insurer of the R&W Policy, surplus lines tax and any other costs and expenses associated with obtaining the R&W Policy and binding coverage thereunder and set forth in invoice(s) from the insurer or other appropriate documentation in respect thereof.
“Real Property Lease” shall have the meaning set forth in Section 3.13(b).
“Related Party” shall mean, with respect to a particular Person, each past, present and future Affiliate, beneficiary and assign of such Person, any Representative of such Person or Affiliate, any family member of any of the foregoing, and any Affiliate of any of the foregoing.
“Related Party Contract” shall mean any contract between any the Company of any of its Subsidiaries, on the one hand, and any Equityholder or officer or director of the Company or any of its Subsidiaries or any Related Party of such Person, on the other hand.
“Release” shall mean any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal or leaching of any Hazardous Materials into the indoor or outdoor environment.
“Relevant Group” shall mean any affiliated, combined, consolidated, unitary, or similar group.

“Representative Expense Amount” shall mean $250,000.
“Representative’s Expenses” shall have the meaning set forth in Section 2.15(b).
“Representatives” shall mean officers, directors, managers, principals, employees, agents, trustees and other representatives of a particular Person, or who are otherwise acting at the direction of such a Person.
“Required Consents” shall have the meaning set forth in Section 5.05(a).
“Residual Shares” shall have the meaning set forth in Section 7.04(b).
“Restraints” shall have the meaning set forth in Section 6.01(a).
“Rules” shall mean (a) the NACHA Rules and (b) the applicable bylaws, rules, regulations, documentation and manuals promulgated or adopted by a Card Network, in each case, as may be amended or supplemented from time to time.
“SEC” shall have the meaning set forth in Section 4.06.
“Second Certificate of Merger” shall have the meaning set forth in Section 2.03.
“Second Effective Time” shall have the meaning set forth in Section 2.03.
“Second Merger” shall have the meaning set forth in Section 2.01.
“Securities Act” shall mean the Securities Act of 1933, as amended.
“Seller Note” shall mean a subordinated promissory note with an aggregate principal amount of $250,000,000 in the form attached as Exhibit D hereto.
“Seller Note Payment Amount” means the amount of all payments (whether in cash, securities or other property) actually made on the Seller Note, including any payments of principal or interest owing thereunder.
“Seller Note Payment Remainder Amount” means the amount equal to the Seller Note Payment Amount minus the amount of the Deferred Transaction Fee.
“Sellers” shall have the meaning set forth in Section 9.16(b).
“Sherman Act” shall mean the Sherman Antitrust Act of 1890, as amended.
“Software” shall mean all (a) computer programs and other software, including firmware and microcode, and including software implementations of algorithms, heuristics, models and methodologies, whether in source code, object code or other form, including libraries, frameworks, software development kits and tools, application programming interfaces, subroutines and other components thereof, (b) computerized Databases and other computerized compilations and collections of Data or information, (c) screens, user interfaces, command structures, report formats, templates, menus, buttons and icons related to any of the foregoing, (d) descriptions, flow-charts, architectures, development tools and other materials used to design, plan, organize and develop any of the foregoing, and (e) all documentation, including development, diagnostic, support, user and training documentation related to any of the foregoing.
“Solicitor” shall have the meaning set forth in Section 4.06.
“Specified Contracts” shall have the meaning set forth in Section 5.01(q).
“Spreadsheet” shall have the meaning set forth in Section 6.02(q).
“SRS” shall have the meaning set forth in the preamble hereto.
“Stock Consideration” shall mean the aggregate dollar amount of Parent Series H-1 Preferred Stock payable in connection with the First Merger, which shall equal the Adjusted Purchase Price, less the Assumed Option Value, less Cash Merger Consideration, less the aggregate principal amount of the Seller Note, less the Representative Expense Amount.
“Stockholder Consent” shall mean an irrevocable written consent evidencing the adoption of this Agreement and the transactions contemplated hereby by Stockholders holding Company Shares representing at least ninety percent (90%) of the outstanding Company Shares and all of the Company Preferred Stock, in substantially the form set forth in Exhibit H attached hereto.
“Stockholder Escrow Pro Rata Share” shall mean, with respect to any Stockholder, solely with respect to outstanding Company Shares (and not Company Shares underlying Participating Options or Assumed Options) held by such Stockholder, the quotient obtained by dividing (a) the number of outstanding Company Shares (and not Company Shares underlying Participating Options or Assumed Options) held by such Stockholder by (b) the total number of Company Shares (and not Company Shares underlying Participating Options or Assumed Options) issued and outstanding and held by all Stockholders.
“Stockholder Excluded Claims” shall have the meaning set forth in Section 7.04(a).
“Stockholder Notice” shall have the meaning set forth in Section 5.13(b).
“Stockholder Pro Rata Share” shall mean, with respect to any Stockholder, solely with respect to outstanding Company Shares (and not Company Shares underlying Participating Options or Assumed Options) held by such Stockholder, the quotient obtained by dividing (a) the number of outstanding Company Shares held by such Stockholder divided by (b) the total number of Company Shares issued and outstanding plus the total number of Company Shares subject to Participating Options, in each case, immediately prior to the Effective Time.
“Stockholders” shall mean the respective Persons holding capital stock of the Company from time to time entitled to vote on matters pursuant to the Company Charter, including the Key Stockholders.
“Stockholders’ Representative” shall have the meaning set forth in the recitals.

“Stockholders’ Representative Agreement” shall mean that certain Engagement Letter, dated April 6, 2020, by and among the Stockholders’ Representative, the Company and certain of the Stockholders.
“Subsidiary” shall mean with respect to any Person, any corporation, partnership, association, trust or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a partnership, limited liability company, association or other business entity, a majority of the partnership, membership, limited liability, or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a partnership, association or other business entity if such Person or Persons shall be allocated a majority of partnership, association or other business entity gains or losses or shall be or control the managing director, managing member, general partner or other managing Person of such partnership, association or other business entity.
“Support Agreements” shall have the meaning set forth in the recitals.
“Surviving Corporation” shall have the meaning set forth in Section 2.01.
“Surviving Corporation Charter” shall mean the Amended and Restated Certificate of Incorporation of the Surviving Corporation in the form attached as Exhibit C hereto.
“Surviving Corporation Common Shares” shall mean the shares of common stock, $0.0001 par value per share, of the Surviving Corporation.
“Surviving Entity” shall have the meaning set forth in Section 2.01.
“Surviving Entity Charter” shall mean the Certificate of Formation of the Surviving Entity in the form attached as Exhibit B hereto.
“Surviving Entity Interests” shall mean the limited liability company interests of the Surviving Entity.
“Tax Contest” shall have the meaning set forth in Section 3.08(e).
“Tax Law” shall mean any Law relating to Taxes.
“Tax Return” shall mean any return, report, information return or other similar document required to be filed with any Governmental Authority with respect to Taxes, including, without limitation, any claim for refund or amended return.
“Taxes” shall mean all taxes, charges, fees, customs, duties, levies or other similar assessments imposed by any Governmental Authority, including, without limitation, income, gross receipts, premium, windfall profits, environmental, profits, excise, real property, personal property, escheat and unclaimed property, sales, gain, use, license, capital stock, stamp, transfer, franchise, employment, payroll, severance, occupation, disability, withholding, social security, value added, registration, alternative or add-on minimum or base erosion and anti-abuse, estimated, or any other taxes whatsoever, including any interest, penalties, related liabilities or additions attributable thereto whether disputed or not an including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.
“Technology” shall mean any (a) technology, formulae, algorithms, procedures, processes, methods, techniques, systems, know-how, ideas, concepts, creations, inventions and invention disclosures, discoveries, and improvements (whether patentable or unpatentable and whether or not reduced to practice), (b) technical, engineering, manufacturing, product, marketing, servicing, financial, business partner, supplier, customer, personnel, and other information, research, and materials, (c) specifications, designs, models, devices, hardware, prototypes, schematics, manuals and development tools, (d) Software, content, and other works of authorship, (e) Data, (f) Databases, (g) Trade Secrets and (h) tangible embodiments of any of the foregoing, in any form or media whether or not specifically listed in this definition.
“Termination Date” shall have the meaning set forth in Section 8.01(b).
“Third Party Claim” shall have the meaning set forth in Section 7.03(b).
“Top Customer” shall have the meaning set forth in Section 3.24(a).
“Top Vendor” shall have the meaning set forth in Section 3.24(a).
“Trademarks” shall mean unregistered and registered trademarks and service marks, common law trademarks and service marks, trade dress, symbols, logos, trade names, business names, corporate names, product names and other source or business identifiers and the goodwill associated with any of the foregoing, and all registrations thereof and applications therefor and any registrations, applications, renewals and extensions with respect to any of the foregoing.
“Trade Secrets” shall mean information and materials that (a) derive independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use and (b) are the subject of efforts that are reasonable under the circumstances to maintain their secrecy.
“Transaction Expenses” shall mean (a) any and all fees and out-of-pocket costs, expenses and other amounts (including fees and expenses of legal counsel, investment bankers, accountants or other advisors or experts retained by the Company) incurred by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement, including costs and expenses incurred in connection with the negotiation and execution of this Agreement and, for avoidance of doubt, any fees, costs or expenses paid or payable to the Paying Agent pursuant to the Payments Administration Agreement or otherwise in connection with its performance of its obligations or functions contemplated hereby and any fees, costs or expenses paid or payable to the Stockholders’ Representative pursuant to the Stockholders’ Representative Agreement or otherwise in connection with its performance of obligations or functions contemplated hereby as of the Closing (other than the Representative Expense Amount); (b) Change in Control Payments; (c) the cost of the D&O Tail Policy, (d) 50% of any filing fees under the Antitrust Laws; (e) 50% of the R&W Policy Premium; and (f) any Taxes for which the Equityholders are responsible under Section 5.12(b). For the avoidance of doubt,

Transaction Expenses will not include any liabilities included in the calculation of Closing Net Working Capital or any amounts that are included in Closing Indebtedness.
“Transfer Taxes” shall have the meaning set forth in Section 5.12(b).
“Treasury Regulations” shall mean regulations of the U.S. Treasury Department issued pursuant to the Code.
“Unaudited Financial Statements” shall have the meaning set forth in Section 3.05(a).
“Underlying Loan” shall have the meaning set forth in Section 4.25.
“Utah Act” shall mean the Utah Revised Business Corporation Act, Utah Code Section 16-l0A-101 et seq., as amended.
“WARN Act” shall have the meaning set forth in Section 3.15(b).
“Working Capital Escrow Amount” shall have the meaning set forth in Section 2.14(a)(iii).
“Working Capital Shares” shall have the meaning set forth in Section 2.14(a)(iii).
“Working Capital Target” shall mean $3,100,000.
SECTION 1.02    Other Terms. Other terms may be defined elsewhere in the text of this Agreement and, unless otherwise indicated, shall have such meaning throughout this Agreement.
ARTICLE II
THE MERGERS
SECTION 2.01    Mergers. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DGCL, Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same integrated transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity (Merger Sub II, in its capacity as the surviving entity of the Second Merger, is sometimes referred to as the “Surviving Entity”) and all of the assets and liabilities of the Surviving Corporation shall become the assets and liabilities of the Surviving Entity.
SECTION 2.02    Closing. The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Dorsey & Whitney LLP, 111 South Main Street, Suite 2100, Salt Lake City, UT 84111 at 10:00 a.m. (U.S. Pacific Time), or at such other location as may be mutually agreed upon by the parties and may instead be effected by electronic or other transmission of signature pages, as mutually agreed upon, in any case on a date to be specified by the parties hereto, which date shall be no later than the third (3rd) Business Day following the satisfaction or, to the extent permitted, waiver of the conditions set forth in Article VI (other than those conditions that require delivery of a document or certificate or the taking of an action at the Closing, but subject to the satisfaction or, to the extent permitted, waiver of those conditions at the Closing), or on such other date or at such other time or place as Parent and the Company may mutually agree in writing (the day on which the Closing takes place being the “Closing Date”).
SECTION 2.03    Effective Time. As soon as practicable on the Closing Date, the parties hereto shall deliver to the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) in accordance with the relevant provisions of the DGCL any other applicable Law of the State of Delaware. The First Merger shall become effective at the time of filing the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as the parties hereto may agree in writing and as is provided in the Certificate of Merger in accordance with the DGCL. The date and time at which the First Merger shall so become effective is herein referred to as the “Effective Time”. As soon as practicable following the Effective Time and in any case on the same day as the Effective Time, the parties hereto shall deliver to the Secretary of State of the State of Delaware a certificate of merger (the “Second Certificate of Merger”) in accordance with the relevant provisions of the DGCL any other applicable Law of the State of Delaware. The Second Merger shall become effective at the time of filing the Second Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL or at such later time as the parties hereto may agree in writing and as is provided in the Second Certificate of Merger in accordance with the DGCL. The date and time at which the Second Merger shall so become effective is herein referred to as the “Second Effective Time”.
SECTION 2.04    Effects of the Mergers.
(a)    The First Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and, without limiting the foregoing, from and after the Effective Time, (i) the Surviving Corporation shall possess all the rights, privileges, powers and franchises of the Merger Sub and the Company and shall be subject to all liabilities, obligations and penalties of the Merger Sub and the Company except as provided herein, and (ii) the separate existence of the Merger Sub shall cease.
(b)    The Second Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL and, without limiting the foregoing, from and after the Second Effective Time, (i) the Surviving Entity shall possess all the rights, privileges, powers and franchises of the Surviving Corporation and the Surviving Entity and shall be subject to all liabilities, obligations and penalties of the Surviving Corporation and Merger Sub II except as provided herein, and (ii) the separate existence of the Surviving Corporation shall cease.
SECTION 2.05    Certificate of Incorporation and By-laws. Effective upon the Effective Time, (a) the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in the Surviving Corporation Charter, and the Surviving Corporation Charter shall be the certificate of incorporation of the Surviving Corporation unless and until amended in accordance with applicable Law, and (b) the by-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the by-laws of the Surviving Corporation, unless and until amended in accordance with applicable Law. Effective upon the Second Effective Time, (i) the certificate of formation of the Surviving Entity shall be the Surviving Entity Charter, and the Surviving Entity Charter shall be the certificate of formation of the Surviving Entity unless and until amended in accordance with applicable Law, and (ii) the limited liability company agreement of Merger Sub II, as in effect immediately prior to the Second Effective Time, shall be the limited liability company agreement of the Surviving Entity, unless and until amended in accordance with applicable Law.
SECTION 2.06    Directors and Officers. The parties hereto (other than the Stockholders’ Representative) shall take all action necessary so that each of the directors of Merger Sub immediately prior to the Effective Time shall be a director of the Surviving Corporation and each of the officers of Merger Sub immediately prior to the Effective Time shall be an officer of the Surviving Corporation, in each case until his or her successor is duly elected or appointed and qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Entity’s certificate of incorporation and by-laws. The parties hereto (other than the Stockholders’ Representative) shall take all action necessary so that each of the directors of Merger Sub II immediately prior to the Second Effective Time shall be a director of the Surviving Entity and each of the officers of Merger Sub II immediately prior to the Second Effective Time shall be an officer of the Surviving Entity, in each case until his or her successor is duly elected or appointed and qualified, or until his or her earlier death, resignation or removal in accordance with the Surviving Entity’s certificate of incorporation and by-laws.
SECTION 2.07    Conversion of Company Shares.
(a)    At the Effective Time, each Company Share (other than the Company Shares to be cancelled pursuant to Section 2.07(b) and Dissenting Shares) shall, by virtue of the First Merger and without any action on the part of the Company or Merger Sub or the holders of any securities of the Company or Merger Sub, be converted into and thereafter evidence the right to receive the applicable number or amount of shares of Parent Series H-1 Preferred Stock, payments due under the Seller Note and cash. Each Company Share that is owned by an Accredited Stockholder shall be converted into and thereafter evidence the right to receive the applicable number or amount of shares of Parent Series H-1 Preferred Stock, payments due under the Seller Note and/or cash. The number of shares of Parent Series H-1 Preferred Stock into which each Company Share owned by an Accredited Stockholder is converted shall be equal to the quotient obtained by dividing the Per Share Parent Stock Consideration by the Parent Stock Price. No fractional shares of Parent Series H-1 Preferred Stock will be issued hereunder, and each Accredited Stockholder will receive, in lieu of any fractional share of Parent Series H-1 Preferred Stock that such Accredited Stockholder would otherwise receive pursuant to this Agreement, an amount of cash equal to the product of such fractional share of Parent Series H-1 Preferred Stock and the Parent Stock Price (such amount, the “Fractional Cash Amount”). The amount of cash into which each Company Share owned by an Accredited Stockholder is converted shall be equal to the Accredited Stockholder Per Share Cash Consideration, and the original principal amount of the Seller Note into which each Company Share owned by an Accredited Stockholder is converted shall be equal to the Accredited Stockholder Per Share Note Amount. Each Company Share that is owned by a Non-Accredited Stockholder shall be converted into and thereafter evidence the right to receive payments due under the Seller Note and cash. The amount of cash into which each Company Share owned by a Non-Accredited Stockholder is converted shall equal the Non-Stock Per Share Cash Consideration, and the original principal amount of the Seller Note into which each Company Share owned by a Non-Accredited Stockholder is converted shall be equal to the Non-Stock Per Share Note Amount. At the

Effective Time, each such Company Share shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of such Company Share shall cease to have any rights with respect thereto, except the right to receive the Per Share Merger Consideration, in Parent Series H-1 Preferred Stock, the Seller Note and/or in cash as set forth in this Section 2.07(a), and such holder’s right to receive its Stockholder Escrow Pro Rata Share of the Escrow Amount and the Working Capital Escrow Amount and its Stockholder Pro Rata Share of the Representative Expense Amount, subject to the terms and conditions set forth in Section 2.14(b).
(b)    At the Effective Time, each Company Share held in the treasury of the Company, or by any of its Subsidiaries, immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.
(c)    The fair market value of the Parent Series H-1 Preferred Stock provided in the Mergers (as determined using the Parent Stock Price) shall equal or exceed forty percent (40%) of the fair market value of the Merger Consideration received or deemed received by Stockholders in exchange for their Company Shares pursuant to the Mergers (including amounts that (i) may be payable to Dissenting Stockholders and (ii) Fractional Cash Amounts), treating the contingent right of each Stockholder to receive portions of the Escrow Amount, the Working Capital Escrow Amount, and the Representative Expense Amount as having a value equal to the Stockholder’s proportionate share of such amounts, as provided herein), and treating the Seller Note as having a fair market value equal to its original principal face amount. If the preceding sentence would not be true as of the Effective Time based on the Stock Consideration and Cash Merger Consideration as defined in Section 1.01 (without reference to modification under this Section 2.07(c)), the Stock Consideration shall be increased, and the Cash Merger Consideration shall be reduced, by the minimum dollar amount necessary to cause the preceding sentence to be true.
SECTION 2.08    Stock Options.
(a)    Participating Options. Each Participating Option that is outstanding and unexercised as of immediately prior to the Effective Time shall terminate and be cancelled at the Effective Time and each Optionholder shall be entitled to receive from Parent or the Surviving Corporation in settlement of each such Option (i) cash in an amount equal to the product of (A) Non-Stock Per Share Cash Consideration minus the exercise price per share of such Participating Option multiplied by (B) the number of Shares subject to such Participating Option, and (ii) original principal amount of the Seller Note in an amount equal to the product of (C) the Non-Stock Per Share Note Amount multiplied by (D) the number of Shares subject to such Participating Option.
(b)    At the Effective Time, each then outstanding and unexercised Assumed Option shall, by virtue of the First Merger, be assumed by Parent and shall cease to represent a right to acquire shares of Company Common Stock and shall be converted into an option to purchase a number of shares of Parent Common Stock in an amount, at an exercise price and subject to such terms and conditions as provided below. Each such Assumed Option so converted shall be subject to, and shall become exercisable and vested upon, substantially the same the terms and conditions that are currently applicable to such Option, except that (i) each Assumed Option shall be exercisable for, and represent the right to acquire, that number of shares of Parent Common Stock (rounded down to the nearest whole number of shares of Parent Common Stock) equal to (A) the number of shares of Company Common Stock subject to such Assumed Option immediately prior to the Effective Time multiplied by (B) the

Conversion Ratio, and (ii) the exercise price per share of Parent Common Stock subject to each Assumed Option shall be an amount (rounded up to the nearest whole cent) equal to (A) the exercise price per share of such Assumed Option in effect immediately prior to the Effective Time divided by (B) the Conversion Ratio. The exercise price of each Assumed Option, the number of shares of Parent Common Stock issuable pursuant to each Assumed Option and the terms and conditions of each Assumed Option shall in all events be determined in compliance with Section 409A of the Code, and in the case of any Assumed Option that qualifies as an “incentive stock option” within the meaning of Section 422 of the Code, Section 424(a) of the Code. It is the intent of the parties that each Assumed Option that, prior to the Effective Time, qualified as an incentive stock option under the Code shall, from and after the Effective Time, continue to be treated as an incentive stock option to the extent permitted under the Code.
(c)    At the Effective Time, Parent shall assume each Company Option Plan solely to the extent necessary to administer the Assumed Options.
SECTION 2.09    Conversion of Common Stock of Merger Sub; Conversion of Common Stock of Surviving Corporation.
(a)    At the Effective Time, all shares of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the First Merger and without any action on the part of the holder thereof, be converted into and thereafter evidence in the aggregate one (1) Surviving Corporation Common Share. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time, when converted in accordance with this Section 2.09, shall no longer be outstanding, shall automatically be cancelled and shall cease to exist.
(b)    At the Second Effective Time, each Surviving Corporation Common Share issued and outstanding immediately prior to the Second Effective Time shall, by virtue of the Second Merger and without any action on the part of the holder thereof, be converted into and thereafter evidence in the aggregate one (1) Surviving Entity Interest.
SECTION 2.10    Closing Adjustments.
(a)    Within sixty (60) calendar days after the Closing, Parent will calculate the Cash Merger Consideration as of the Adjustment Time and will send its calculations (which shall include calculations of each component of Cash Merger Consideration) to the Stockholders’ Representative in writing, along with reasonable supporting details. Parent will make available to the Stockholders’ Representative and its auditors, employees and advisors all records and work papers used in calculating the Cash Merger Consideration and Parent’s employees and representatives who prepared such calculation, and will otherwise reasonably cooperate with Stockholders’ Representative in its review of the same. If the Stockholders’ Representative disagrees with Parent’s calculation of the Cash Merger Consideration, the Stockholders’ Representative may, within thirty (30) calendar days after receipt of Parent’s written statement, deliver a written notice to Parent setting forth in reasonable detail Stockholders’ Representative’s objections to Parent’s calculation of the Cash Merger Consideration. Any such notice of disagreement shall specify those items or amounts as to which Stockholders’ Representative disagrees. If the Stockholders’ Representative does not deliver any such written notice to Parent within thirty (30) calendar days after Parent delivers its calculations of Cash Merger Consideration to the Stockholders’ Representative, the Stockholders’ Representative shall be deemed to have accepted Parent’s calculations. If written notice of disagreement shall have been delivered by the Stockholders’ Representative in accordance with this Section 2.10(a), Parent and the Stockholders’ Representative shall, during the thirty (30) calendar days following such delivery, use their commercially reasonable efforts to reach agreement on the disputed items or amounts in order to determine the Cash Merger Consideration as of the Adjustment Time. If, during such period, Parent and Stockholders’ Representative are unable to reach agreement on the disputed items or amounts, then either Parent or Stockholders’ Representative may submit the disputed items or amounts to BDO USA LLP or, if BDO USA LLP is unable to serve, Parent and Stockholders’ Representative shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants (as applicable, the “Independent Accounting Firm”), which shall be retained jointly by Parent and the Stockholders’ Representative to resolve any disputes between Parent and the Stockholders’ Representative over such disputed items, (and only such disputed items or amounts), consistent with the definitions thereof; provided, that in no event shall the Independent Accounting Firm’s determination of any disputed amount be greater than the highest amount proposed by either Stockholders’ Representative or Parent for the disputed amount, or lower than the lowest amount proposed by either Stockholders’ Representative or Parent for the disputed amount. The determination(s) of the Independent Accounting Firm shall be final and binding on Parent and Stockholders’ Representative absent manifest error. The fees and expenses of the Independent Accounting Firm shall be borne by Stockholders’ Representative (on behalf of the Equityholders) and Parent in proportion to the relative amounts by which their respective calculations of any disputed amounts, in the aggregate, differ from the Independent Accounting Firm’s determination as contemplated by this provision. The Cash Merger Consideration as of the Adjustment Time as finally determined pursuant to this Section 2.10(a) is referred to as the “Actual Cash Merger Consideration”.
(b)    If the Actual Cash Merger Consideration exceeds the Effective Time Cash Merger Consideration, then Parent will pay to the Paying Agent (for further distribution to the Equityholders) the amount by which the Actual Cash Merger Consideration exceeds the Effective Time Cash Merger Consideration in cash by wire transfer of immediately available funds (to an account specified in writing by Paying Agent) within five (5) Business Days after determination of the Actual Cash Merger Consideration; provided, however, that amounts otherwise payable to the Paying Agent pursuant to this sentence shall not be paid to the extent (and only to the extent) that the distribution of such payment to Equityholders would cause the first sentence of Section 2.07(c) to be untrue. If the Effective Time Cash Merger Consideration exceeds the Actual Cash Merger Consideration, then Parent and Stockholders’ Representative shall direct the Escrow Agent to release from the Escrow Account a number of Working Capital Shares having a value equal, assuming that the value of each such Working Capital Share is equal to the Parent Stock Price, to the amount by which the Effective Time Cash Merger Consideration exceeds the Actual Cash Merger Consideration to Parent within five (5) Business Days after determination with any remaining Working Capital Shares in the Escrow Account to be simultaneously released to the Stockholders (subject to Section 2.14(c)(i)) in accordance with their respective Stockholder Escrow Pro Rata Shares. In the event that the full amount by which the Effective Time Cash Merger Consideration exceeds the Actual Cash Merger Consideration (such amount, the “Excess Amount”) is greater than the Working Capital Escrow Amount (the difference between the Working Capital Escrow Amount and the Excess Amount, being the “Adjustment Funds Shortfall”), Parent shall be entitled to recover such Adjustment Funds Shortfall from the Escrow Amount held by the Escrow Agent.

(c)    Any payment made with respect to adjustments made pursuant to this Section 2.10 shall be deemed to be, and each of the Company and Parent shall treat such payments as, an adjustment to Merger Consideration for U.S. federal, state and local income Tax purposes.
SECTION 2.11    Tax Treatment and Cooperation. It is intended by the parties hereto that the Mergers constitute a reorganization within the meaning of Section 368(a) of the Code. Each of the parties hereto adopts this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Both prior to and after the Closing, each party’s books and records shall be maintained, and all federal, state and local income Tax Returns and schedules thereto of the parties hereto shall be filed, in a manner consistent with the Mergers constituting a reorganization described in Section 368(a) of the Code (and comparable provisions of any applicable Laws), except to the extent the Mergers are determined in a final administrative or judicial decision not to qualify as such a reorganization. Each of the Company, Parent, Merger Sub and Merger Sub II (and the officers thereof) shall reasonably cooperate with the Company and Parent and their respective legal counsel to provide any information reasonably necessary in order for such legal counsel to provide an opinion, dated the Closing Date, to the Company and Parent, respectively, to the effect that the Mergers should be treated as a reorganization described in Section 368(a) of the Code and the Treasury Regulations promulgated thereunder. Such cooperation shall include the execution and delivery to the Company’s and Parent’s legal counsel of customary tax representation letters or certificates of such officers and at such time or times as may be reasonably requested by the applicable legal counsel, in connection with its delivery of such opinions.
SECTION 2.12    Withholding Taxes. Parent, Merger Sub, and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable pursuant to this Agreement to holders of Company Shares or Options such amounts as are required to be deducted and withheld under the Code or any applicable provision of Tax Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares or Options in respect of which such deduction and withholding was made.
SECTION 2.13    Closing of the Company’s Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation or the Surviving Entity for transfer, they shall be cancelled and exchanged as provided for in this Agreement.
SECTION 2.14    Payment of Merger Consideration and Other Payments.
(a)    The aggregate consideration to be paid by Parent with respect to the Company Shares and Participating Options shall be as set forth in this Section 2.14. For the avoidance of doubt, the parties agree and acknowledge that the Merger Consideration shall be paid by Parent with a combination of Parent Series H-1 Preferred Stock, payments due under the Seller Note and cash payments made pursuant to Section 2.07(a) and Section 2.08(a). At the Closing, Parent will make (or cause to be made) the following payments:
(i)    Payment of Company Shares. Subject to compliance with Section 2.14(b), to each holder of Company Shares that delivers to the Paying Agent a properly completed and duly executed Letter of Transmittal, an amount equal to such Stockholder’s Merger Consideration in respect of each Company Share held by such Stockholder, payable in the applicable number or amount of shares of Parent Series H-1 Preferred Stock, evidence of the applicable portion of the Seller Note and/or in cash as set forth in Section 2.07(a), with the aggregate amount of cash payable to all Stockholders under this Section 2.14(a)(i) (whether or not such Stockholders have delivered a Letter of Transmittal to the Paying Agent) being deposited by Parent with the Paying Agent (for further distribution to the Stockholders in accordance with instructions provided to the Paying Agent in the Letter of Transmittal).
(ii)    Participating Options. To the Company, or a payroll agent designated by the Company, for the Optionholders that have delivered to the Company a duly executed Option Cancellation Agreement, an amount equal to the aggregate cash payable to such Optionholders in respect of their Participating Options pursuant to Section 2.08(a) and to the Stockholders’ Representative evidence of the applicable portion of the Seller Note as set forth in Section 2.08(a) with respect to each Optionholder. The Surviving Corporation or the Surviving Entity shall deliver, or cause to be delivered, to each Optionholder the amount of cash to which such Optionholder is entitled as provided in Section 2.08(a) as promptly as practicable after the Effective Time.
(iii)    Working Capital Escrow Amount. To the Escrow Agent, stock certificates or an electronic record representing 19,434 shares of Parent Series H-1 Preferred Stock (the “Working Capital Escrow Amount”), which shares (the “Working Capital Shares”) shall be held by the Escrow Agent in an escrow account (the “Escrow Account”) and used only to pay the payment obligations of the Equityholders pursuant to Section 2.10(b).
(iv)    Escrow Amount. To the Escrow Agent, stock certificates or an electronic record representing 777,393 shares of Parent Series H-1 Preferred Stock (the “Escrow Amount”), which shares shall be held in the Escrow Account by the Escrow Agent and used only to pay any indemnification obligations of the Equityholders pursuant to Section 7.02.
(v)    Representative Expense Amount. To the Stockholders’ Representative, an amount equal to the Representative Expense Amount by wire transfer of immediately available funds to a segregated account designated by the Stockholders’ Representative.
(vi)    Accredited Investor Certifications. The Company shall request (with a copy for completion) and use commercially reasonable efforts to secure delivery of Accredited Investor Certifications from all Equityholders who the Company reasonably believes (or that Parent indicates that it reasonably believes) to be an Accredited Investor and shall deliver all Accredited Investor Certifications that it has obtained as a result of such efforts or otherwise to be delivered to Parent no less than five (5) Business Days prior to the Closing Date.
(vii)    Spreadsheet. The Company shall prepare and deliver to Parent and the Paying Agent for their review (with a copy to the Stockholders’ Representative) no less than five (5) Business Days prior to the Closing Date the proposed Spreadsheet.
(b)    Exchange Procedures. Prior to the Effective Time, the Company shall deliver or mail a letter of transmittal, substantially in the form of Exhibit E attached hereto (the “Letter of

Transmittal”) to each holder of Company Shares. Following the Effective Time, each Stockholder submitting a duly completed and validly executed Letter of Transmittal submitted to the Paying Agent (and delivery of copies thereof to Parent as provided below), provided further that Parent shall not have reasonably objected to any such materials proposed to be accepted for payment by the Paying Agent, such Stockholder shall be entitled to receive, subject to the terms and conditions hereof, the Per Share Merger Consideration, payable in Parent Series H-1 Preferred Stock, the Seller Note and/or in cash as set forth in Section 2.07(a) (after giving effect to any required Tax withholdings as provided in Section 2.12) and such Stockholder’s right to receive its Stockholder Escrow Pro Rata Share of the Escrow Amount and the Working Capital Escrow Amount and its Stockholder Pro Rata Share of the Representative Expense Amount, as provided herein and in the Escrow Agreement, as applicable, as such amount may be reduced pursuant to the terms of this Agreement and the Escrow Agreement, as applicable, for each Company Share represented by such Certificate or Certificates cancelled in connection with the submission of a duly completed and validly executed Letter of Transmittal. Company shall cause Paying Agent to deliver to Parent prior to Closing a copy of each duly completed and validly executed Letter of Transmittal, promptly upon receipt by Paying Agent or Company (whichever occurs first), and Company shall cause the Paying Agent prior to Closing to provide Parent a reasonable opportunity to review such materials prior to acceptance for payment by the Paying Agent. Until surrendered as contemplated by this Section 2.14(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Merger Consideration, payable in Parent Series H-1 Preferred Stock, the Seller Note and/or in cash as set forth in Section 2.07(a), and the right to receive the applicable Stockholder Escrow Pro Rata Share of the Escrow Amount and the Working Capital Escrow Amount and the applicable Stockholder Pro Rata Share of the Representative Expense Amount, as provided herein and in the Escrow Agreement, as applicable. No interest will be paid or will accrue on the cash payable upon surrender of any Certificate.
(c)    Retention of Amounts. Notwithstanding any contrary provision set forth in this Agreement, no Equityholder shall be entitled to receive that portion of the Merger Consideration represented by such Equityholder’s applicable share of the Working Capital Escrow Amount, the Escrow Amount or the Representative Expense Amount until such time as such amount (or any portion thereof), if any, is distributed to such Equityholder pursuant to the terms and conditions of this Agreement or the Escrow Agreement, as applicable. The adoption of this Agreement and the approval of the Mergers as evidenced by the Stockholder Consent shall constitute approval by all of the holders of Company Shares of the Escrow Agreement and of all of the arrangements relating thereto, including, without limitation, the placement of the Working Capital Escrow Amount and the Escrow Amount in escrow.
(i)    Following the delivery by the Escrow Agent of any applicable stock certificates or electronic records representing (A) any portion of the Residual Shares released from the Escrow Account pursuant to the Escrow Agreement and Section 7.04(b), or (B) any portion of the Working Capital Shares released from the Escrow Account pursuant to the Escrow Agreement and Section 2.10(b), to Parent for cancellation, together with instructions for distribution provided by the Stockholders’ Representative, Parent shall distribute, pay or cause to be transferred, distributed or paid to each Stockholder that has submitted a duly completed and executed Letter of Transmittal to the Paying Agent, such Stockholder’s Stockholder Escrow Pro Rata Share of the total Residual Shares or Working Capital Shares released, as applicable; provided, that notwithstanding anything to the contrary in this agreement, any Residual Shares or Working Capital Shares, as applicable, otherwise payable to any Non-

Accredited Stockholder under this Agreement shall be paid to Foundation Capital, L.L.C., and upon receipt of such Residual Shares or Working Capital Shares, as applicable, Foundation Capital, L.L.C. shall pay such Non-Accredited Stockholder the value of such Residual Shares or Working Capital Shares, as applicable, in immediately available funds, with the value of each Residual Share or Working Capital Share being equal to the Parent Stock Price. Parent and the Stockholders’ Representative shall cooperate to ensure that the Residual Shares or Working Capital Shares so released are as promptly as practicable delivered to, and/or registered in Parent’s stock records in the name of, the Stockholders in accordance with their respective Stockholder Escrow Pro Rata Shares (reduced with respect to any Stockholders by any shares previously released from the Escrow Account in connection with claims against such Stockholder). In lieu of issuing any fractional Residual Shares or Working Capital Shares, Parent shall cancel such fractional shares and pay to the Paying Agent any Fractional Cash Amounts associated with such fractional shares for further distribution to the Stockholders as applicable.
(ii)    Promptly following the Paying Agent receiving any portion of the Representative Expense Amount released by the Stockholders’ Representative, in each case, for further distribution to the Stockholders, the Paying Agent shall distribute, pay or cause to be distributed or paid to each Stockholder that has submitted a duly completed and executed Letter of Transmittal to the Paying Agent, such Stockholder’s Stockholder Pro Rata Share of the total portion of the Representative Expense Amount released by the Stockholders’ Representative, as applicable.
(iii)    No later than concurrently with the first ordinary course payroll of the Surviving Entity that occurs at least two (2) Business Days following the release of any portion of the Representative Expense Amount released by the Stockholders’ Representative, as applicable, Parent shall cause the Surviving Entity to deliver or cause to be delivered, through payroll agent designated by the Surviving Entity, to each Optionholder, such Optionholder’s Optionholder Pro Rata Share of the total portion of the Representative Expense Amount released by the Stockholders’ Representative.
(d)    Any portion of funds held by the Paying Agent which have not been delivered to any Stockholders pursuant to Section 2.14(a)(i) within twelve (12) months after the Closing shall promptly be paid to Parent, and thereafter each Stockholder who has not theretofore complied with the exchange procedures set forth in and contemplated by Section 2.14(b) with respect to such Stockholder’s Company Shares shall look only to Parent (notwithstanding any abandoned property, escheat and similar Laws) for its claim, only as a general unsecured creditor thereof, with respect to such Stockholder’s portion of the Merger Consideration payable in respect of such Company Shares.
(e)    Payments on Seller Note. The Seller Note Payment Remainder Amount shall be delivered by Parent to the Paying Agent for further payment to the Equityholders in proportion to their applicable Note Pro Rata Shares; provided that the Paying Agent may cause any such payments to be delivered to a payroll company designated by the Surviving Entity for further payment to the Optionholders as applicable. The Deferred Transaction Fee shall be delivered by Parent to the Paying Agent for further payment to Qatalyst Partners LLC. The Company and each Equityholder acknowledge that payments under the Seller Note will be reduced by the Deferred Transaction Fee.

Parent and the Stockholder Representative shall discuss with Qatalyst Partners LLC the calculation of the Deferred Transaction Fee in connection with payment thereof.
SECTION 2.15    Stockholders’ Representative.
(a)    Appointment. By voting in favor of the adoption of this Agreement, the approval of this Agreement and the Mergers by the requisite vote of the Equityholders, and the consummation of the Mergers or participating in the Mergers and receiving the benefits thereof, including the right to receive the consideration payable in connection with the Mergers, the Equityholders’ Representative shall be deemed to have been irrevocably appointed, and is hereby irrevocably appointed, by each Equityholder to act as the representative, agent and attorney-in-fact for the Equityholders for all purposes in connection with this Agreement and the agreements ancillary hereto, including with respect to all post-Closing matters requiring any action or decision by the Equityholders, and the Stockholders’ Representative shall thereupon be authorized to (i) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement, the Escrow Agreement and any other Additional Agreements, (ii) serve as the named party with respect to any such claims on behalf of each of the Equityholders, (iii) give and receive on behalf of the Equityholders any and all notices and documents from or to any Equityholder hereunder or under this Agreement and any Additional Agreement, (iv) grant any consent, approval or waiver on behalf of the Equityholders under this Agreement and any Additional Agreement, (v) pay amounts from the Representative Expense Amount in connection with this Agreement and enforcement of rights hereunder, and (vi) make all other elections or decisions contemplated by this Agreement and any Additional Agreement. Each Equityholder does hereby give and grant unto the Stockholders’ Representative the power and authority to do and perform each such act and thing whatsoever that the Equityholders may or are required to do pursuant to this Agreement and all Additional Agreements, and to amend, modify or supplement any of the foregoing in each such Equityholder’s name, place and stead, as if such Equityholder had personally done such act, and SRS as the Stockholders’ Representative hereby accepts such appointment. The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of any Equityholder shall not terminate such appointment or the authority and agency of the Stockholders’ Representative. The power-of-attorney granted in this Section 2.15 is coupled with an interest and is irrevocable.
(b)    The Stockholders’ Representative will incur no liability of any kind to the Equityholders with respect to any action or omission by the Stockholders’ Representative in connection with the Stockholders’ Representative’s services pursuant to this Agreement, the Stockholders’ Representative Agreement and any other Additional Agreements, except in the event of liability directly resulting from the Stockholders’ Representative’s gross negligence or willful misconduct. The Stockholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Equityholders will indemnify, defend and hold harmless the Stockholders’ Representative from and against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative’s Expenses”) arising out of or in connection with the Stockholders’ Representative’s execution and performance of this Agreement and any Additional Agreements, in each case as such Representative’s Expense is suffered or incurred; provided, that in the event that any such Representative’s Expense is finally adjudicated to have been directly caused by the gross negligence or willful misconduct of the Stockholders’ Representative, the Stockholders’ Representative will reimburse the Equityholders the amount of such indemnified Representative’s Expense to the extent attributable to such gross negligence or willful misconduct. If not paid directly to the Stockholders’ Representative by the Equityholders, any such Representative’s Expenses may be recovered by the Stockholders’ Representative from (i) the Representative Expense Amount, or (ii) in the event that the Representative Expense Amount has been exhausted, portions of the Escrow Amount paid to the Stockholders’ Representative that otherwise would be distributable to the Equityholders; provided, that while this section allows the Stockholders’ Representative to be paid from the aforementioned sources of funds, this does not relieve the Equityholders from their obligation to promptly pay such Representative’s Expenses as they are suffered or incurred, nor does it prevent the Stockholders’ Representative from seeking any remedies available to it at law or otherwise. In no event will the Stockholders’ Representative be required to advance its own funds on behalf of the Equityholders or otherwise. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Equityholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Stockholders’ Representative under this section. The foregoing indemnities will survive the Closing, the resignation or removal of the Stockholders’ Representative or the termination of this Agreement.
(c)    Representative Expense Amount. Upon the Closing, Parent will wire the Representative Expense Amount to the Stockholders’ Representative, which will be used for the purposes of paying directly, or reimbursing the Stockholders’ Representative for, any third party expenses pursuant to this Agreement and any Additional Agreements. The Equityholders will not receive any interest or earnings on the Representative Expense Amount and irrevocably transfer and assign to the Stockholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Representative will not be liable for any loss of principal of the Representative Expense Amount other than as a result of its gross negligence or willful misconduct. The Stockholders’ Representative will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Representative’s responsibilities, the Stockholders’ Representative will deliver any remaining balance of the Representative Expense Amount to the Paying Agent or the Surviving Entity, as applicable, for further distribution to the Equityholders. For Tax purposes, the Representative Expense Amount will be treated as having been received and voluntarily set aside by the Equityholders at the time of Closing.
(d)    Reliance. Each party hereto shall be entitled to rely exclusively upon any communication given or other action taken by the Stockholders’ Representative on behalf of the Equityholders pursuant to this Agreement, and shall not be liable for any action taken or not taken in good faith reliance on a communication or other instruction from the Stockholders’ Representative on behalf of the Equityholders.
(e)    Resignation and Replacement. The Stockholders’ Representative may resign at any time by giving written notice to the parties. The Stockholders’ Representative may be discharged, and replaced by another Person to act as such Stockholders’ Representative successor, by an instrument in writing signed by a majority in economic interest of the Equityholders (or their successors in interest).
(f)    Additional Limitation. Notwithstanding the foregoing, the Stockholders’ Representative, each Equityholder, the Company and Parent expressly acknowledge that the Stockholders’ Representative shall have no authority or responsibility to act on behalf of any

Equityholder in connection with any claim, action or proceeding initiated against such Equityholder pursuant to a breach by such Equityholder of such Equityholder’s individual representations, warranties or covenants made in any Letter of Transmittal or otherwise in connection with the transactions contemplated by this Agreement.
SECTION 2.16    Dissenting Shares.
(a)    Notwithstanding anything in this Agreement to the contrary, Company Shares that are issued and outstanding immediately prior to the Effective Time and are held by Stockholders who have not voted in favor of the Mergers, consented thereto in writing, or otherwise contractually waived their rights to appraisal and who have complied with all of the relevant provisions of the DGCL with respect to appraisal rights (the “Dissenting Shares,” and the holders thereof the “Dissenting Stockholders”) shall not be converted into or be exchangeable for the right to receive the applicable portion of Merger Consideration and such other payments, in each case, in accordance with this Agreement, unless and until such Stockholders shall have failed to perfect or establish such Dissenting Stockholder’s entitlement to appraisal rights under the DGCL, or shall have effectively withdrawn or lost their rights to appraisal under the DGCL. Prior to Closing, the Company shall give Parent (i) prompt (and, in any event, within one (1) Business Day) notice of any demands for appraisal of any Company Shares, attempted withdrawals of such demands and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders’ rights of appraisal, and (ii) upon request thereafter by Parent, the right to control and direct all negotiations and Legal Proceedings with respect to demands for appraisal under the DGCL. Neither the Company, nor the Surviving Corporation, nor the Surviving Entity shall, except with the prior written consent of Parent, negotiate or voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Stockholder shall fail to perfect or establish such Dissenting Stockholder’s entitlement to appraisal rights under the DGCL or shall have effectively withdrawn or lost the right to dissent, then (A) as of the occurrence of such event, such holder’s Dissenting Shares shall cease to be Dissenting Shares and (if such event occurs after Closing) shall be converted into and represent the right to receive the Per Share Merger Consideration applicable to such shares, payable in Parent Series H-1 Preferred Stock, the Seller Note and/or in cash as set forth in Section 2.07(a), together with the applicable Stockholder Escrow Pro Rata Share of each of the Escrow Amount and the Working Capital Escrow Amount and the applicable Stockholder Pro Rata Share of the Representative Expense Amount, that thereafter may be disbursed in favor of the Stockholders pursuant to Section 2.14 and (B) promptly following the occurrence of such event (if such event occurs after the Closing), Parent shall remit to the Paying Agent (for further distribution to such holder), the amount contemplated by the foregoing clause (A) to which such holder is entitled.
(b)    From and after the Effective Time, no Stockholder who has properly exercised and perfected appraisal rights pursuant to the DGCL shall be entitled to vote his, her, or its Company Shares for any purpose or receive payment of dividends or other distributions with respect to his, her, or its Company Shares.
(c)    Notwithstanding anything in this Agreement to the contrary, (i) Parent shall not be required to remit to the Paying Agent, the Surviving Entity, the Escrow Agent, or any holder of Company Shares any amount payable pursuant to this Agreement (other than Section 2.16(a)) or the Escrow Agreement to the extent such amount would otherwise be payable in respect of Dissenting Share(s), (ii) the Paying Agent shall not remit any amount to any Dissenting Stockholder or otherwise which has not yet complied with the conditions in this Agreement with respect to such Stockholder’s receipt of the Merger Consideration, and (iii) any amount that would otherwise be payable under this Agreement (other than under Section 2.16(a)) or the Escrow Agreement to any Stockholder that has not yet complied with the conditions in this Agreement with respect to its receipt of the Merger Consideration shall be released to and held by the Paying Agent or (in the case of a Dissenting Share) Parent; provided, however, that subject to the provisions of this Article II, such Stockholder will be entitled to receive such amount (without interest) upon such Stockholder complying with the conditions to its receipt of the Merger Consideration.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except to the extent expressly disclosed in the corresponding section of the Company Disclosure Schedule, the Company hereby represents and warrants to Parent, Merger Sub, and Merger Sub II, as of the date hereof and as of the Closing Date, as follows:
SECTION 3.01    Organization. The Company and each of its Subsidiaries is duly organized, validly existing and in good standing (or equivalent status) under the Laws of the jurisdiction of its incorporation or organization and has requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority necessary to own, lease and operate its properties, rights or assets and to carry on its business as now being conducted. The Company and each of its Subsidiaries is duly qualified and/or licensed to do business and is in good standing (or equivalent status) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties, rights or assets makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified and/or licensed to do business and in good standing (or equivalent status) would not reasonably be expected to have a Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company Charter, the Certificate of Conversion and all other Organizational Documents of the Company and each of its Subsidiaries.
SECTION 3.02    Capitalization.
(a)    As of the date of this Agreement, the authorized capital stock of the Company consists of 25,000,000 shares of Company Common Stock, of which 18,245,164 shares are issued and outstanding as of the date hereof, and 379,857 shares of Company Preferred Stock, of which 299,887 shares are issued and outstanding as of the date hereof. No more than 200,000 shares of Company Common Stock and Preferred Stock are issued and outstanding and held by Non-Accredited Stockholders. The authorized capital stock of the Company, together with a true, correct and complete list of all of the outstanding Equity Interests of the Company, whether each Equityholder is, to the actual knowledge of the Company (without due inquiry), a Non-Accredited Stockholder, and the address of each Equityholder’s respective residence or principal place of business as shown in the records of the Company, as applicable, is as set forth on Schedule 3.02(a) of the Company Disclosure Schedule (the “Capitalization Schedule”). All of the issued and outstanding Equity Interests of the Company are owned beneficially and of record as set forth on the Capitalization Schedule, free and clear of all Liens other than Liens under the Securities Act and applicable state securities Laws. All of the issued and outstanding Equity Interests of the Company have been duly authorized, were issued in compliance with applicable Law, and are validly issued, fully paid and nonassessable, and were not issued in violation of any preemptive rights of any current or former holder of Equity Interests of the Company, or any Contract to which the Company, any of its Subsidiaries or any Equityholder is or was a party. Except as set forth on the Capitalization Schedule, there are no outstanding or authorized (i) shares of capital stock or other Equity Interests of the Company, (ii) convertible or exchangeable securities or commitments of any character, contingent or otherwise, whatsoever, relating to the capital stock of, or other Equity Interest in, the Company, (iii) outstanding or authorized subscriptions, options, warrants, puts, calls, preemptive or other rights (including any conversion rights or rights of exchange), agreements, arrangements, restrictive or commitments of any kind relating to the issuance, sale, delivery, transfer, redemption, purchase, repurchase, conversion or exchange of any shares of capital stock of any class or other Equity Interests of the Company, (iv) stock appreciation, phantom stock, profit participation or similar rights with respect to the Company’s Equity Interest, or (v) irrevocable proxies, membership interest holder agreements, voting agreements or trusts or other Contracts (including Contracts imposing transfer restrictions) with respect to any Equity Interests of the Company or to otherwise provide funds to or make any investment (in the form of a loan, capital contribution or otherwise) in the Company or any other Person or that give any Person the right to receive any payment based on the value of any Equity Interests of the Company’s Subsidiaries. Neither the Company has, nor has the Company entered into any contract with respect to, any Indebtedness, the lenders of which have any rights (including voting, governance, or veto rights) typically reserved for holders of Equity Interests.
(b)    Except as set forth in Schedule 3.02(b)(i) of the Company Disclosure Schedule, there are no agreements to register any securities or sales or resales thereof under the federal or state securities Laws. Except for this Agreement, the Stockholders’ Agreement or as set forth on Schedule 3.02(b)(ii) of the Company Disclosure Schedule, the Company and its Subsidiaries are not, and none of the Equityholders is a party to or otherwise bound by, any stockholders’ agreement, option, warrant, purchase right or other Contract that could require any Equityholder to sell, transfer or otherwise dispose of any Company Shares or any other Equity Interests of any of the Company or any of its Subsidiaries or which otherwise relates to the sale, transfer or other disposal of any Equity Interests of any of the Companies, and, except for the Support Agreements, the Stockholders’ Agreement or as set forth on Schedule 3.02(b)(iii) of the Company Disclosure Schedule, none of the Company or any of the Equityholders is a party to, or otherwise bound by, any voting trust, proxy, or other agreement or understanding with respect to the voting of any Equity Interests of any of the Companies.
(c)    As of the date of this Agreement, the Company is authorized to issue 2,563,006 Options, of which 1,490,000 Options have been granted and are outstanding as of the date of this Agreement. As of the date of this Agreement, 1,500,000 of such Options are authorized and 1,490,000 Options have been granted and are outstanding under the 2011 Option Plan, and 1,063,006 of such Options are authorized and no Options are issued and outstanding under the 2019 Option Plan. Schedule 3.02(c) of the Company Disclosure Schedule sets forth a list of all holders of outstanding Options, including the number, class and series of Company Shares subject to each such Option as of the date hereof, the grant date, exercise price and vesting schedule, including vesting commencement date, for such Option, the extent to which such Option is vested and exercisable, and the date on which such Option expires. Each Option was granted in compliance with all applicable Laws and all of the terms and conditions of the applicable stock option Plan pursuant to which it was issued. All Options have been appropriately authorized by the board of directors of the Company or an appropriate committee thereof, and, if required, approved by stockholders by the necessary number of votes or written consent, including approval of the option exercise price or the methodology for determining the Option exercise price and the substantive option terms. Each Option intended to qualify as an “incentive stock option”

under Section 422 of the Code so qualifies. No Option has been retroactively granted, or the exercise price of any Option determined retroactively. No Option or other right to acquire Company Common Stock or other equity of any Person employed by the Company (A) has an exercise price that is or could be less than the fair market value of a share of the underlying stock as of the date such Option or right was granted as determined in accordance with Section 409A of the Code, (B) had or has any feature providing for the deferral of compensation other than the deferral of recognition of income until the later of (x) exercise or disposition of such Option or right or (y) the time the stock acquired pursuant to the exercise of Option or right first becomes substantially vested, (C) has been granted with respect to any class of stock of any Person employed by the Company that is not “service recipient stock” (within the meaning of Section 409A of the Code), or (D) has been subject to “modification” or “extension” within the meaning of Section 409A of the Code. Each Option qualifies for the tax and accounting treatment afforded to such Option in the Company’s tax returns and the Company’s financial statements, respectively, and does not trigger any liability for the applicable Equityholder with respect thereto under Section 409A of the Code. The Company has heretofore provided to Parent true and complete copies of the standard form of option agreement and any stock option agreements that differ from such standard form.
(d)    All distributions, dividends, repurchases and redemptions of the capital stock or any other Equity Interests of the Company (including any Series A preferred stock) were undertaken in compliance with the Company’s Organizational Documents then in effect, any agreement to which the Company or any of its Subsidiaries then was a party and in compliance with applicable Law. There are no declared or accrued unpaid dividends with respect to any Company Shares.
(e)    Schedule 3.02(e) of the Company Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of the Company as of the date hereof. All of the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive rights of any current or former holder of Equity Interests of the Company, or in breach of any Contract to which the Company, any of its Subsidiaries or any Equityholder is or was a party. All of the outstanding shares of capital stock and other Equity Interests of each Subsidiary of the Company are owned by the Company, by one or more Subsidiaries of the Company or by the Company and one or more Subsidiaries of the Company, in each case as indicated on Schedule 3.02(e) of the Company Disclosure Schedule, free and clear of all Liens. Schedule 3.02(e) of the Company Disclosure Schedule sets forth the name, jurisdiction of organization and the Company’s percentage ownership of any and all Persons (other than Subsidiaries) of which the Company directly or indirectly owns an Equity Interest, or an interest convertible into or exchangeable or exercisable for an Equity Interest (collectively, the “Investments”). Except for the capital stock and other ownership interests of the Subsidiaries and the Investments listed in Schedule 3.02(e) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock or other Equity Interests in any corporation, partnership, joint venture, limited liability company or other entity and is not a party to any other arrangement treated as a partnership for U.S. federal income tax purposes.
(f)    There are no claims by any Equityholder or former Equityholder of the Company, or any other Person, seeking to assert, or based upon (i) the ownership or rights to ownership of any Equity Interests of the Company or any of its Subsidiaries; (ii) any rights of an Equityholder (other than the right to receive Merger Consideration pursuant to Article II), including any subscriptions, options, warrants, puts, calls, preemptive or other rights (including any conversion rights or rights of exchange)

or rights to notice or to vote; (iii) any rights under the Organizational Documents of the Company or any of its Subsidiaries; (iv) any claim that his, her or its shares were wrongfully repurchased by the Company or any of its Subsidiaries; or (v) any claim for appraisal or dissenters rights, including any payment in respect of Dissenting Shares in excess of the amount of payments otherwise payable to the stockholder seeking such rights under this Agreement.
SECTION 3.03    Authority.
(a)    The board of directors of the Company, by resolutions duly adopted by unanimous written consent, and not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, the Stockholders, (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Mergers, in accordance with the DGCL, (iii) directed that the “agreement of merger” contained in this Agreement be submitted to the Stockholders for adoption, and (iv) resolved to recommend that the Stockholders adopt the “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed the officers of the Company to solicit the written consent of the Stockholders to such matter.
(b)    Without in any way limiting Section 3.03(a), the Company has the requisite corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which it is a party and, subject to obtaining the Stockholder Consent, to perform its obligations hereunder and thereunder. The Company’s board of directors has duly and validly approved this Agreement and the Additional Agreements to which the Company is a party and the performance by the Company of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of the Company are necessary to authorize this Agreement or the Additional Agreements to which it is a party or to consummate the transactions contemplated hereby or thereby (other than, with respect to the Mergers, the adoption of this Agreement by the holders of a majority of the Company Shares to the extent required by applicable law). This Agreement and the Additional Agreements have been (or will be) duly executed and delivered by the Company and the Stockholders’ Representative (where appropriate) and constitute the legal and, assuming this Agreement and the Additional Agreements constitute the valid and binding agreements of Parent, Merger Sub, and Merger Sub II (where appropriate), valid and binding agreements of the Company, enforceable against the Company and the Stockholders’ Representative in accordance with their terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
(c)    The conversion of the Company from a Utah corporation to a Delaware corporation was effected in accordance with all requirements of the Utah Act and the DGCL, the Plan of Conversion and the Certificate of Conversion (collectively, the “Delaware Conversion”). The Company’s board of directors and its stockholders duly and validly approved, adopted and authorized the Delaware Conversion and all documents related thereto as and to the extent required by the Utah Act, the DGCL and the Company’s Organizational Documents as they were in effect immediately prior to the Delaware Conversion. The Delaware Conversion did not (i) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority, except for the filing of the

Certificate of Conversion with the Secretary of State of the State of Delaware and the Utah Department of Commerce, Division of Corporations and Commercial Code of the State of Utah, or (ii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, amendment, cancellation, suspension, revocation or acceleration) under any of the terms, conditions or provisions of any Material Contract or Customer Agreement, (iii) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (iv) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, other than Permitted Liens.
SECTION 3.04    Consents and Approvals; No Violations. Except as set forth on Schedule 3.04 of the Company Disclosure Schedule, neither the execution, delivery or performance of this Agreement and/or the Additional Agreements to which it is a party by the Company nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or violate any provision of any Organizational Document of the Company, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Authority, except for (A) the filing of the Certificate of Merger and the Second Certificate of Merger with the Secretary of State of the State of Delaware and (B) compliance with the applicable requirements, if any, of the Antitrust Laws, (iii) result in a breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, amendment, cancellation, suspension, revocation or acceleration) under any of the terms, conditions or provisions of any Material Contract or Customer Agreement, (iv) violate any Law applicable to the Company, any of its Subsidiaries or any of their properties or assets or (v) result in the creation of any Lien on any properties or assets of the Company or any of its Subsidiaries, other than Permitted Liens.
SECTION 3.05    Financial Statements. Attached as Schedule 3.05(a) of the Company Disclosure Schedule are true and correct copies of the following financial statements: (a) the audited consolidated balance sheets and the related audited statements of income and cash flows for the fiscal years ended December 31, 2017 and December 31, 2018 (the “Audited Financial Statements”), and (b) the unaudited consolidated balance sheet for the twelve (12) months ended December 31, 2019 and for the two months ended February 29, 2020 and the related statements of income and cash flow of the Company for the twelve (12) month period and two (2) month period ended on such dates (the “Unaudited Financial Statements” and, collectively with the Audited Financial Statements, the “Financial Statements”, and December 31, 2019, the “Most Recent Balance Sheet Date”). Each of the Audited Financial Statements and the Unaudited Financial Statements (i) presents fairly the financial position of the Company and its Subsidiaries and the results of operations of the Company and its Subsidiaries as of the respective dates thereof and for the periods covered thereby in all material respects and (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of Unaudited Financial Statements, to the absence of footnotes and to normal year-end adjustments and other adjustments as noted therein. Since the Most Recent Balance Sheet Date, there have been no material changes in the accounting policies of the Company or its Subsidiaries and no revaluation of any properties or assets of the Company or any of its Subsidiaries. Since December 31, 2016, the Company has not received notice or otherwise had or obtained knowledge of any substantive complaint, allegation, assertion or claim, written or oral, regarding the accounting or auditing practices, or internal procedures or accounting controls, methodologies or methods of the Company, including any written complaint, allegation, assertion or claim that the Company has engaged in any questionable accounting or auditing practice, or regarding any violation of the securities laws.

SECTION 3.06    Absence of Undisclosed Liabilities. Except as expressly permitted by this Agreement or set forth on Schedule 3.06 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations, other than (a) contractual liabilities under Contracts disclosed or not required to be disclosed pursuant to this Agreement and not arising as a result of any breach or default of such agreement by the Company or any of its Subsidiaries, (b) liabilities and obligations set forth, reserved against or reflected in the Financial Statements (including the notes thereto), (c) immaterial liabilities and obligations which have arisen after the Most Recent Balance Sheet Date in the ordinary course of business or (d) liabilities and obligations incurred under this Agreement or in connection with the transactions contemplated hereby. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar contract (including any structured finance, special purpose or limited purpose vehicle or other “off-balance sheet arrangement”).
SECTION 3.07    Absence of Changes; Operations in Ordinary Course. Except as set forth in Schedule 3.07 of the Company Disclosure Schedule, since the Most Recent Balance Sheet Date: (i) the Company has not suffered any material damage, destruction or loss (whether or not covered by insurance); and (ii) there has been no Material Adverse Effect. Except as set forth in Schedule 3.07 of the Company Disclosure Schedule, since the Most Recent Balance Sheet, there has not been any event, act or omission that, if such event, act or omission occurred following the execution of this Agreement and occurred in the absence of the written consent of Parent, would have resulted in a breach of Section 5.01, provided, however, that solely for purposes of this Section 3.07 and Schedule 3.07 of the Company Disclosure Schedule, Company need not disclose any changes that otherwise would be required to be disclosed hereby as a result of the following subsections of Section 5.01:  Section 5.01(h)(i), (j), (l)(ii), (n), (o) and, solely with respect to the exclusion of disclosure related to entry into new Material Contracts, (q).
SECTION 3.08    Taxes; Tax Matters.
(a)    Each of the Company and each of its Subsidiaries has (i) timely filed or caused to be filed (after taking into account all applicable extensions) all income and other material Tax Returns that are required to be filed and such Tax Returns are true, correct and complete in all material respects and (ii) duly paid or caused to be paid all material Taxes required to be paid by it (whether or not shown on any Tax Return). The unpaid Taxes of the Company and each of its Subsidiaries (A) for taxable periods (or portions thereof) through the Most Recent Balance Sheet Date do not exceed the accruals and reserves for Taxes (excluding accruals and reserves for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the Audited Financial Statements as of the Most Recent Balance Sheet Date and (B) for taxable periods (or portions thereof) to date, will not exceed the reserve as adjusted for the passage of time to date in accordance with GAAP. All unpaid Taxes of the Company and each of its Subsidiaries for all taxable periods (or portions thereof) commencing after the Most Recent Balance Sheet Date arose in the ordinary course of business.
(b)    No deficiencies or proposed adjustments for Taxes have been asserted, proposed or assessed against the Company or any of its Subsidiaries, in writing or, to the knowledge of the Company, otherwise, that have not been paid or otherwise settled.
(c)    There are no Liens for Taxes (other than Permitted Liens) upon the assets of the Company or any of the Company Shares.

(d)    Neither the Company nor any of its Subsidiaries (i) is currently the beneficiary of any extension of time within which to file any Tax Return, (ii) has requested any extension of time with respect to any Tax Return, (iii) has executed or filed any power of attorney with any Governmental Authority for any Tax period for which the applicable statute of limitations has not yet expired, or (iv) has filed any waiver of the statute of limitations applicable to the assessment or collection of any Tax which remains open or agreed to extend the period for assessment or collection of any Taxes.
(e)    There are no audits, examinations, investigations or other Legal Proceedings in respect of Taxes (a “Tax Contest”) of the Company or any of its Subsidiaries that are ongoing, pending, threatened or contemplated. Except as listed on Schedule 3.08(e) of the Company Disclosure Schedule, there have been no Tax Contests of the Company or any of its Subsidiaries for any periods after December 31, 2015. The Company has not received from any taxing authority any (i) written notice indicating an intent to open a Tax Contest or (ii) written request for information related to Tax matters.
(f)    Neither the Company nor any of its Subsidiaries is a party to any agreement providing for the allocation, indemnification, or sharing of Taxes (including any advance pricing agreement, closing agreement, or other agreement relating to Taxes with any Governmental Authority), and the Company does not have a contractual or legal obligation to indemnify any other Person with respect to Taxes.
(g)    Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated, combined, joint or unitary Tax Return (other than a group the common parent of which was the Company) or (ii) has any Liability for Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign law), other than as a result of being a member of a Relevant Group of which the Company is the parent, or as a transferee or successor, by contract or otherwise.
(h)    Except as listed on Schedule 3.08(h) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has not been notified in writing by any Governmental Authority in a jurisdiction where the Company and its Subsidiaries do not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to Taxation by that jurisdiction. Each of the Company and its Subsidiaries has not commenced any activities in any jurisdiction which will result in an initial filing of Tax Returns with respect to Taxes imposed by a Governmental Authority that it had not previously been required to file in the immediately preceding taxable period.
(i)    No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries.
(j)    Except as listed on Schedule 3.08(j) of the Company Disclosure Schedule, the Company and each of its Subsidiaries is not a “foreign person” as that term is used in Treasury Regulations Section 1.1445-2. The Company and each of its Subsidiaries is not, nor has been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code. None of the Company or any of its Subsidiaries has been a member of a Relevant Group other than a Relevant Group of which the Company is the parent.

(k)    Neither the Company nor any of its Subsidiaries own any property of a character the indirect transfer of which pursuant to this Agreement would give rise to any transfer Tax.
(l)    None of the Company or any of its Subsidiaries has participated in any “reportable transaction” as defined in Treasury Regulation Section 1.6011-4(b), nor has acted as a “material advisor” with respect to any reportable transaction (within the meaning of Section 6111 of the Code).
(m)    Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date hereof or in a distribution that could otherwise constitute part of a “plan” or “series of related transaction” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.
(n)    Except as listed on Schedule 3.08(n) of the Company Disclosure Schedule, all material Taxes which the Company or any of its Subsidiaries is required to withhold from amounts owing to any Person have been timely withheld and paid over to the applicable taxing authority (including with respect to amounts paid or owing to any employee, independent contractor, manager, member, creditor or other Person), and the Company and each of its Subsidiaries has complied with all applicable record-keeping, information reporting and backup withholding requirements in connection with amounts paid or owing to any employee, member, manager, creditor, independent contractor or other Person under the Code and the Treasury Regulations issued thereunder (and any similar provision of state, local or foreign Law), including the filing of all Forms W-2 and 1099.
(o)    Except as listed on Schedule 3.08(o) of the Company Disclosure Schedule, the Company and each of its Subsidiaries have collected all sales and use Taxes required to be collected, and have remitted, or will remit on a timely basis, such amounts to the appropriate Governmental Authorities, and have been furnished properly completed exemption certificates and have maintained all such records and supporting documents in the manner required by applicable sales and use Tax Law.
(p)    Except as listed on Schedule 3.08(p) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries is required (and will not be required as a result of the Closing of the transactions contemplated by this Agreement) to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment pursuant to Section 481 of the Code (or any corresponding or similar provision of state, local, or foreign Laws) or any other change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) closing agreement as described in Section 7121 of the Code (or any similar provision of any state, local or foreign law), (iii) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any similar provision of any state, local or foreign law), (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) election under Section 108(i) of the Code (or any similar provision of any state, local or foreign law) or (vi) prepaid amount received or paid on or prior to the Closing Date.
(q)    With respect to any tax year ending on or before the Closing Date, the Company has not (i) filed any Tax Return on which it failed to disclose all positions taken thereon that could give rise to a substantial understatement of income Tax within the meaning of Section 6662 of the Code (or any similar provision of state, local or foreign Laws), (ii) amended any Tax Return, (iii) made, changed or revoked any Tax election, (iv) settled any Tax claim or assessment, (v) surrendered any right to, or filed any claim for, a Tax refund or (vi) omitted to take any action relating to the filing of any Tax Return or the payment of any Tax, or taken any other action that would have the effect of deferring to a Tax period beginning after the Closing Date income economically accrued in a Pre-Closing Tax Period or accelerating a deduction from a Tax period beginning after the Closing Date to a Pre-Closing Tax Period.
(r)    As of the Closing Date, the Company has not taken or agreed to any action, and does not have any reason to believe that any conditions exist, that would reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code.
SECTION 3.09    Plans.
(a)    Each material Plan is listed in Schedule 3.09(a) of the Company Disclosure Schedule. With respect to each Plan, the Company has made available to Parent a true and correct copy of (i) each Plan that has been reduced to writing (or summaries of any Plans not reduced to writing) and all amendments thereto; (ii) each trust, insurance or administrative agreement relating to each Plan; (iii) the most recent summary plan description or other written explanation of each Plan provided to participants; (iv) the most recent annual report (Form 5500) filed with the IRS; (v) the most recent financial statements and actuarial or other valuation reports prepared with respect thereto; (vi) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Plan intended to be qualified under Section 401(a) of the Code; and (vii) copies of any 280G calculation prepared (whether or not final) with respect to any employee, director or independent contractor of the Company or its Subsidiaries in connection with the transactions contemplated by this Agreement (together with the underlying documentation on which such calculation is based).
(b)    Each Plan which is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a favorable determination letter as to its qualification, or if such Plan is preapproved plan, the opinion letter for each such Plan, and nothing has occurred, whether by action or failure to act, that could reasonably be expected to cause the loss of such qualification. Each Plan has been maintained in compliance in all material respects with its terms and, both as to form and in operation, with the requirements of applicable Law (including the requirements of Part 6 of Subtitle B of Title I of ERISA, Section 5000 of the Code, the Health Insurance Portability and Accountability Act, the Patient Protection and Affordable Care Act (“PPACA”). The Company has made available to Parent Forms 1094 or 1095 and underlying documentation demonstrating compliance with PPACA for all applicable years. No excise tax or penalty under PPACA, including Sections 4980D and 4980H of the Code is outstanding, has accrued, or has arisen with respect to any period prior to the Closing, with respect to any Plan. With respect to each Plan that is funded mostly or partially through an insurance policy, neither the Company nor any of its Subsidiaries has any liability in the nature of retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring on or before the date of this Agreement or is reasonably expected to have such liability with respect to periods through the Closing Date.

(c)    All employer or employee contributions, premiums and expenses due to or in respect of each Plan have been paid in full. None of the Company, any of its Subsidiaries or any ERISA Affiliate has at any time during the six (6) years preceding the date hereof maintained, contributed to or incurred any Liability under, or otherwise has any Liability with respect to, any “multiemployer plan” (as defined in Section 3(37) of ERISA) or any Plan that is subject to Title IV of ERISA or Section 412 of the Code. No Plan provides post-termination welfare benefits with respect to any current or former employee (other than benefit coverage mandated by applicable Law, including coverage provided pursuant to Section 4980B of the Code).
(d)    There are no pending, or to the knowledge of the Company, threatened, Legal Proceedings or claims (other than routine claims for benefits payable under any such Plan) involving a Plan, asset thereof or fiduciaries or parties in interest thereto, and there have been no such Legal Proceedings or non-routine claims since January 1, 2017.
(e)    Except as set forth on Schedule 3.09(e) of the Company Disclosure Schedule, neither the execution and delivery of this Agreement by the Company nor the consummation of the transactions contemplated hereby (whether alone or in connection with any subsequent event(s)) could reasonably be expected to result in (i) the acceleration or creation of any rights of any Person to compensation or benefits, (ii) loan forgiveness or result in an obligation to fund benefits with respect to any Plan or other compensatory arrangement, (iii) acceleration of the time of payment or vesting or increase in the amount of compensation or benefits due, (iv) the limitation or restriction of the right to amend, terminate or transfer the assets of any Plan on or following the Closing Date or (v) any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) to any current or former employee, director, officer or independent contractor of the Company or any of its Subsidiaries.
SECTION 3.10    Intellectual Property.
(a)    Schedule 3.10(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company IP Registrations in each case listing the current owner(s), and in each case other than Domain Names listing, as applicable, (i) the jurisdiction where the application or registration has been registered or filed (ii) the application or registration number, (iii) the filing date, (iv) issuance, registration or grant date, and (v) case status.
(b)    Except as otherwise indicated in Schedule 3.10(b) of the Company Disclosure Schedule, the Company and its Subsidiaries are the sole and exclusive owners of, and have good, exclusive and transferable title to, collectively, all Company IP Registrations, free and clear of any Liens (other than Permitted Liens or Ordinary Course Licenses Out). With respect to each of the Company IP Registrations (i) all necessary registration, maintenance and renewal fees have been paid and required documents and certificates filed with relevant authorities or registrars in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting or maintaining such Company IP Registrations, (ii) each such item is currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), (iii) each such item is not subject to any unpaid registration, application or maintenance fees or taxes that are due as of the Closing Date, (iv) to the knowledge of the Company, except as identified by a U.S. or non-U.S. patent or trademark office, or international search authority, in an office action, written opinion or search report in the ordinary course of patent prosecution, there are no facts, information, or circumstances, including any information or facts that would constitute prior art, that would adversely affect any pending patent application for any such Company IP Registrations, (v) the Company has not misrepresented, or failed to disclose, any facts or circumstances in any application for any such Company IP Registrations, in a manner that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the enforceability of any such Company IP Registrations, and (vi) each is subsisting and, to the knowledge of the Company, valid and enforceable.
(c)    With the exception of publicly available Open Source Materials and any Company IP and Company Technology that could readily be licensed or otherwise obtained from third parties on an off-the-shelf basis, Schedule 3.10(c) of the Company Disclosure Schedule sets forth a complete and accurate list of each item of Company IP and Company Technology that is material to the business of the Company, other than Company IP Registrations, and in each case indicating if such Company IP and Company Technology is owned by the Company or any of its Subsidiaries. The Company and its Subsidiaries are the sole and exclusive owners of, and have good, exclusive and transferable title to, collectively, any and all Company Owned IP and Company Owned Technology, free and clear of any Liens (other than Permitted Liens or Ordinary Course Licenses Out). The Company IP and Company Technology (including Company Data) constitute all Intellectual Property and Technology necessary and sufficient for the Company and its Subsidiaries to conduct their business as currently conducted.
(d)    Except as set forth in Schedule 3.10(d) of the Company Disclosure Schedule, no Legal Proceeding is pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries nor has any Order been entered against the Company or any of its Subsidiaries, that relates to any Company IP, Company Technology or any Company Product (other than routine U.S. Patent and Trademark Office or foreign patent or trademark office proceedings and decisions associated with patent or trademark prosecution).
(e)    Except as described in Schedule 3.10(e), neither the Company nor any of its Subsidiaries is subject to an obligation to grant licenses, covenants not to sue or similar rights to any Person under any Company Owned IP or Company Owned Technology in connection with or under any policy of any membership or participation in, or contribution to, any Standards Organization. No Patent or application therefor included in the Company Owned IP (A) is, or (B) has been identified by the Company or any of its Subsidiaries or, to the knowledge of the Company, any other Person, as essential to any Standards Organization or any standard promulgated by any Standards Organization.
(f)    Except as set forth in Schedule 3.10(f) of the Company Disclosure Schedule, each of the Company and its Subsidiaries has required each current and former employee, contractor and consultant of the Company and its Subsidiaries who has contributed to the creation or development of any Company Products, or any Intellectual Property or Technology created or developed for or on behalf of the Company or its Subsidiaries, to sign (and each has signed) a valid and enforceable agreement that includes (i) confidentiality obligations in favor of the Company or the applicable Subsidiary, and (ii) an assignment to the Company or the applicable Subsidiary of all right, title and interest in and to such Intellectual Property and Technology created or developed by such Person within the scope of such Person’s employment by or engagement with the Company or the applicable Subsidiary, and (iii) a waiver of any moral rights (to the extent possible under applicable Law) such Person may possess in such Intellectual Property and Technology (collectively, the “Invention Assignment Agreements”). To the knowledge of the Company, no Person who has executed an Invention Assignment Agreement is in default or breach of such Invention Assignment Agreement.
(g)    Schedule 3.10(g) of the Company Disclosure Schedule sets forth a complete and accurate list of all Open Source Materials that are material to the business of the Company, in each case listing (i) the Open Source Materials (e.g., by name of open source package), (ii) the version of Open Source Materials, (iii) the vendor or source of the Open Source Materials, and (iv) where applicable, a description of such Open Source Materials’ use or interaction with the Company Products or Company Owned Technology. All use and distribution of Company Products and Open Source Materials by or through the Company and its Subsidiaries is in compliance in all material respects with all Open Source Licenses applicable thereto, including all copyright notice and attribution requirements. Except with respect to Software as to which the Company owns the copyrights and has licensed out under an Open Source License other than a Copyleft License, neither the Company nor its Subsidiaries has incorporated or embedded any Open Source Materials into, or combined, linked or distributed any Open Source Materials with, any Company Products or otherwise used any Open Source Materials, in each case, in a manner that currently requires or has required the Company Products, any material portion thereof, or any material Company Owned Technology or material Company Owned IP, to (A) in the case of Software, be made available or distributed in a form other than binary (e.g., source code form), (B) be licensed for the purpose of preparing of derivative works, (C) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law), or (D) be redistributable at no license fee.
(h)    To the knowledge of the Company with respect to Patents and Trademarks only (but without having conducted any special investigation or patent or trademark search ), the operation of the business of the Company or its Subsidiaries as currently or previously conducted (including the use, importation, export, sale, offering for sale, provision, reproduction, display, performance, modification, licensing, disclosure, support, commercialization, maintenance or other exploitation of Company Products as currently conducted or previously conducted by the Company or its Subsidiaries) does not infringe, misappropriate or violate and has not infringed, violated or misappropriated any Intellectual Property of any Person, or constitute or has constituted unfair competition or trade practices. Neither the Company nor any of its Subsidiaries has received (i) written (or to the knowledge of the Company, unwritten) notice within the last five years from any Person of any claim or threatened claim (A) alleging any infringement, misappropriation, misuse or other violation or unfair competition or trade practices by the Company or any of its Subsidiaries with respect to any Intellectual Property or Technology, (B) alleging that the Company or any of its Subsidiaries must license or obtain a release from any Person or refrain from using any Intellectual Property or Technology, or (C) challenging the validity, enforceability, effectiveness or ownership by the Company or any of its Subsidiaries of any of the Company Owned IP or Company Owned Technology (including any Company IP Registrations), or (ii) a request, recommendation or invitation to license or secure other rights with respect to any Patents.
(i)    To the knowledge of the Company, no Person has infringed, misappropriated, misused or violated, or is infringing, misappropriating, misusing or violating, any Company Owned IP or Company Owned Technology. Neither the Company nor any of its Subsidiaries has made any claim against any Person alleging any infringement, misappropriation, misuse or violation of any Company Owned IP or Company Owned Technology.

(j)    Neither this Agreement nor any transactions contemplated hereby will result in, under or pursuant to any Contract to which the Company or any of its Subsidiaries is a party or by which any assets or properties of the Company or any of its Subsidiaries are bound (and no such Contract purports to cause or result in, due to this Agreement or such transactions), any Person being granted (i) rights or access to, or the placement in or release from escrow of, any Company Owned Software source code, or (ii) any license, immunity, authorization, covenant not to sue or other right under or with respect to any Company Owned IP or Company Owned Technology. Neither the Company or any of its Subsidiaries is a party to any Contract that expressly requires the Company or any of its Subsidiaries to cause a Person that acquires the Company or any of its Subsidiaries (“Company Acquirer”) to grant a license to, or covenant not to sue under, any Intellectual Property or Technology owned or controlled by the Company Acquirer (other than any Company IP), other than in each case by operation of Contract terms generally applicable to Affiliates, acquirers, successor and assigns.
(k)    Subject to the receipt of the third party consents set forth on Schedule 6.02(i), immediately following the Second Effective Time, the Surviving Entity will be permitted to exercise all of the Company’s and its Subsidiaries’ rights under Contracts involving material Intellectual Property or material Technology owned by a third party, to the same extent the Company and its Subsidiaries would have been able to had the transactions contemplated hereby not occurred and without being required to pay any additional amounts or consideration other than fees, royalties or payments that the Company or any of its Subsidiaries would otherwise have been required to pay had such transactions not occurred.
(l)    Each of the Company and its Subsidiaries has taken commercially reasonable steps to protect and maintain the confidentiality of, and the rights of the Company and the applicable Subsidiary in, the Company’s and the applicable Subsidiary’s material Confidential Information. To the knowledge of the Company, no current or former employee, contractor or consultant of the Company or any of its Subsidiaries has disclosed, or has permitted any other Person to disclose, any Confidential Information (including with respect to any Company IP) in violation of any such agreement.
(m)    To the knowledge of the Company, all Company Owned Software is and all Company Products are free from any defect or programming, design, or documentation error that would have a material adverse effect on the operation or use of the Company Owned Software or Company Products. The Company has used reasonable efforts to avoid, and to the knowledge of the Company, none of the Company Owned Software or Company Products contains, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry).
SECTION 3.11    Material Contracts.
(a)    Schedule 3.11 of the Company Disclosure Schedule contains a list of all Material Contracts, under the applicable subsection(s) (i) through (xxvi) called for by this Section 3.11. For purposes of this Agreement, “Material Contract” shall mean any Contract of the types described below to which the Company or any of its Subsidiaries is a party or by which its respective assets are bound that is currently in effect:
(i)    any Contract relating to Indebtedness of the Company or any of its Subsidiaries;

(ii)    any Contract (A) involving aggregate annual payments by the Company or any of its Subsidiaries of more than $250,000, or (B) that by its terms calls for aggregate payment (including any royalties) by the Company or any of its Subsidiaries under such Contract of more than $500,000 over the remaining term of such Contract;
(iii)    any Contract with one of the Top Vendors of the Company and its Subsidiaries required to be listed on Schedule 3.25(a) of the Company Disclosure Schedule;
(iv)    any Contract with one of the Top Customers of the Company and its Subsidiaries required to be listed on Schedule 3.25(a) of the Company Disclosure Schedule;
(v)    each Contract between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s Affiliates (other than its wholly owned Subsidiaries), Equityholders, directors, officers or employees (other than any Plans), on the other hand;
(vi)    each Contract with any employee of the Company or any of its Subsidiaries (other than any Plan) under which such employee is advanced or loaned any funds (other than advancements of expenses to employees in the ordinary course of business);
(vii)     any sale-and-leaseback Contracts of the Company or of any of its Subsidiaries;
(viii)    any equipment lease Contract of the Company or any of its Subsidiaries providing for aggregate rental payments by the Company or any of its Subsidiaries in excess of $500,000, under which any equipment is held or used by the Company or any of its Subsidiaries;
(ix)    any Contract pursuant to which the Company or any of its Subsidiaries guarantees the performance, liabilities or obligations of any other entity;
(x)    any Contract that (A) places any limitation on the Company or any of its Subsidiaries from freely engaging or competing in its current line of business or selling its current line of products or services anywhere in the world, (B) grants to any Person a right of first refusal, a right of first offer or an option to purchase, acquire, sell or dispose of any material assets of the Company or any of its Subsidiaries, (C) contains any non-solicitation, non-hire or similar obligation binding the Company or any of its Subsidiaries or (D) contains a “most favored nation” pricing provisions or exclusive marketing or distribution rights relating to any service, product or territory or pursuant to which the Company or any of its Subsidiaries has agreed to purchase or otherwise obtain any material product or service exclusively or on most favored terms from a single party or sell any product or service exclusively or on most favored terms to a single party;
(xi)    any Contract pursuant to which the Company or any of its Subsidiaries has continuing indemnification, guarantee, “earn-out” or other contingent payment obligations, in each case that could result in payments in excess of $500,000, other than indemnification arrangements included as a standard term or provision in Contracts in the ordinary course of business (A) with customers relating to Company Products, or (B) for the inbound licensing or use on a non-exclusive basis of commercially available off-the-shelf third party Software or cloud services (such as software as a service offerings);

(xii)    any executory Contract of the Company or any of its Subsidiaries relating to the acquisition or disposition, directly or indirectly, of Equity Interests of any Person, material assets or any business or division (by way of merger, consolidation, purchase, sale or otherwise);
(xiii)    any Contract with respect to the formation, creation, operation, management or control of a joint venture, partnership, limited liability or other similar agreement or arrangement;
(xiv)    any Contract that obligates the Company or any of its Subsidiaries to make any capital commitment, loan or expenditure in an amount in excess of $500,000;
(xv)    any Plan, including any employment agreement providing for severance or notice of more than thirty (30) days and any other plan, arrangement, or agreement providing for severance, retention, or transaction related payments;
(xvi)    any settlement agreement entered into by the Company or any of its Subsidiaries involving payment by or to the Company or any of its Subsidiaries in excess of $50,000 since December 31, 2017 or that imposes continuing material obligations on the Company or any of its Subsidiaries;
(xvii)    any Contract pursuant to which the Company or any of its Subsidiaries licenses out, or has granted any covenant not to sue, agreement not to assert, release, immunity, assignment, or similar rights with respect to, any Intellectual Property or Company Systems, other than Ordinary Course Licenses Out;
(xviii)    any Contract pursuant to which any material Intellectual Property owned by a third party is exclusively licensed (or similar exclusive rights are granted) to the Company or any of its Subsidiaries;
(xix)    any Contract that includes a co-existence agreement or similar agreement and pursuant to which the Company or any of its Subsidiaries licenses in Intellectual Property owned by another Person, other than (1) non-exclusive licenses for Software or a cloud service that is generally commercially available and not embedded in, integrated or bundled with a Company Product, (2) Open Source Licenses, and (3) Ordinary Course Licenses Out;
(xx)    any Related Party Contract;
(xxi)    all Contracts (other than Plans) that would obligate the Company or any of its Subsidiaries to make any payment in connection with this Agreement or any of the transactions contemplated hereby;
(xxii)    any Contract with a Governmental Authority;
(xxiii)    any Contract that, following the Closing, would bind or purport to bind Parent or any of its Affiliates (excluding the Company and its Subsidiaries); and

(xxiv)    any other Contract, whether or not made in the ordinary course of business, the absence of which would have a Material Adverse Effect or that is otherwise material to the Company and not previously disclosed on Schedule 3.11 of the Company Disclosure Schedule.
(b)    The Company has heretofore made available to Parent a true, complete and correct copy of each of the Material Contracts described above, each as in effect on the date hereof, and all amendments and supplements thereto and all waivers thereunder. Each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent the Company and/or such Subsidiary is a party thereto, as applicable, and to the knowledge of the Company, each other party thereto, and is in full force and effect and enforceable in accordance with its terms. Neither the Company, any of its Subsidiaries nor, to the Company’s knowledge, any other party is or is alleged to be in default in any material respect under, or in breach in any material respect or violation of, nor has an event or condition occurred that (with or without notice, lapse of time or both) would constitute such a default by the Company or any of its Subsidiaries, under any such Material Contract.
SECTION 3.12    Compliance with Laws; Permits.
(a)    The Company and its Subsidiaries are conducting and, since January 1, 2017, have conducted their business and operations in compliance in all material respects with all applicable Laws. The Company and its Subsidiaries also have complied, and are now complying, with all Laws otherwise applicable to it or its properties or assets.
(b)    Each of the Company and its Subsidiaries has in effect all permits, licenses, franchises, applications, rights, privileges, approvals, certifications, consents, waivers, concessions, exemptions, Orders, registrations, notices and authorizations from, or filings with, any Governmental Authority (collectively, “Permits”) required by applicable Laws for the Company or any of its Subsidiaries to own, lease or operate its properties and assets and to carry on its business as now conducted, and no default has occurred under any such Permit. All such Permits required by applicable Laws for the Company to conduct its business are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Schedule 3.12(b) of the Company Disclosure Schedule lists all current Permits that are material to the business of the Company and issued to the Company or any of its Subsidiaries, including the names of the Permits and their respective dates of issuance and expiration, and related jurisdiction of issuance. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.12(b) of the Company Disclosure Schedule.
(c)    None of the Company or any of its Subsidiaries has in the past three (3) years (i) received any written notice or claim from any Governmental Authority asserting that (A) the Company or any of its Subsidiaries (or any of their respective its assets, properties or businesses) is not in compliance with, or regarding any actual or possible default or violation of, any Law or the terms of any Permits (nor, to the Company’s knowledge, does there exist any condition which with the passage of time or the giving of notice or both would result in such non-compliance, default or violation) or (B) any Permit will be suspended, terminated, revoked or modified or cannot be renewed in the ordinary course of business or (ii) been the subject of an external investigation, or conducted an internal investigation, concerning any alleged violation of any Law or Permits by any of the Company or any of its Subsidiaries or any of their respective Representatives (regardless of the outcome of such investigation).

(d)    The Company is registered with and is in good standing with the Card Networks and the ACH Network. The Company is and has been since January 1, 2017 in compliance in all material respects with the Rules. There is no investigation, proceeding or disciplinary action, including fines, currently pending or threatened in writing against the Company by a Card Network, an agent of a Card Network, or an operator of an ACH Network.
(e)    The Company is and has been since January 1, 2017 in compliance in all material respects with the applicable requirements of, and, to the extent required by applicable Laws, certified at the appropriate level of, the Payment Card Industry Data Security Standard.
SECTION 3.13    Real Property.
(a)    Neither the Company nor any of its Subsidiaries owns real property or any interest in real property as of the date hereof, nor has any of them ever owned any real property or any interest therein.
(b)    Schedule 3.13(b) of the Company Disclosure Schedule contains a true and complete list of all real property leased, subleased, licensed or otherwise occupied (whether as tenant, subtenant or pursuant to other occupancy arrangements) by the Company or any of its Subsidiaries (collectively, including the improvements thereon, the “Leased Real Property”), including (i) the street address of each parcel of Leased Real Property; (ii) the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. The Company or one of its Subsidiaries has valid leasehold estates in all Leased Real Property, in each case free and clear of all Liens except for Permitted Liens. The Company has delivered or made available to Parent true, complete and correct copies of any leases or other agreements affecting the Real Property to which the Company or any of its Subsidiaries or their respective assets are bound (each, a “Real Property Lease”). Each Real Property Lease is in full force and effect and is a legal, valid, binding and enforceable obligation of the Company or a Subsidiary of the Company, as the case may be, and, to the knowledge of the Company, of the other party or parties thereto, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity). None of the Company or any of its Subsidiaries is in breach in any material respect or default under any Real Property Lease and, to the knowledge of the Company, no other party to any such Real Property Lease is, as of the date hereof, in material breach or default thereunder.
(c)    The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property.
(d)    The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Legal Proceedings pending nor, to the Company’s knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

SECTION 3.14    Environmental and Safety Matters. Except as set forth on Schedule 3.14 of the Company Disclosure Schedule:
(a)    The Company and each of its Subsidiaries (i) are and have been in compliance in all material respects at all times with all applicable Environmental Laws; (ii) have not received any notice, report or information regarding any Liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), or any corrective, investigatory or remedial obligations, arising under applicable Environmental Laws with respect to the past or present operations or properties of the Company and its Subsidiaries; and (iii) are not affected by any pending or, to the Company’s knowledge, threatened Legal Proceeding under or related to Environmental Law.
(b)    The Company and each of its Subsidiaries have obtained, and are and have been in compliance at all times with all terms and conditions of, all Permits required pursuant to Environmental Laws as related to the Company and its Subsidiaries for the occupation of their premises (owned or leased) and the conduct of their operations. All such Permits are valid, subsisting and in good standing.
(c)    The Company and each of its Subsidiaries have filed, and are and have been in compliance in all material respects at all times with, all disclosures, reporting, and notifications required pursuant to Environmental Laws for the occupation of their premises (owned or leased) and the conduct of their operations.
(d)    None of the following exists at any of the Company’s or its Subsidiaries’ present or past (to the extent existing at the time of the Company’s or such Subsidiary’s occupation thereof, with respect to Leased Real Property) properties in violation of, or under circumstances that could reasonably be expected to result in Liability under, applicable Environmental Laws: (i) Hazardous Materials, including any hazardous or toxic materials, substances, pollutants, contaminants or waste; (ii) asbestos-containing material in any form or condition; (iii) polychlorinated biphenyl-containing materials or equipment; or (iv) above or underground storage tanks.
(e)    The transactions contemplated by this Agreement do not impose any obligations under Environmental Laws for site investigation or cleanup or notification to or consent of any Governmental Authority or other Person.
(f)    To the Company’s knowledge, no facts, events or conditions relating to the past or present properties or operations of the business of the Company or its Subsidiaries will (x) prevent, hinder or limit continued compliance with applicable Environmental Laws, (y) give rise to any corrective, investigatory or remedial obligations on the part of the Surviving Corporation or the Surviving Entity pursuant to applicable Environmental Laws or (z) give rise to any liabilities on the part of the Surviving Corporation or the Surviving Entity (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to applicable Environmental Laws, including without limitation those liabilities relating to onsite or offsite Hazardous Material releases, personal injury, property damage or natural resources damage.
(g)    Neither the Company nor any of its Subsidiaries have assumed or succeeded (by Contract, operation of law or otherwise) to any Liabilities or obligations of any other Person under Environmental Laws.

(h)    The Company has delivered or made available to Parent true, complete and correct copies of all environmental reports, analyses, tests or monitoring commissioned by, or pertaining to, the Company or any of its Subsidiaries, including such information pertaining to any property owned, leased or operated by the Company or any of its Subsidiaries, in each case if any such materials both exist and are in the Company’s possession.
SECTION 3.15    Labor Matters.
(a)    Except as set forth on Schedule 3.15 of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement and no such agreement is under negotiation (ii) no labor union or other collective bargaining group represents any of the Company’s nor any of its Subsidiaries employees, (iii) to the Company’s knowledge, there are no union organizing or decertification activities underway or threatened with respect to the Company’s or any of its Subsidiaries’ employees and no such activities have occurred since January 1, 2017, (iv) no strike, picketing, walk-out, work slowdown, lockout or other material labor dispute is underway or threatened with respect to the Company’s or any of its Subsidiaries’ employees and no such disputes have occurred since January 1, 2017, (v) there is no unfair labor practice charge or complaint before the National Labor Relations Board or any material union grievance pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries.
(b)    Since January 1, 2017, neither the Company nor any of its Subsidiaries has implemented any employee layoffs requiring notice under the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.) or any similar applicable Law (the “WARN Act”), and since January 2017, the Company and its Subsidiaries have been in compliance in all material respects with all applicable Laws respecting labor, employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, wage and hour (including the classification of independent contractors, exempt and non-exempt employees and compliant meal and rest periods), immigration (including the verification and correct copies of I-9s for all employees and the proper confirmation of employee visas), employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, workers’ compensation, labor relations, employee leave issues, drug testing, privacy, affirmative action and unemployment insurance.
(c)    Since January 1, 2017, the Company and its Subsidiaries have not been subject to any claim or received any threatened claim in writing for wrongful dismissal, constructive dismissal or any other Legal Proceeding relating to the employment of any of its employees or former employees or its current or former independent contractors. Since January 1, 2017, neither the Company nor any of its Subsidiaries has received any written allegations with respect to claims of discrimination, harassment, retaliation or similar wrongdoing by any officer or employee of or contractor with respect to the Company or any of its Subsidiaries or conducted, or received any requests to conduct, an internal investigation of any officer or employee of or independent contractor to the Company or any of its Subsidiaries regarding such matters.
(d)    All Persons who are or were performing consulting or other services for the Company or any of its Subsidiaries are or were correctly classified under all applicable Laws by the Company or any of its Subsidiaries as either “independent contractors” or “employees,” as the case may be, and neither the Company nor any of its Subsidiaries has any direct or indirect liability with respect to any misclassification of any Person as an independent contractor rather than as an employee, or as an

“exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938) and/or any similar Law. Neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority disputing the classification of any Person classified by the Company or such Subsidiary as an independent contractor.
(e)    Neither the Company nor any of its Subsidiaries has incurred any liability under the WARN Act that remains unsatisfied. Within the last three months, there has not been any plant closing or mass layoff, or term of similar import under any applicable similar Law. All “employment losses” within the meaning of the WARN Act, or term of similar import under any applicable similar Law, within the past two years are set forth on Schedule 3.15(e) to the Company Disclosure Schedule.
(f)    The Company has followed consistent and appropriate procedures to ensure itself that all employees that are required under applicable Law to hold visas and work permits to enable them to work for the Company or any of its Subsidiaries do hold all required visas and permits which, in each case: (i) have been validly issued to the employees; and (ii) are in full force and effect.
SECTION 3.16    Insurance Policies. Schedule 3.16 of the Company Disclosure Schedule sets forth a correct and complete list of each insurance policy carried by the Company or any of its Subsidiaries (specifying, with respect to each policy, the insurer, general amount of coverage, type of insurance, expiration date, and any pending claims thereunder) and the Company has delivered to Parent complete and correct copies of all such insurance policies. All insurance policies maintained by the Company and its Subsidiaries are in full force and effect and provide insurance in such amounts and against such risks as the management of the Company reasonably has determined to be prudent in accordance with industry practices or as is required by Law, and all premiums due and payable thereon have been paid. Neither the Company nor any of its Subsidiaries is in material breach or default of any of the insurance policies, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default or permit termination or modification of any of the insurance policies. The Company has not received any notice of termination or cancellation with respect to any insurance policy that has not been replaced on substantially similar terms prior to the date of such termination or cancellation, nor will any such cancellation or termination result from the consummation of the transactions contemplated hereby.
SECTION 3.17    Legal Proceedings. Except for the matters set forth on Schedule 3.17 of the Company Disclosure Schedule, there is no Legal Proceeding pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective properties or assets or, to the Company’s knowledge, any of their respective officers or directors before any Governmental Authority, which, if adversely determined, could (a) involve a payment by the Company or any of its Subsidiaries in excess of $500,000, (b) seek injunctive or other non-monetary relief, (c) result in criminal Liability, (d) prevent or hinder or be likely to prevent or hinder the consummation of the transactions contemplated by this Agreement or would call or be likely to call into question the validity of any action taken or to be taken in connection with the transactions contemplated by this Agreement, (e) result or be likely to result in any material impairment to the right or ability of the Company or any of its Subsidiaries to carry on its operations or activities as now conducted, or (f) if adversely determined would reasonably be expected to have a Material Adverse Effect.

SECTION 3.18    Privacy and Data Security.
(a)    Each of the Company and its Subsidiaries have, since January 1, 2017 (i) been in compliance in all material respects with all applicable Laws and with their own respective published privacy policies and internal privacy policies relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure and use of Personal Data; and (ii) taken commercially reasonable measures to protect against loss, damage, and unauthorized access, use, modification, or other misuse of Personal Data collected, transmitted or stored by the Company or its Subsidiaries. Since January 1, 2017, no Person (including any Governmental Authority) has commenced any Legal Proceeding against the Company or its Subsidiaries with respect to the Company’s alleged loss, damage, or unauthorized access, use, modification, or other misuse of any Personal Data collected, transmitted or stored by the Company or any of its Subsidiaries (or any of their respective employees or contractors), and to the knowledge of the Company, there is no reasonable basis for any such Legal Proceeding.
(b)    None of the Company or its Subsidiaries has experienced any material unauthorized access to, use or misuse of, or other breach of security with respect to (A) any Software or other Company Systems or any Personal Data or other Data or information stored or Processed thereon or thereby; (B) the Confidential Information in the Company’s or its Subsidiaries’ possession, custody or control; (C) the Company Data, in each case, collected, held or otherwise managed by the Company or any of its Subsidiaries; or (D) the Company Data, in each case, collected, transmitted or stored on behalf of the Company or any of its Subsidiaries.
(c)    Since January 1, 2017, the Company and its Subsidiaries have taken reasonable measures for responding, and have complied in all material respects with any obligations relating, to data subject requests for access, rectification, deletion, portability or objections to Processing of Personal Data or other rights under Privacy Laws. To the extent the Company or any of its Subsidiaries have entered into Contracts with any third parties who are Processing Personal Data on behalf of the Company or any of its Subsidiaries, such Contracts obligate any such third parties to comply with all Privacy Laws. To the knowledge of the Company, such third parties are in compliance with such Contracts and all Privacy Laws, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.
(d)    The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby complies (and the disclosure to and use by the Surviving Corporation, the Surviving Entity, and Parent and its Affiliates of such information after the Effective Time will comply) with the Company’s and its Subsidiaries’ applicable privacy policies and in all material respects with all applicable Laws relating to privacy and data security. Since January 1, 2017, the Company and each of its Subsidiaries have made all material disclosures to, and obtained any necessary consents from, users, customers, employees, contractors and other applicable Persons required by applicable Laws related to privacy and data security and have filed any required registrations with the applicable data protection authority.
SECTION 3.19    Company Systems.
(a)    The computer systems, Data processing systems, facilities and services used by or for the Company and its Subsidiaries, including all Software, Technology, networks, communications facilities, platforms, and related systems and services (collectively, “Company Systems”), are reasonably adequate and sufficient for the needs and operations of the Company and its Subsidiaries. The Company and its Subsidiaries have established reasonable physical, technical and administrative measures, policies and procedures, at least consistent with industry standards, to protect (i) its and their Trade Secrets and other Confidential Information, (ii) any Personal Data collected, stored, used, disclosed, transmitted, processed or disposed of by or on behalf of the Company or its Subsidiaries and (iii) the integrity, continuous operation and security of the Company Systems used in its and their businesses (and all Data stored, transmitted, or processed thereby).
(b)    Except to the extent described on Schedule 3.19(b) of the Company Disclosure Schedule, since December 31, 2018, there has been no failure, outage, breakdown or continued substandard performance of any Company Systems that has caused a material disruption or interruption in or to any customer’s use of the Company Systems or the operation of the business of the Company or any of its Subsidiaries. The Company and its Subsidiaries have taken commercially reasonable steps to provide for the remote-site back-up of data and information critical to the Company and its Subsidiaries (including such data and information that is stored on magnetic or optical media in the ordinary course of business) in a commercially reasonable attempt to avoid material disruption or interruption to the business of the Company and its Subsidiaries. The Company and its Subsidiaries have in place industry standard (and, in any event, not less than commercially reasonable) disaster recovery and business continuity plans and procedures.
SECTION 3.20    Export Approvals. The Company and each of its Subsidiaries and each of its and their directors and officers have at all times conducted their export transactions in compliance in all material respects with all trade Laws and no agent, employee, consultant, Representative or other Person acting on behalf of the Company or any of its Subsidiaries has, directly or indirectly, violated any provision of any trade Law. Without limiting the foregoing, the Company and its Subsidiaries have obtained all export licenses, license exceptions and other consents, notices, waivers, approvals, Orders, authorizations, registrations, declarations, classifications and filings with any Governmental Authority required for (i) the export, import and re-export of products, services, software and technologies and (ii) releases of technologies and software to foreign nationals located in the United States and abroad. To the knowledge of the Company, there are no Legal Proceedings, conditions, or circumstances pertaining to the Company’s or its Subsidiaries’ export, re-export or import transactions that may give rise to any future claims from any third party, including any Governmental Authority.
SECTION 3.21    Certain Payments.
(a)    None of the Company, any of its Subsidiaries or any of their respective directors, officers, employees, distributors, independent sales representatives, resellers, intermediaries or agents or any other Person acting on behalf of any such Person have, with respect to the business of the Company or any of its Subsidiaries, directly or indirectly taken any action (i) in furtherance of an offer, payment, promise to pay, authorization or ratification of any gift, bribe, rebate, loan, payoff, kickback, money or anything of value provided to any (A) officer or employee of a Governmental Authority, which for purposes of this provision also includes any instrumentality thereof and any state-owned or state-controlled enterprise, or of a public international organization, (B) holder of public office, candidate for public office, political party or official of a political party or (C) Person acting for or on behalf of any such Governmental Authority or instrumentality thereof (any of the foregoing, a “Government Official”), or any other individual or entity while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any Government Official, for the purpose of inducing such Government Official to do any act or make any decision in an official capacity, including a decision to fail to perform an official function; to use his or her or its influence with a Governmental Authority in order to affect any act or decision of such Governmental Authority for the purpose of assisting any Person to obtain or retain any business; or to facilitate efforts of any Person to transact business or for any other improper purpose, or (ii) that would cause the Company, its Subsidiaries or any other such Person to be in violation of the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act or any applicable anti-corruption or anti-bribery law that implemented the OECD Convention on Combating Bribery of Foreign Public Officials in Business Transactions or any other similar Law applicable to the conduct of business with Governmental Authorities.
(b)    The books, records and accounts of the Company and its Subsidiaries have at all times accurately and fairly reflected, in reasonable detail, the transactions and dispositions of their respective funds and assets. There have never been any false or fictitious entries made in the books, records or accounts of the Company or any of its Subsidiaries relating to any illegal payment or secret or unrecorded fund, and neither the Company nor any of its Subsidiaries has established or maintained a secret or unrecorded fund.
SECTION 3.22    Brokers. Except for Qatalyst Partners LLC, no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s, consultant’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.
SECTION 3.23    Books and Records. The minute books and stock record books of the Company, all of which have been made available to Parent, are complete and correct in all material respects and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all regular and special meetings, and actions taken by written consent of, any of the Stockholders, the board of directors (or similar governing body, as applicable) of the Company and each of its Subsidiaries and any committees thereof, and no meeting, or action taken by written consent, of any such Stockholders, the board of directors (or similar governing body) or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.
SECTION 3.24    Customers and Vendors.
(a)    Schedule 3.24(a) of the Company Disclosure Schedule sets forth (i) the forty (40) largest Customers of the Company for the twelve-month period ending on December 31, 2019 (the “Top Customers”), and (ii) the top ten (10) suppliers (based on expenditures for the twelve (12) months ended December 31, 2019) of services or products to the Company and its Subsidiaries (the “Top Vendors”), and the total purchases by the Company from each such Top Vendor during such period.
(b)    Since December 31, 2019, there has not been any material adverse change in the business relationship of the Company or any of its Subsidiaries with any Top Customer or Top Vendor or any change or development that is reasonably likely to give rise to any such material adverse change, and neither the Company nor any of its Subsidiaries has received any written or oral communication or notice from any such Top Customer or Top Vendor to the effect that, or otherwise has knowledge that, any such Top Customer or Top Vendor (i) has changed, modified, amended or reduced, or is reasonably likely to change, modify, amend or reduce, its business relationship with the Company or any of its Subsidiaries in a manner that is, or is reasonably likely to be, materially adverse to the Company or any of its Subsidiaries, or (ii) will fail to perform, or is reasonably likely to fail to perform, its obligations under any Contract with the Company or any of its Subsidiaries in any manner that is, or is reasonably likely to be, materially adverse to the Company or any of its Subsidiaries.
(c)    The Company has made available to Parent true and complete copies of the standard form of Customer Agreement used by the Company in conducting its business.
(d)    The Company does not provide merchant acquiring services.
SECTION 3.25    Anti-Money Laundering. The Company maintains a written anti-money laundering program (the “AML Program”), a true and complete copy of which has been provided to Parent. The AML Program includes policies, procedures and controls designed to detect, prevent, or report (each as the case may be) acts that could constitute one or more offenses that qualify as money laundering under the Laws of the United States (“Money Laundering Laws”). The AML Program complies in all material respects with all anti-money laundering requirements set forth in the Company’s Contracts with Banks, and since January 1, 2018, the Company has not been notified by any Bank with a Contract with the Company that the AML Program does not comply with the terms of such Contract or any applicable Bank policies and procedures. The Company’s services to Customers under each Customer Agreement are provided in compliance with the requirements of the AML Program.
SECTION 3.26    Independent Investigation; No Other Representations and Warranties. Company and the Equityholders have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Parent, Merger Sub and Merger Sub II, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Parent, Merger Sub and Merger Sub II for such purpose. Company and the Equityholders acknowledge and agree that (a) in making its decision to enter into this Agreement and any Additional Agreements and to consummate the transactions contemplated hereby and thereby, Company and the Equityholders have relied solely upon their own investigation and the express representations and warranties set forth in Article IV of this Agreement (including the related portions of the Parent Disclosure Schedule) and in the Additional Agreements and (b) specifically disclaim that it, he or she is relying upon or has relied upon any other representations or warranties that may have been made by Parent, Merger Sub, Merger Sub II or any other Person, and acknowledges and agrees that Parent has specifically disclaimed and does hereby specifically disclaim any such other representation made by Parent, Merger Sub, Merger Sub II or any other Person, except as expressly set forth in Article IV of this Agreement (including the related portions of the Parent Disclosure Schedule) or in any Additional Agreements. Notwithstanding the foregoing, nothing in this Section 3.26 shall limit the remedies available to Parent, Merger Sub, and Merger Sub II in the event of Fraud. Except for the representations and warranties of the Company contained in this Article III (including the related portions of the Company Disclosure Schedule) or in any Additional Agreement to which the Company is a party, the Company has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of the Company.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF
PARENT, MERGER SUB, AND MERGER SUB II
For the purposes of the representations and warranties in this Article IV (other than those in Section 4.02, Section 4.03, and Section 4.04), the term “Parent” shall include the Subsidiaries of Parent (other than Merger Sub and Merger Sub II), unless otherwise noted herein. Except to the extent expressly disclosed in the corresponding section of the Parent Disclosure Schedule, each of Parent, Merger Sub, and Merger Sub II hereby represents and warrants to the Company, as of the date hereof and as of the Closing Date, as follows:
SECTION 4.01    Organization, Good Standing and Qualification. Parent and each of its Subsidiaries is duly organized, validly existing and in good standing (or equivalent status) under the Laws of the jurisdiction of its incorporation or organization and has requisite corporate, partnership, limited liability company or other company (as the case may be) power and authority necessary to own, lease and operate its properties, rights or assets and to carry on its business as now being conducted. Parent and each of its Subsidiaries is duly qualified and/or licensed to do business and is in good standing (or equivalent status) in each jurisdiction in which the nature of its business or the ownership or leasing of its properties, rights or assets makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified and/or licensed to do business and in good standing (or equivalent status) would not reasonably be expected to have a Parent Material Adverse Effect. Parent has made available to the Company complete and correct copies of the Parent Existing Charter and all other Organizational Documents of Parent.
SECTION 4.02    Capitalization.
(a)    The authorized capital stock of Parent consists, or will consist, immediately prior to the Closing (after giving effect to the filing of the Parent New Charter), of:
(i)    307,342,666 shares of Parent Preferred Stock, of which 19,687,500 shares have been designated Parent Series A Preferred Stock, 19,687,500 of which are issued and outstanding as of the date hereof, 37,252,051 shares have been designated Parent Series B Preferred Stock, 37,252,051 of which are issued and outstanding as of the date hereof, 2,209,991 shares have been designated Parent Series C Preferred Stock, 2,038,643 of which are issued and outstanding as of the date hereof, 23,411,503 shares have been designated Parent Series D Preferred Stock, 23,411,503 of which are issued and outstanding as of the date hereof, 24,483,290 shares have been designated Parent Series E Preferred Stock, 24,483,290 of which are issued and outstanding as of the date hereof, 63,386,220 shares have been designated Parent Series F Preferred Stock, 63,386,220 of which are issued and outstanding as of the date hereof, 29,096,495 shares have been designated Parent Series G Preferred Stock, 29,096,489 of which are issued and outstanding as of the date hereof, 50,815,616 shares have been designated Parent Series H Preferred Stock, 16,224,534 of which are issued and outstanding as of the date hereof, and 57,000,000 shares have been designated as Parent Series H-1 Preferred Stock, none of which are issued and outstanding as of the date hereof and as of immediately prior to the Closing;

(ii)    4,500,000 shares of Parent Redeemable Preferred Stock, of which 4,500,000 shares have been designated Parent Series 1 Preferred Stock, 3,234,000 of which are issued and outstanding as of the date hereof;
(iii)    447,815,616 shares of Parent Common Stock, 38,394,782 shares of which are issued and outstanding as of the date hereof; and
(iv)    5,000,000 shares of Parent Non-Voting Common Stock, 1,380,852 shares of which are issued and outstanding as of the date hereof.
(b)    As of the date hereof, the rights, preferences and privileges of the Parent Preferred Stock are as stated in the Parent Existing Charter. All of the outstanding shares of Parent Preferred Stock and Parent Common Stock have been duly authorized, are fully paid and nonassessable and were issued in compliance with all applicable federal and state securities laws.
(c)    Parent has reserved (i) 88,426,267 shares of Parent Common Stock for issuance pursuant to its Parent 2011 Stock Plan duly adopted by the board of directors of Parent and approved by the holders of outstanding voting stock of Parent (the “Parent 2011 Stock Plan”); and (ii) 35,000 shares of Parent Common Stock for issuance pursuant to the 2012 Zenbanx Stock Plan (the “Parent 2012 Zenbanx Plan”). Of such reserved shares of Parent Common Stock pursuant to the Parent 2011 Stock Plan, 20,052,769 shares have been issued pursuant to restricted stock purchase agreements or the exercise of Parent 2011 Stock Plan options (net of repurchases), options to purchase 34,027,914 shares of Parent Common Stock have been granted and are outstanding (the “Parent 2011 Stock Plan Options”), and 32,957,985 shares of Parent Common Stock remain available for issuance pursuant to the Parent 2011 Stock Plan, in each case as of the date hereof. Of such reserved shares of Parent Common Stock pursuant to the Parent 2012 Zenbanx Plan, options to purchase 30,184 shares of Parent Common Stock have been granted and are outstanding (the “Parent 2012 Zenbanx Plan Options,” and together with the Parent 2011 Stock Plan Options, the “Parent Stock Options”) and 4,816 shares of Parent Common Stock remain available for issuance pursuant to the Parent 2012 Zenbanx Plan, in each case as of the date hereof. All Parent Stock Options have been appropriately authorized by the board of directors of Parent or an appropriate committee thereof, and, if required, approved by stockholders by the necessary number of votes or written consent, including approval of the option exercise price or the methodology for determining the Parent Stock Option exercise price and the substantive option terms. Each Parent Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies, to the maximum extent permitted by the Law. No Parent Stock Option has been retroactively granted, or the exercise price of any Parent Stock Option determined retroactively. No Parent Stock Option or other right to acquire Parent Common Stock or other equity of any Person employed by Parent (A) has an exercise price that is or could be less than the fair market value of a share of the underlying stock as of the date such Parent Stock Option or right was granted as determined in accordance with Section 409A of the Code, (B) had or has any feature providing for the deferral of compensation other than the deferral of recognition of income until the later of (x) exercise or disposition of such Parent Stock Option or right or (y) the time the stock acquired pursuant to the exercise of Parent Stock Option or right first becomes substantially vested, or (C) has been granted with respect to any class of stock of any Person employed by Parent that is not “service recipient stock” (within the meaning of Section 409A of the Code), in the case of (A) in this sentence, that would have, or be reasonably expected to result in, a Parent Material Adverse Effect.

(d)    Except for the conversion privileges of the Parent Preferred Stock (other than the Parent Series 1 Preferred Stock), the Parent Non-Voting Common Stock and the Parent Stock Options, and except as contemplated by this Agreement and as set forth in the Parent Investors’ Rights Agreement, there are no outstanding options, warrants (each, a “Parent Warrant”), rights (including conversion or preemptive rights and rights of first refusal or similar rights) or agreements, orally or in writing, for the purchase or acquisition from Parent of any shares of its capital stock.
(e)    Schedule 4.02(e) of the Parent Disclosure Schedule sets forth the name and jurisdiction of organization of each Subsidiary of Parent as of the date hereof. All of the outstanding shares of capital stock of each Subsidiary of Parent that is a corporation have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive rights of any current or former holder of Equity Interests of Parent, or in breach of any Contract to which Parent, any of its Subsidiaries is or was a party. All of the outstanding shares of capital stock and other Equity Interests of each Subsidiary of Parent are owned by Parent, by one or more Subsidiaries of Parent or by Parent and one or more Subsidiaries of Parent, in each case as indicated on Schedule 4.02(e) of the Parent Disclosure Schedule, free and clear of all Liens. Schedule 4.02(e) of the Parent Disclosure Schedule sets forth the name, jurisdiction of organization and Parent’s percentage ownership of any and all Persons (other than Subsidiaries) of which Parent directly or indirectly owns an Equity Interest, or an interest convertible into or exchangeable or exercisable for an Equity Interest. Except for the capital stock and other ownership interests of the Subsidiaries listed in Schedule 4.02(e) of the Parent Disclosure Schedule, Parent does not own, directly or indirectly, any capital stock, interest convertible into or exchangeable or exercisable for an Equity Interest or other Equity Interests in any corporation, partnership, joint venture, limited liability company or other entity.
SECTION 4.03    Authority.
(a)    The board of directors of Parent, by resolutions duly adopted at a meeting, and not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, the stockholders of Parent, and (ii) approved and declared advisable the “agreement of merger” (as such term is used in Section 251 of the DGCL) contained in this Agreement and the transactions contemplated by this Agreement, including the Mergers, in accordance with the DGCL, (iii) if required under the Parent Existing Charter or any Parent Equity Agreement, directed that the “agreement of merger” contained in this Agreement be submitted to the stockholders of Parent for adoption, resolved to recommend that the stockholders of Parent adopt the “agreement of merger” set forth in this Agreement and directed the officers of Parent to solicit the written consent of the stockholders of Parent to such matter.
(b)    Without in any way limiting Section 4.03(a), each of Parent, Merger Sub and Merger Sub II has the corporate power and authority to execute and deliver this Agreement and the Additional Agreements to which each of them is a party and to perform each of their obligations hereunder and thereunder. The board of directors of each of Parent, Merger Sub and Merger Sub II has duly and validly approved this Agreement and the Additional Agreements to which each of them is a party and the performance by each of them of the transactions contemplated hereby and thereby. No other corporate proceedings on the part of Parent, Merger Sub or Merger Sub II are necessary to authorize this Agreement or the Additional Agreements to which either Parent, Merger Sub, or Merger Sub II is a party or to consummate the transactions contemplated hereby or thereby. This Agreement and the Additional Agreements have been (or will be) duly executed and delivered by Parent, Merger Sub, and Merger Sub II and constitute the legal and, assuming this Agreement and the Additional Agreements constitute the valid and binding agreements of the other parties thereto, valid and binding agreements of Parent, Merger Sub, and Merger Sub II, enforceable against Parent, Merger Sub, Merger Sub II in accordance with their terms, except that the enforcement hereof may be limited by (i) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereinafter in effect relating to creditors’ rights generally and (ii) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).
SECTION 4.04    Valid Issuance of Securities. As of the Closing Date, the shares of Series H-1 Preferred Stock issued in accordance with the terms of this Agreement will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Parent New Charter, this Agreement or any of the Additional Agreements, applicable state and federal securities laws and liens or encumbrances. Based in part upon the representations of the Company in Article III and subject to the provisions of Section 2.07 and the delivery of Accredited Investor Certifications, the shares of Series H-1 Preferred Stock will be issued in compliance with all applicable federal and state securities laws. Based in part upon the representations of the Company in Article III and subject to the provisions of Section 2.07 and the delivery of Accredited Investor Certifications, the Parent Common Stock issuable upon conversion of the Series H-1 Preferred Stock will be issued in compliance with all applicable federal and state securities laws and will be duly and validly issued, fully paid and nonassessable and free of restrictions on transfer other than restrictions on transfer under the Restated Certificate or any of the Parent Equity Agreements, applicable state and federal securities laws and liens or encumbrances created by or imposed by a holder of such Series H-1 Preferred Stock.
SECTION 4.05    Governmental Consents and Filings. Assuming the accuracy of the representations made by the Company in Article III, and except as provided in Article V, no consent, approval, notice, order or authorization of, or registration, qualification, designation, declaration or filing with, any Governmental Authority or any other federal, state, local or foreign governmental authority is required on the part of the Parent or any of its Subsidiaries or any officer, employee, agent, or representative of the Parent in connection with the consummation of the transactions contemplated by this Agreement or the Additional Agreements, except for filings pursuant to applicable state securities or lending laws, Regulation D of the Securities Act and, if applicable, the Antitrust Laws.
SECTION 4.06    No “Bad Actor” Disqualification. Parent has exercised reasonable care, in accordance with Securities and Exchange Commission (“SEC”) rules and guidance, to determine whether any Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii) under the Securities Act (“Disqualification Events”). To Parent’s knowledge, no Covered Person is subject to a Disqualification Event, except for a Disqualification Event covered by Rule 506(d)(2) or (d)(3) under the Securities Act. Parent has complied, to the extent applicable, with any disclosure obligations under Rule 506(e) under the Securities Act. “Covered Persons” are those persons specified in Rule 506(d)(1) under the Securities Act, including Parent; any predecessor or affiliate of Parent; any director, executive officer, other officer participating in the offering, general partner or managing member of Parent; any beneficial owner of 20% or more of Parent’s outstanding voting equity securities, calculated on the basis of voting power; any promoter (as defined in Rule 405 under the Securities Act) connected with Parent in any capacity at the time of the issuance of the Stock Consideration; and any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with the issuance of the Stock Consideration (a “Solicitor”), any general partner or managing member of any Solicitor, and any director, executive officer or other officer participating in the offering of any Solicitor or general partner or managing member of any such Solicitor.
SECTION 4.07    Litigation. There is no Legal Proceeding pending or, to Parent’s knowledge, currently threatened as of the date hereof (a) against Parent that questions the validity of Parent’s Organizational Documents or this Agreement or the Additional Agreements, or the right of Parent to enter into them, or to consummate the transactions contemplated hereby or thereby or (b) against Parent or its properties that (i) involves claims for damages that are or could aggregate to an amount in excess of $500,000, (ii) seeks to enjoin or restrict the business of Parent or material aspects of it, (iii) involves the capital stock of Parent, (iv) asserts the violation, infringement or misappropriation of the Parent IP, (v) relates to the prior employment of any employees or consultants of Parent or their alleged use of any confidential or proprietary information, technology or Intellectual Property, or (vi) without limiting the generality of the foregoing, could subject to Parent or any of its officers, directors or employees, directly or indirectly, to any action, fine, penalty, finding, suspension, revocation, directive or settlement involving any Governmental Authority in any way related to Parent’s business, operations, undertakings or agreements. Neither Parent nor, to Parent’s knowledge, any of its officers, directors, or employees is a party or is named as subject to the provisions of any order, writ, injunction, suspension, revocation, judgment or decree of any court or Government Authority in any way related to Parent’s business, operations, undertakings or agreements. As of the date of the Agreement, there is no action, suit, proceeding, material dispute or investigation by Parent which Parent intends to initiate.
SECTION 4.08    Parent IP.
(a)    To the knowledge of Parent, with respect to Patents and Trademarks only (but without having conducted any special investigation or patent or trademark search), Parent and each of its Subsidiaries, respectively, owns or possesses sufficient legal rights to all Intellectual Property necessary for its business without any conflict with, or infringement, misappropriation or violation of, the rights of others. There are no outstanding options, licenses, or agreements of any kind relating to the foregoing, nor is Parent bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property of any other person or entity, other than with respect to commercially available software products under standard end-user object code license agreements. Parent has not received any communications alleging that Parent has infringed or violated or, by conducting its business, would infringe or violate any of Intellectual Property of any other person or entity. To the knowledge of Parent, no Parent employee is obligated under any Contract (including licenses, covenants, instruments or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of such employee’s best efforts to promote the interest of Parent or that would conflict with Parent’s business. Neither the execution or delivery of this Agreement, nor the carrying on of Parent’s business by the employees of Parent, nor the conduct of Parent’s business as proposed, will, to the knowledge of Parent, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any Contract, license, covenant, commitment, agreement or instrument under which any such employee is now obligated. The conduct of Parent’s business does not make use of any inventions of any of its employees (or persons it currently intends to hire) made prior to their employment by Parent that are not assigned or licensed to Parent.

(b)    Parent has taken reasonable measures to maintain the confidentiality and value of all trade secrets and confidential information, including confidential information of third parties in Parent’s possession or control, used or held for use in connection with the operation of Parent’s business as now conducted or presently proposed to be conducted. No material confidential information, trade secrets or other proprietary information of Parent have been disclosed by Parent to (or to the knowledge of Parent accessed by) any third party except pursuant to a valid and appropriate non-disclosure and/or license agreement (containing appropriate confidentiality obligations) that to Parent’s knowledge has not been breached.
(c)    The computer systems, Data processing systems, facilities and services used by or for Parent and its Subsidiaries, including all Software, Technology, networks, communications facilities, platforms, and related systems and services (collectively, “Parent Systems”), are reasonably adequate and sufficient for the needs and operations of the business of Parent. Parent has taken reasonable measures to preserve and maintain the performance, continuous operation, security and integrity of Parent Systems and all Software, information and Parent Data. Parent has taken commercially reasonable steps to provide for the remote site back up of Parent Data and information critical to Parent (including such data and information that is stored on magnetic or optical media in the ordinary course of business) in a commercially reasonable attempt to avoid material disruption or interruption to the business of Parent. During the two (2) year period prior to the date of this Agreement, there has been no unauthorized access to or use of any such Parent Systems (or any unauthorized access to, use or disclosure of Software, information or Parent Data collected, held or managed by the Parent). With respect to any protected financial information or Personal Data, Parent has complied in all material respects with all applicable Laws including Privacy Laws and all internal and posted policies relating to the collection, use, transmission, transfer (including cross-border transfer), disclosure, protection, security, or confidentiality of such information or Personal Data. To Parent’s knowledge, the material, proprietary Parent Software does not incorporate or interact with any “open source” or similar Software in any manner that would require Parent to license, distribute or offer to make available its proprietary source code in connection with the licensing, distribution or conveyance of such Software.
SECTION 4.09    Compliance with Other Instruments and Law. Parent is not in violation or default (i) of any provisions of Parent’s Organizational Documents, (ii) of any judgment, order, writ, or decree to which it is subject, (iii) in any material respect under any note, indenture, mortgage, lease, agreement, Contract or purchase order to which it is a party or by which it is bound or (iv) in any material respect of any Law applicable to Parent. The execution, delivery and performance of this Agreement and the Additional Agreements and the consummation of the transactions contemplated hereby or thereby will not result in (i) any violation or be in conflict with any provision of any Organizational Document of Parent, Merger Sub, or Merger Sub II, or (ii) result in a breach of, or constitute, with or without the passage of time and giving of notice, a default (or give rise to any right of termination, modification, amendment, cancellation, suspension, revocation or acceleration) under any terms, conditions or provisions of any instrument, judgment, order, writ, decree, Law or Contract to which Parent or any of its Subsidiaries is a party or an event which results in the creation of any Lien upon any assets of Parent.
SECTION 4.10    Agreements; Actions.
(a)    Other than (i) standard employee benefits generally made available to all employees, (ii) standard director and officer indemnification agreements approved by the board of directors of Parent, and (iii) the purchase of shares of Parent’s capital stock and the issuance of options to purchase shares of the Parent Common Stock, in each instance, approved by the board of directors of Parent, there are no agreements, understandings or proposed transactions between Parent and any of its officers, directors, affiliates, or any affiliate thereof.
(b)    Except for this Agreement and the Additional Agreements, there are no agreements, understandings, instruments, Contracts or proposed transactions to which Parent is a party or by which it is bound and entered into on or after January 1, 2019 that involve (i) obligations (contingent or otherwise) of, or payments to, Parent in excess of $300,000, in each case, other than loans made in the ordinary course of business, (ii) the license or granting of rights of any Parent IP to or from Parent (other than non-exclusive licenses for off-the-shelf software), or (iii) the grant of rights to manufacture, produce, assemble, license, market, or sell its products to any other person or affect Parent’s exclusive right to develop, manufacture, assemble, distribute, market or sell its products.
(c)    Parent has not (i) declared or paid any dividends, or authorized or made any distribution upon or with respect to any class or series of its capital stock, (ii) since January 1, 2019 incurred any indebtedness for money borrowed or incurred any other liabilities individually in excess of $500,000, (iii) since January 1, 2019 made any loans or advances to any person, other than ordinary advances for travel expenses or loans otherwise made in the ordinary course of business, or (iv) since January 1, 2019 sold, exchanged or otherwise disposed of any of its assets or rights, other than the sale of its inventory in the ordinary course of business.
(d)    For the purposes of subsections (b) and (c) above, all indebtedness, liabilities, agreements, understandings, instruments, Contracts and proposed transactions involving the same person or entity (including persons or entities Parent has reason to believe are affiliated therewith) shall be aggregated for the purpose of meeting the individual minimum dollar amounts of such subsections.
SECTION 4.11    No Conflict of Interest. Parent is not indebted, directly or indirectly, to any of its officers or directors or to any members of their respective immediate families, in any amount whatsoever other than in connection with expenses or advances of expenses incurred in the ordinary course of business or relocation expenses of employees. None of Parent’s officers or directors, or any members of their respective immediate families, are, directly or indirectly, indebted to Parent (other than in connection with purchases of Parent’s stock) or, to Parent’s knowledge, have any direct or indirect ownership interest in any firm or corporation with which Parent is affiliated or with which Parent has a business relationship, or any firm or corporation which competes with Parent except that officers, directors and/or holders of capital stock of Parent may own stock in (but not exceeding two percent of the outstanding capital stock of) any publicly traded company that may compete with Parent. To Parent’s knowledge, other than with respect to employment agreements or indemnification agreements in substantially the form provided to the Company or their counsel, none of Parent’s officers or directors or any members of their immediate families are, directly or indirectly, interested in any material Contract with Parent. Parent is not a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.
SECTION 4.12    Rights of Registration and Voting Rights. Except as provided in the Parent Investors’ Rights Agreement and the Parent Warrants, Parent is not under any obligation to register under the Securities Act any of its currently outstanding securities or any securities issuable upon exercise or conversion of its currently outstanding securities. To Parent’s knowledge, except as contemplated in the Parent Voting Agreement, no holder of capital stock of Parent has entered into any agreements with respect to the voting of capital shares of Parent.
SECTION 4.13    Title to Property and Assets. Parent owns its property, rights and assets free and clear of all Liens, except for statutory liens for the payment of current taxes that are not yet delinquent and encumbrances and liens that arise in the ordinary course of business and do not materially impair Parent’s ownership or use of such property or assets. With respect to the property, rights and assets it leases or licenses, as of the date hereof, Parent is in compliance in all material respects with such leases and licenses and, to its knowledge, holds a valid leasehold or licensed interest free of any Liens other than to the lessors or licensors of such property, rights or assets.
SECTION 4.14    Financial Statements. Parent has made available to the Company true and correct copies of the following financial statements: (a) the audited consolidated balance sheets and the related audited statements of income and cash flows for the fiscal years ended December 31, 2017 and December 31, 2018 (the “Parent Audited Financial Statements”), and (b) the unaudited consolidated balance sheet for the twelve (12) months ended December 31, 2019 and for the two months ended February 29, 2020 and the related statements of income and cash flow of Parent for the twelve (12) month period and two (2) month period ended on such dates (the “Parent Unaudited Financial Statements” and, collectively with the Audited Financial Statements, the “Parent Financial Statements”, and December 31, 2019, the “Most Recent Parent Balance Sheet Date”). Each of the Parent Audited Financial Statements and the Parent Unaudited Financial Statements (i) presents fairly the financial position of Parent and its Subsidiaries and the results of operations of Parent and its Subsidiaries as of the respective dates thereof and for the periods covered thereby in all material respects and (ii) was prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, subject, in the case of the Parent Unaudited Financial Statements, to the absence of footnotes and to normal year-end adjustments and other adjustments as noted therein. Since the Most Recent Parent Balance Sheet Date through the date hereof, there have been no material changes in the accounting policies of Parent or its Subsidiaries and no revaluation of any properties or assets of Parent or any of its Subsidiaries. Since December 31, 2016, Parent has not received notice or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, written or oral, regarding the accounting or auditing practices, or internal procedures or accounting controls, methodologies or methods of Parent, including any written complaint, allegation, assertion or claim that Parent has engaged in any questionable accounting or auditing practice, or regarding any violation of the securities laws.
SECTION 4.15    Absence of Undisclosed Liabilities. Except as expressly permitted by this Agreement or set forth on Schedule 4.15 of the Parent Disclosure Schedule, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), other than (a) liabilities incurred in the ordinary course of business subsequent to the Most Recent Parent Balance Sheet Date and (b) obligations under Contracts and commitments incurred in the ordinary course of business and not arising as a result of any breach or default of such Contract, which, in both cases, individually or in the aggregate are not material to the financial condition or operating results of the Company.
SECTION 4.16    Changes. Except as set forth in Schedule 4.16 of the Parent Disclosure Schedule, since the Most Recent Parent Balance Sheet Date there has not been any material adverse change in the assets, liabilities, financial condition or operating results of Parent from that reflected in the Parent Financial Statements, except changes in the ordinary course of business that have not caused, in the aggregate, a Parent Material Adverse Effect.
SECTION 4.17    Employee Benefit Plans. Schedule 4.17 of the Parent Disclosure Schedule sets forth all employee benefit plans maintained, established or sponsored by Parent, or in or to which Parent participates or contributes, which are subject to the Employee Retirement Income Security Act of 1974, as amended. Parent has no material liabilities existing under or in connection with any such employee benefit plan and each such employee benefit plan has been established and administered in all material respects in accordance with its terms, and in material compliance with the applicable provisions of Laws except where failure to be in compliance would not, either individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.
SECTION 4.18    Tax Matters; Tax Returns, Payments and Elections.
(a)    As of the Closing Date, Parent has not taken or agreed to take any action, and does not have any reason to believe that any conditions exist with respect to Parent that would reasonably be expected to prevent or impede the Mergers from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Parent nor any member of a Relevant Group has any plan or intention to reacquire any of the shares of Series H-1 Preferred Stock (except as may be reacquired in the course of Parent’s regular historic reacquisitions of Parent Series H-1 Preferred Stock). Parent plans to continue the historic business of the Company in a manner consistent with the provisions of Treasury Regulation Section 1.368-1(d). Merger Sub II has at all times since formation been wholly owned by Parent and treated as a disregarded entity, and no election has or will be made to treat Merger Sub II as an association taxable as a corporation, for federal, state or local income tax purposes.
(b)    Except as set forth in Schedule 4.18 to the Parent Disclosure Schedule, Parent has filed all income and other material Tax Returns as required by Tax Law. These Tax Returns are true and correct in all material respects except to the extent that a reserve has been reflected on the Parent Financial Statements in accordance with GAAP. Parent has paid all material Taxes and other assessments due, except those contested by it in good faith that are listed in the Parent Disclosure Schedule and except to the extent that a reserve has been reflected on the Parent Financial Statements in accordance with GAAP. The provision for Taxes of Parent as shown in the Parent Financial Statements is adequate for Taxes due or accrued as of the date thereof. Parent has not elected pursuant to the Code, to be treated as a Subchapter S corporation pursuant to Section 1362(a) of the Code, nor has it made any other elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that could have a Parent Material Adverse Effect. Except as set forth on Section 4.18(b) of the Parent Disclosure Schedule, Parent has not had any tax deficiency proposed or assessed against it for any period after December 31, 2015 that remains unpaid, and none of Parent’s federal income Tax Returns and none of its state income or franchise tax or sales or use tax returns for any period after December 31, 2015 is currently under audit by Governmental Authorities. Parent has withheld or collected from each payment made to each of its employees, independent contractors, creditors, stockholders and other third parties the amount of all Taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

SECTION 4.19    Confidential Information and Invention Assignment Agreements. Each employee, consultant and officer of Parent has executed a written agreement with Parent regarding confidentiality, proprietary information and ownership of Parent IP substantially in the form or forms made available to the Company or their counsel. Parent is not aware that any of its employees, consultants or officers is in violation thereof.
SECTION 4.20    Governmental Authorizations. Parent and each of its Subsidiaries, officers, agents, representatives and employees: possesses, holds and has all franchises, consents, permits, licenses, approvals, bonds, deposits, authorizations, registrations, accreditations, certificates and similar authority required to be obtained or secured from any Governmental Authority in connection with the business and operations of Parent or such Subsidiary, as applicable, and the activities on behalf of Parent or such Subsidiary, as applicable, of any officer, employee, agent or representatives of any of them, which failure to hold or obtain would result in, or be reasonably expected to result in, a Parent Material Adverse Effect (collectively, “Governmental Authorizations”). Parent, Messrs. Anthony Noto and Robert Lavet and Ms. Michelle Gill, and to Parent’s knowledge, its other officers, agents, representatives and employees are not in default in any material respect under any of such Governmental Authorizations. The execution, delivery and performance of this Agreement and Additional Agreements and the consummation of the transactions contemplated herein and therein will not result in a violation of or be in conflict with or result in the suspension, revocation, impairment, limitation or forfeiture or nonrenewal of any Governmental Authorization applicable to Parent or any employee, agent, officer or representative of Parent.
SECTION 4.21    Severance Arrangement. Parent has not entered into any severance arrangements since January 1, 2019 with any employee that provides for a cash payment in excess of $75,000; provided, that Parent has entered into arrangements with service providers providing for acceleration of vesting of restricted stock or options issued to employees in connection with or following a change of control.
SECTION 4.22    Employment Agreements. The employment of each officer and employee of Parent is terminable at the will of Parent. To its knowledge, Parent has complied in all material respects with all applicable state and federal equal employment opportunity Laws and with other applicable Laws related to employment.
SECTION 4.23    Compliance with Applicable Laws.
(a)    Parent and each of its Subsidiaries, officers, agents, representatives and employees has made or provided all declarations, notices, filings, statements and responses to Governmental Authorities necessary to conduct business and engage in activities on behalf of Parent in compliance with Laws in each jurisdiction where Parent and each Subsidiary conducts business or maintains any branch or business location. Parent and each of its Subsidiaries, officers, representatives, agents and employees (i) is in compliance with the terms, limitations, requirements and conditions of all such Governmental Authorizations, and (ii) are conducting and have conducted business and engaged in activities on behalf of Parent or such Subsidiary, as applicable, including, without limitation, solicitation, marketing, offering, closing, funding, transfer and sale of any consumer loans or consumer credit transactions, in each case in compliance with all applicable Laws, including without limitation Privacy Laws, in all material respects. All Governmental Authorizations are valid, in existence and in full force and effect and Parent, any Subsidiary or any of its officers, agents, representatives or employees have received no notice nor been made aware of any circumstances that could be expected to impair, limit or cause any delay, modification, revocation or suspension of any such Governmental Authorization or give rise to the foregoing. Parent and each of its Subsidiaries has timely filed all reports, registrations, documents, filings statements and submissions, together with any amendments thereto, that are required to be filed with any Governmental Authority, and paid any fees due in connection therewith.
(b)    The operations of Parent and its Subsidiaries have been conducted at all times in material compliance with applicable financial recordkeeping and reporting requirements of the Money Laundering Laws. None of Parent, any of its Subsidiaries or, to the knowledge of Parent, any director, officer, agent, employee or affiliate of Parent or any of its Subsidiaries is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”); and Parent or any of its Subsidiaries will not, directly or indirectly, use the funds of Parent or any Subsidiary to finance any activity of, or otherwise engage in a transaction with, any person currently subject to any U.S. sanctions administered by OFAC, unless such action is permitted by a general or specific license issued by OFAC.
(c)    Neither Parent nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or material modification of any Governmental Authorization, nor does Parent or any of its Subsidiaries have any information, directly or indirectly, that indicates or would reasonably indicate that it is or may be subject to any actual or threatened actions, proceedings, investigations or inquiries of any Governmental Authority (other than inspections or examinations in an ordinary course) with respect to its business activities in any jurisdiction where it conducts business, or any actual or possible violations of Laws.
(d)    Each of Parent and its Subsidiaries has developed and implemented, and enforces, and at all times will continue to implement and enforce, written policies and procedures that are reasonably designed to assure compliance with state and federal Laws that apply to the Money Laundering Laws and OFAC requirements.
SECTION 4.24    Compliance with Parent Credit Facility, Parent Warehouse Facilities and Parent Securitization Documents. Except for the Parent Credit Facility and the Parent Warehouse Facilities, Parent has no outstanding indebtedness for borrowed money. Neither Parent nor any applicable Subsidiary is or has at any time been in default under the Parent Credit Facility that has not been remedied to the satisfaction of the administrative agent or the lenders under the Parent Credit Facility, or under any Parent Warehouse Facility that has not been remedied to the satisfaction of lenders or credit providers under the Parent Warehouse Facilities. No administrative agent or lender under the Parent Credit Facility has declined to fund or otherwise declined any borrowing request or request to issue, amend, renew or extend any letter of credit thereunder, and no lender or credit provider under the Parent Warehouse Facilities has declined to fund or otherwise declined any material number of credit transactions of Parent or any Subsidiary thereunder. Neither Parent nor any Subsidiary has been required to repurchase any loan originated by Parent (each, an “Underlying Loan”) by reason of noncompliance with the eligibility criteria under a Parent Securitization Document or for any other reason, nor has received notice of any such required repurchase, in each case other than in the ordinary course of business in accordance with the terms of such Underlying Loan and not attributable to any such noncompliance. Parent’s loan origination processes and procedures comply in all material respects with applicable Laws and with the requirements of the Parent Warehouse Facilities.

SECTION 4.25    Investment Company. Parent is not an investment company within the meaning of the Investment Company Act of 1940, as amended.
SECTION 4.26    Shell Company Status. Parent is not, and has never been, an issuer identified in Rule 144(i)(1) promulgated under the Securities Act.
SECTION 4.27    Section 83(b) Elections. To Parent’s knowledge, all individuals who have purchased unvested shares of the Parent Common Stock have timely filed elections under Section 83(b) of the Code and any analogous provisions of applicable state tax laws.
SECTION 4.28    No Claims for Breach of Representation or Warranty. As of the date hereof, Parent has not received any claims for indemnification from any current or former holder of the Parent Preferred Stock due to (i) the inaccuracy in or breach by Parent of any of its representations or warranties or (ii) the non-performance and/or breach by Parent of any of its covenants, in each case contained in any agreement for the purchase and sale of any series of the Parent Preferred Stock.
SECTION 4.29    Brokers. Except for Goldman Sachs & Co. LLC and Citigroup Global Markets Inc., no broker, investment banker, financial advisor or other Person, is entitled to any broker’s, finder’s, financial advisor’s, consultant’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent.
SECTION 4.30    Independent Investigation; No Other Representations or Warranties. Parent has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. Parent acknowledges and agrees that (a) in making its decision to enter into this Agreement and any Additional Agreements and to consummate the transactions contemplated hereby and thereby, Parent has relied solely upon its own investigation and the express representations and warranties set forth in Article III of this Agreement (including the related portions of the Company Disclosure Schedule) and in the Additional Agreements and (b) specifically disclaims that it is relying upon or has relied upon any other representations or warranties that may have been made by the Company, the Equityholders or any other Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation made by the Company, the Equityholders or any other Person, except as expressly set forth in Article III of this Agreement (including the related portions of the Company Disclosure Schedule) or in any Additional Agreements. Notwithstanding the foregoing, nothing in this Section 4.33 shall limit the remedies available to the Company in the event of Fraud. Except for the representations and warranties of Parent, Merger Sub or Merger Sub II contained in this Article IV (including the related portions of the Parent Disclosure Schedule) or in any Additional Agreement to which Parent, Merger Sub or Merger Sub II, as applicable, is a party, Parent has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of Parent, Merger Sub or Merger Sub II.

ARTICLE V
COVENANTS
SECTION 5.01    Conduct of Business. Except (i) as set forth in Schedule 5.01, (ii) as required by Law or Contract, (iii) as required or contemplated by this Agreement or (iv) with the prior written consent of Parent, during the period from the date hereof to the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, (x) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in the ordinary course of business; (B) preserve intact its present business organization in all material respects; (C) preserve in all material respects its and their relationships with their respective sponsor financial institutions and payment processors; (D) maintain its existing operating and business expenses (including capital expenditures and marketing expenditures) within $1,000,000 of Adjusted Operating Budget, unless determined otherwise with the written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed; and (E) keep available the services of its present senior officers and key employees; and (y) the Company shall not, and shall not permit any of its Subsidiaries to:
(a)    amend or otherwise change its certificate of incorporation, by-laws or such other Organizational Documents of the Company or any of its Subsidiaries;
(b)    issue, reissue, sell or pledge, or authorize or propose the issuance, reissuance, sale or pledge of, shares of capital stock or other Equity Interests or any securities convertible into shares of capital stock or other Equity Interests (other than upon exercise of Options granted under the Plans outstanding on the date hereof) of the Company or any of its Subsidiaries (except for transactions among the Company and its direct or indirect wholly owned Subsidiaries or among the Company’s direct or indirect wholly owned Subsidiaries), or grant or enter into any rights, warrants, options, agreements or commitments with respect to the issuance of such capital stock or convertible securities;
(c)    grant, confer or award, any Options, convertible securities, convertible securities, restricted stock or other rights to acquire any of its or its Subsidiaries’ capital stock or other Equity Interests, whether settled in cash, Company Shares or other Equity Interests;
(d)    declare, set aside or pay any dividend or other distribution of assets, whether in cash, stock or other Equity Interests or property or any combination thereof, in respect of any Equity Interests, in each case, other than dividends and distributions by a Subsidiary of the Company to the Company or a wholly owned Subsidiary of the Company or the payment of the Liquidation Preference to holders of the Company Preferred Stock;
(e)    adjust, split, combine, redeem, repurchase, subdivide or reclassify any of its Equity Interests, as the case may be, including any option, warrant or right relating thereto;
(f)    directly or indirectly sell, lease, license, sell and leaseback, abandon, allow to lapse, mortgage or otherwise encumber or subject to any Lien or otherwise dispose in whole or in part of any of its material properties, assets or rights (including any material Company Owned IP) or any interest therein, except, in each case, (i) sales, pledges, dispositions, transfers, abandonments, leases, licenses, lapses, expirations, or encumbrances required to be effected prior to the Effective Time pursuant to existing Contracts that are not material to the Company and its Subsidiaries, taken as a whole, and (ii) Ordinary Course Licenses Out;
(g)    fail to maintain, or allow to lapse, or abandon, including by failure to pay the required fees in any jurisdiction, any material Company IP Registrations or any Permits;
(h)    (i) create, incur, assume, guarantee or otherwise become liable for, or cancel, forgive, prepay, amend or modify the terms of or refinance, any Indebtedness or Obligations related thereto, (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) pursuant to inter-company arrangements among or between the Company and one or more of its wholly-owned Subsidiaries or among or between its wholly-owned Subsidiaries and (B) pursuant to agreements in effect prior to the execution of this Agreement that are Material Contracts set forth on Schedule 3.12 of the Company Disclosure Schedule, or (iii) cause or otherwise permit the aggregate Indebtedness described in clauses (a) through (g) of the definition of Indebtedness of the Company and its Subsidiaries, as determined in accordance with GAAP, to exceed the aggregate amount of Indebtedness described in clauses (a) through (g) of the definition of Indebtedness of the Company and its Subsidiaries as of January 31, 2020 as set forth in Section 3.06(b)(ii) hereof;
(i)    change its fiscal year, or any of its financial or Tax accounting methods, principles or practices, except insofar as may have been required by a change in GAAP or applicable Law;
(j)    except to the extent required under any written Plan as existing on or prior to December 1, 2019, (i) grant, enter into, amend, supplement or terminate any Contract related to employment, severance, termination or other Contract addressing any such matters or Plan (or any plan, agreement, program, policy, trust, fund or other arrangement that would be a Plan if it were in existence as of the date of this Agreement), (ii) increase the compensation or benefits, or accelerate the vesting of any compensation or benefits, of any current or former employee, independent contractor, officer or director of the Company or any of its Subsidiaries, other than increases in base salary in the ordinary course of business consistent with past practice with respect to employees with a base salary less than $250,000, (iii) hire any employee with an annual base salary greater than $250,000 or, except with respect to employees with a base salary less than $250,000, promote, any employee (except that Parent shall reasonably consult with the Company in good faith with respect to granting or withholding its consent with respect to any hiring and promotion matters); (iv) terminate any employee, other than for “cause” in the ordinary course of business consistent with the Company’s policies, (v) grant any Equity Interests (including any Equity Interest-based compensation), including any Options, (vi) grant any severance, bonus, retention, change in control or similar benefits (other than Change in Control Payments set forth on Schedule 5.01(j) that have been or will be paid in full by the Company prior to the Closing), or (vii) with respect to any of the preceding clauses (i) through (iv), communicate any intention to take such action;
(k)    enter into, adopt, amend or terminate any collective bargaining agreement;
(l)    directly or indirectly acquire or agree to acquire (i) by merging or consolidating with, purchasing a substantial equity interest in or a substantial portion of the assets of, making an investment in or loan or capital contribution to or in any other manner, any corporation, partnership, limited liability company, association or other business organization or division thereof or (ii) any assets, except, in each case, for (1) capital expenditures which shall be subject to the limitations of clause (n) below and (2) purchases of marketable securities by or on behalf of the Company or its Subsidiaries for cash management purposes in the ordinary course of business consistent with the Company’s investment management policy, and except in the case of clause (ii), acquisitions of inventory, products or services in the ordinary course of business;
(m)    acquire or agree to acquire, directly or indirectly, in a single transaction or a series of related transactions, whether by merging or consolidating with, or by purchasing all or substantially all of the assets or equity securities of, or by any other manner, any Person;
(n)    other than in accordance with the Company’s capital expenditure budget made available to Parent, make or agree to make any capital expenditure or expenditures that would exceed such budget, individually or in the aggregate by more than ten percent (10.0%), or make any gift or gratuitous payment;
(o)    other than in accordance with the Company’s marketing expenditure budget made available to Parent, make or agree to make any marketing expenditure or expenditures that in the aggregate exceed the Company’s marketing and expenditure budget by more than ten percent (10.0%);
(p)    settle or compromise any material liability for Taxes or surrender any material claim for a refund of Taxes; file any amended material Tax Return or claim for a material Tax refund; make, revoke or modify any material Tax election, or change the entity classification of any Subsidiary for U.S. federal tax purposes; file any material Tax Return other than in the ordinary course of business and on a basis consistent with past practice that would materially and adversely affect its Tax liability; consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes; grant any power of attorney with respect to Taxes; enter into any Tax Sharing Agreement or any closing agreement or other similar agreement; or change any method of accounting for Tax purposes;
(q)    enter into any Contract that would be a Material Contract if in effect on the date hereof (other than Ordinary Course Licenses Out or other customer Contracts entered into in the ordinary course of business), amend, cancel or terminate any Material Contract (or waive or assign any material right thereunder), other than renewals of existing Material Contracts in the ordinary course of business upon expiration thereof; provided, however, that such exceptions in this Section 5.01(q) shall not apply to the Material Contracts specified on Schedule 5.01(q) to this Agreement (the “Specified Contracts”) which, for the avoidance of doubt, may not be amended, modified, changed, cancelled or terminated in any respects;
(r)    amend any privacy policies or the operation or security of any material Company Systems used in the business of the Company and its Subsidiaries, except in each case, in the ordinary course of business consistent with past practice or as may have been required by a change in applicable Law;
(s)    commence any Legal Proceeding (other than a Legal Proceeding as a result of a Legal Proceeding commenced against the Company or any of its Subsidiaries), or pay, discharge, settle, compromise or satisfy any Legal Proceeding (including pending or threatened Legal Proceedings) other than any such payment, discharge, settlement, compromise or satisfaction of a claim solely for money damages (and without imposition of any injunctive relief or other obligations) in an amount not to exceed $100,000 individually or $500,000 in the aggregate for all such payments, discharges, settlements, compromises or satisfactions;
(t)    enter into any Contract with any Affiliate, other than Contracts (i) between or among the Company and one or more of its Subsidiaries or (ii) between or among its Subsidiaries;
(u)    enter into any Related Party Contract; make any purchase of goods or services from, or enter into other transactions with any Equityholder or their respective Related Parties; or create any Lien over any asset of the Company or any of its Subsidiaries in favor of any Equityholder or their respective Related Parties;
(v)    permit the Company or any of its Subsidiaries to dissolve, wind-up or liquidate; or
(w)    enter into any agreement or otherwise agree, resolve or commit (in writing or otherwise) to have the Company or any of its Subsidiaries to take any of the foregoing actions.
SECTION 5.02    Control of Operations. Nothing contained in this Agreement shall give each of Parent, Merger Sub, or Merger Sub II, directly or indirectly, the right to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective operations.
SECTION 5.03    Commercially Reasonable Efforts; Cooperation. From and after the date hereof, and through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, each of the parties hereto (other than the Stockholders’ Representative) shall, and the Company shall cause each of its Subsidiaries to, use its respective commercially reasonable efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to take, or cause to be taken all actions, and to do, or cause to be done all things, necessary, proper or advisable under applicable Laws (in addition to the obligations set forth in the first sentence of Section 5.05(c)) to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including satisfaction, but not waiver, of the conditions to Closing set forth in Article VI, including using commercially reasonable efforts to accomplish the following: (i) the obtaining of all other necessary consents, approvals or waivers from any third Persons, (ii) the defending of any lawsuits or other Legal Proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including the Mergers, performed or consummated by such party in accordance with the terms of this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed and (iii) the execution and delivery of any additional instruments reasonably necessary to consummate the Mergers and any other transactions to be performed or consummated by such party in accordance with the terms of this Agreement and to carry out fully the purposes of this Agreement.
SECTION 5.04    Consents. Without limiting the generality of Section 5.03 hereof, each of the parties hereto (other than the Stockholders’ Representative) shall use their commercially reasonable efforts to obtain all Consents of all Governmental Authorities and other Persons as may be necessary in connection with the consummation of the transactions contemplated by this Agreement prior to the Closing, including as necessary for the Surviving Corporation and the Surviving Entity to continue the business of the Company and its Subsidiaries in the ordinary course of business consistent with the Company’s past practice and in compliance with all applicable Laws following the Closing and consummation of the Mergers. Notwithstanding the foregoing, and except to the extent otherwise provided herein, none of Parent, Merger Sub, Merger Sub II, the Company, any of their respective Subsidiaries or any holder of the Company Shares shall have any obligation to agree to amend or modify any Contract, sell any asset, or to pay any consideration to any third Person (other than filing fees payable to Governmental Authorities or fees expressly required to be paid by the party hereto (or its Subsidiaries) that is party to such a Contract in the event of a notice or request for review, consideration or grant of a consent to an assignment, merger or other change of control or the occurrence of such an event) for the purpose of obtaining any such Consent. Each of the parties hereto (other than the Stockholders’ Representative) shall timely make or cause to be made all filings and submissions under Laws and regulations applicable to such party as may be required for the consummation of the transactions contemplated by this Agreement. Each of the parties hereto (other than the Stockholders’ Representative) shall timely make or cause to be made all filings and submissions under Laws and regulations applicable to such party as may be required for the consummation of the transactions contemplated by this Agreement, and shall be responsible for any related cost, fee or expense it incurs in connection therewith, except to the extent otherwise provided in Section 5.05.
SECTION 5.05    Antitrust Notifications and Other Regulatory Approvals.
(a)    Each of the Company, Parent, Merger Sub and Merger Sub II shall cooperate with each other and shall use their respective best efforts to prepare, file and not withdraw (i) required Notification and Report Forms under the HSR Act and the rules and regulations promulgated thereunder with the FTC and the DOJ, and (ii) notifications, filings, registrations, submissions or other materials required or necessary to obtain those consents of Governmental Authorities listed on Schedule 5.05(a) (the “Required Consents”), in each case, as soon as practicable following the date of this Agreement and in the case of clause (i), no later than the tenth (10th) Business Day following the date hereof. All filings made in connection with the foregoing sentence shall be made in substantial compliance with the requirements of applicable Antitrust Laws, including the HSR Act. Each of the Company, Parent, Merger Sub, and Merger Sub II shall make, and Parent shall cause its Affiliates to make, such other filings and submissions as are necessary, if any, in other jurisdictions in order to comply with all applicable Antitrust Laws and shall promptly provide any supplemental information or documentation requested by any Governmental Authority relating thereto. Each of Parent and the Company shall bear 50% of all costs, expenses and fees incurred or payable to any other Person in connection with complying with Section 5.05(a)(i), including filing fees under the Antitrust Laws, while all costs, expenses and fees incurred or payable to any other Person in connection with any other Required Consents pursuant to Section 5.05(a)(ii) shall be borne by the party hereto incurring such cost, fee or expense. Subject to the Confidentiality Agreement and applicable Laws, the parties hereto (other than the Stockholders’ Representative) shall, and Parent shall cause its Affiliates to, coordinate and cooperate fully and promptly with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods, including those under the Antitrust Laws.
(b)    To the extent not prohibited by applicable Law, each party hereto (other than the Stockholders’ Representative) shall promptly notify and furnish the other parties hereto such necessary information and reasonable assistance as the other party hereto may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority, including (i) furnishing the other party copies of any filing such party or any of its Affiliates submits to any Governmental Authority; (ii) furnishing to the other party copies of any correspondence or communication between it or any of its Affiliates or any of their respective Representatives, on the one hand, and any Governmental Authority, on the other hand, in each case relating to the subject matter of this Section 5.05 or the transactions contemplated by this Agreement (and, in the case of any oral communication, a summary of such communication) and shall consult with and permit the other parties to review in advance any proposed filing and any written or oral communication or correspondence by such party to any Governmental Authority relating to the subject matter of this Section 5.05 or the transactions contemplated by this Agreement, and shall consider in good faith the views of such party in connection with any proposed filing and any written or oral communication or correspondence to any Governmental Authority, including the FTC and the DOJ, relating to the subject matter of this Section 5.05 or the transactions contemplated by this Agreement; and (iii) giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent not prohibited by such Governmental Authority; provided, however, that to the extent any of the documents or information provided pursuant to this Section 5.05 are commercially or competitively sensitive, the Company, Parent, Merger Sub, or Merger Sub II, as the case may be, may satisfy its obligations by providing such documents or information to the other party’s outside counsel, with the understanding and agreement that such counsel shall not share such documents and information with its client; provided, further, that materials may also be redacted (x) to remove references concerning the valuation of the Company, (y) as necessary to comply with contractual arrangements, and (z) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns, to the extent that that such attorney-client or other privilege or confidentiality concerns are not governed by a common interest privilege or doctrine. No party hereto shall agree to, or permit any of its Affiliates or any of its or their respective Representatives to, participate in any meeting or discussion with any Governmental Authority in respect of any filings, investigation, inquiry or any other matter contemplated by this Section 5.05 or any transaction contemplated by this Agreement unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate in such meeting or discussion.
(c)    Notwithstanding anything in this Agreement to the contrary, Parent and the Company shall use their reasonable best efforts to obtain any consents, clearances or approvals required under or in connection with the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other applicable antitrust or competition law, regulation or decree designed or intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade or harm to competition (collectively, the “Antitrust Laws”), and to enable all waiting periods under any Antitrust Law to expire, and to avoid or eliminate each and every impediment under any Antitrust Law asserted by any Governmental Authority, in each case, to cause the Mergers and the other transactions contemplated hereby to occur as promptly as practicable following the date of this Agreement and, in any event, prior to the Termination Date (as it may be extended pursuant to Section 8.01(b)). Further, and for the avoidance of doubt, Parent will use its reasonable best efforts to ensure that (x) no requirement for any non-action by, or consent or approval of, any Governmental Authority with respect to any Antitrust Laws, (y) no decree, judgment, injunction, temporary restraining Order or any other Order in any Legal Proceeding with respect to any Antitrust Laws, and (z) no other matter relating to any Antitrust Laws would preclude consummation of the Mergers by the Termination Date; provided, that Parent, the Company and/or their respective

Subsidiaries shall not be required to take or agree to take any action to consummate a sale, divestiture or disposition of, or hold separate (through the establishment of a trust or otherwise), any assets, properties or businesses of Parent, the Company or any of their respective Subsidiaries. Notwithstanding anything to the contrary, nothing in this Section 5.05 or elsewhere in this Agreement shall require Parent to take or agree to take any action with respect to Parent or any of its Affiliates (including, after the Closing, the Surviving Entity), including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Affiliates (including, after the Closing, the Company and its Subsidiaries).
(d)    From the date hereof through the date (i) of termination of the required waiting periods under the Antitrust Laws and (ii) on which the Required Consents are obtained, no party hereto shall knowingly take any action that would reasonably be expected to hinder or delay, as applicable, the obtaining of clearance or the expiration of the required waiting periods under the Antitrust Laws, or the obtaining of the Required Consents from the applicable Governmental Authorities.
(e)    The parties hereto acknowledge and agree that the obligations set forth in this Section 5.05 shall be in addition to, and not in limitation of the generality of, the matters set forth in Section 5.03 and Section 5.04.
SECTION 5.06    Access to Information.
(a)    Subject to the terms of the Confidentiality Agreement and applicable Laws, during the period from the execution and delivery of this Agreement by the parties hereto through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, the Company shall permit, and shall cause its Subsidiaries to permit, Parent and its advisors, accountants, attorneys and authorized Representatives to have reasonable access, in a manner not disruptive to the ordinary course operations of the business of the Company and its Subsidiaries, during normal business hours and upon reasonable notice, to the offices, facilities, assets, properties, management-level employees and books and records of the Company and its Subsidiaries, and shall furnish, or cause to be furnished, to Parent, such financial, tax and operating data and other information with respect to such entities and their respective offices, facilities, assets, properties, employees, businesses and operations as Parent shall from time to time reasonably request; provided, however, any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the Company’s business and shall be at the sole expense of Parent. If requested by Parent, the Company shall, after consultation with Parent, introduce Parent to Top Customers and Top Vendors of the Company and its Subsidiaries for the purpose of facilitating the post-Closing integration of the Company and the Subsidiaries and their businesses into that of Parent. All access and investigation pursuant to this Section 5.06 shall be conducted at Parent’s expense. Notwithstanding anything to the contrary contained herein or otherwise, neither the Company nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of the Company, be expected to (i) jeopardize the attorney-client privilege, work-product protection or other immunity or protection from disclosure of the Company or its Subsidiaries, (ii) contravene any Law, any Contract entered into prior to the date hereof or any other obligation of confidentiality, or (iii) result in the disclosure of competitively sensitive information; provided that the Company or its Subsidiaries, as applicable, will attempt in good faith to make such alternative arrangements as may be reasonably necessary to provide the relevant information in a way that would not risk waiver of such privilege, immunity or protection or contravene such Law or Contract or result in such disclosure. The Company shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.06.
(b)    The Company shall provide to Parent the audited consolidated balance sheets and the related audited statements of income and cash flows for the fiscal year ended December 31, 2019 (the “2019 Audited Financial Statements”) no later than five (5) days following the delivery of the independent audit report for the 2019 Audited Financial Statements to the Company Board (if delivered prior to the Closing). No later than thirty (30) days following the end of each calendar month prior to the Closing, the Company shall provide to Parent the unaudited consolidated balance sheet as of the end of the most recently completed calendar month and the related statements of income and cash flow of the Company for the period from the beginning of the Company’s then-current fiscal year until the end of such month.
(c)    Parent shall, and shall cause the Surviving Entity to (in each case for so long as controlled by Parent after the Effective Time), preserve and keep the records held by them and the Subsidiaries of the Surviving Entity relating to the respective businesses of the Company and its Subsidiaries prior to the Effective Time for a period of seven (7) years from the Closing Date (or longer if required by applicable Law) and shall, subject to applicable Law, make such records (or copies) and reasonably appropriate personnel available, during normal business hours and upon reasonable advance notice, as may be reasonably required by any holder of Company Shares in connection with any insurance claims by, Legal Proceeding or Tax audits against, governmental investigations of, or compliance with legal requirements by, any holder of Company Shares or any of their respective Affiliates; provided, however, any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business and shall be at the sole expense of the requesting Person.
(d)    Without in any way limiting the foregoing, the Company agrees to provide to Parent or its Representatives upon request information related to any Person who is a holder of Company Shares, or the beneficial owners or trustees of any such Person that is not an individual, in order for Parent to consider whether such Person is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, and if such information is not in the possession of or otherwise available to the Company, to request such information from the applicable Person.
(e)    Subject to the terms of the Confidentiality Agreement and applicable Laws, during the period from the execution and delivery of this Agreement by the parties hereto through the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, Parent shall permit, and shall cause its Subsidiaries to permit, the Company and its advisors, accountants, attorneys and authorized Representatives to have reasonable access, in a manner not disruptive to the ordinary course operations of the business of Parent and its Subsidiaries, during normal business hours and upon reasonable notice, to the offices, facilities, assets, properties, management-level employees and books and records of Parent and its Subsidiaries, and shall furnish, or cause to be furnished, to the Company, such financial, tax and operating data and other information with respect to such entities and their respective offices, facilities, assets, properties, employees, businesses and operations as the Company shall from time to time reasonably request; provided, however, any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of Parent’s and its Subsidiaries’ business and shall be at the sole expense of the Company. All access and investigation pursuant to this Section 5.06(e) shall be conducted at the Company’s expense.

Notwithstanding anything to the contrary contained herein or otherwise, neither Parent nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would, in the reasonable judgment of Parent, be expected to (i) jeopardize the attorney-client privilege, work-product protection or other immunity or protection from disclosure of Parent or its Subsidiaries, (ii) contravene any Law, any Contract entered into prior to the date hereof or any other obligation of confidentiality, or (iii) result in the disclosure of competitively sensitive information; provided that Parent or its Subsidiaries, as applicable, will attempt in good faith to make such alternative arrangements as may be reasonably necessary to provide the relevant information in a way that would not risk waiver of such privilege, immunity or protection or contravene such Law or Contract or result in such disclosure. Parent shall have the right to have one or more of its Representatives present at all times during any visits, examinations, discussions or contacts contemplated by this Section 5.06.
(f)    The Company and Parent hereby agree that Section 9 of the Confidentiality Agreement is hereby amended and restated in its entirety to read as follows, effective upon the date of this Agreement: “The parties hereto agree that this Agreement shall remain in effect until the earlier of (a) December 30, 2022 or (b) the Closing Date (as such term is defined in any Agreement and Plan of Merger to which they are both party).”
(g)    The parties hereto agree that the terms of the Confidentiality Agreement are incorporated by reference herein and shall continue in full force and effect in accordance with its terms until the Closing, provided, however that to the extent of any conflict between the provisions of this Agreement and the Confidentiality Agreement (including in respect of Section 9 of the Confidentiality Agreement), this Agreement shall control. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement and the provisions of Section 5.06(f) shall nonetheless continue in full force and effect consistent with the terms of the Confidentiality Agreement as amended thereby.
SECTION 5.07    Public Statements. Except as required by applicable Law or the rules and regulations of any applicable stock exchange, in which event the parties hereto shall consult with each other in advance and provide the non-disclosing parties a reasonable opportunity to review and comment thereon to the extent not prohibited by applicable Law, no press release or other public announcement, statement or comment relating to the transactions contemplated by this Agreement shall be issued, made or permitted to be issued or made by any party to this Agreement or any of its Affiliates or Representatives without the prior written consent of the other parties hereto; provided, however, that (i) Parent or any holder of Company Shares or any Affiliate thereof may disclose (A) the transactions contemplated by this Agreement to their investors and (B) the consummation of the transactions contemplated hereby upon the Closing (but not, without the consent of the other parties hereto, price terms or the name of such other parties) on their websites and otherwise in the ordinary course of business and (ii) the Company and Parent may disclose the transactions contemplated hereby to their respective employees; provided that, in each case, such communication is consistent with prior communications of the Company previously agreed to by Parent and the Company. Notwithstanding anything in this Agreement or the Confidentiality Agreement to the contrary, following Closing, the Stockholders’ Representative shall be permitted to: (x) after the public announcement of the Mergers, publicly announce that it has been engaged to serve as the Stockholders’ Representative in connection with the Mergers as long as such announcement does not disclose any of the other terms of the Mergers or the other transactions contemplated herein; and (ii) disclose information as required by law or to employees, advisors, agents or consultants of the Stockholders’ Representative and to the Equityholders,

in each case who have a need to know such information, provided that such persons are subject to confidentiality obligations with respect thereto.
SECTION 5.08    Indemnification of Directors and Officers.
(a)    Parent, Merger Sub, and Merger Sub II agree that all rights to exculpation, indemnification and advancement of expenses for acts or omissions occurring prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time (including in respect of any matters arising in connection with this Agreement and the transactions contemplated hereby), now existing in favor of the current or former directors, officers, or employees, as the case may be (each, a “D&O Indemnified Party”), of the Company or its Subsidiaries as provided in their respective certificate of incorporation, by-laws, or other equivalent governing documents or in any agreement shall survive the Mergers and shall continue in full force and effect. For a period of at least six (6) years after the Effective Time, Parent shall (and Parent shall cause the Surviving Entity to) indemnify, defend and hold harmless, and advance expenses to D&O Indemnified Parties with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time (including any matters arising in connection with this Agreement or the transactions contemplated hereby), to the fullest extent that both (i) the Company or its Subsidiaries would be permitted by applicable Law and (ii) required by the Organizational Documents of the Company or its Subsidiaries, as applicable, as in effect on the date of this Agreement.
(b)    Prior to the Closing, the Company shall obtain “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “D&O Tail Policy”). The cost of the D&O Tail Policy shall be borne by the Company. During the term of the D&O Tail Policy, Parent shall not (and shall cause the Surviving Entity not to) take any action following the Closing to cause the D&O Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that none of Parent or the Surviving Entity (the “D&O Indemnifying Parties”) or any Affiliate thereof shall be obligated to pay any premiums or other amounts in respect of such D&O Tail Policy.
(c)    The obligations of the D&O Indemnifying Parties under this Section 5.08 shall survive the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.08 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.08 applies shall be third party beneficiaries of this Section 5.08, each of whom may enforce the provisions of this Section 5.08).
(d)    In the event any D&O Indemnifying Party or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the D&O Indemnifying Parties, as the case may be, shall assume all of the obligations set forth in this Section 5.08. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.08 is not prior to, or in substitution for, any such claims under any such policies.
SECTION 5.09    Employee Benefits.
(a)    During the period commencing at the Closing Date and ending on the first (1st) anniversary of the Closing Date, Parent shall, or shall cause the Surviving Entity to provide (i) each continuing employee of the Company or its Subsidiaries with base salary or wage rate and annual target bonus opportunity at least equal to the base salary or wage rate and annual target bonus opportunity in effect with respect to such employee as of immediately prior to the Closing Date and (ii) continuing employees with substantially comparable other employee benefits (excluding equity, equity-based compensation, benefits under the Company 401(k) Plan, defined benefit pension or retiree benefits but including vacation time, health, welfare and fringe benefits) in the aggregate as those provided to employees of the Company and its Subsidiaries immediately prior to the Closing Date.
(b)    Without limiting Section 5.09(a), during the one (1) year period commencing at the Closing Date, Parent shall cause the Surviving Entity to provide to each continuing employee of the Company or its Subsidiaries who experiences a termination of employment without cause, and who is not covered by an individual agreement providing for severance, cash severance benefits at least equivalent to the severance benefits such employee who would be entitled to upon such termination of employment under the severance policies of the Company and its Subsidiaries immediately prior to the Closing Date.
(c)    From and after the Closing, Parent shall, or shall cause the Surviving Entity to, continue to honor, pay, perform and satisfy any and all liabilities, obligations and responsibilities to, or in respect of, each employee and officer of the Company and its Subsidiaries, and each former employee and officer of the Company and its Subsidiaries, as of the Closing arising under the terms of, or in connection with, any Plan disclosed in Schedule 5.09(c) in accordance with the terms thereof (including terms permitting the termination or amendment thereof).
(d)    For purposes of eligibility, vesting, benefit accrual (other than benefit accrual under a defined benefit pension plan or retiree medical plan) and entitlement to benefits, including the determination of the level of vacation and severance pay benefits under the benefit and compensation plans, programs, agreements and arrangements of Parent, the Surviving Entity or any of their respective subsidiaries in which continuing employees are eligible to participate following the Closing (the “Parent Plans”), Parent and the Surviving Entity shall credit each such employee with his or her years of service with the Company, its Subsidiaries and any predecessor entities, to the same extent as such employee was entitled to credit for such service immediately prior to the Closing under any similar Plan, except where such crediting would result in duplication of benefits. Parent Plans shall not deny employees coverage on the basis of pre-existing conditions to the extent such conditions were waived or satisfied under similar Plans immediately prior to the Closing and shall credit such employees for any deductibles and out-of-pocket expenses paid prior to the Closing Date in the plan year containing the Closing Date in satisfying any deductibles and out-of-pocket expenses in such plan year.

(e)    The parties hereto acknowledge and agree that all provisions contained in this Section 5.09 with respect to employees of the Company and its Subsidiaries are included for the sole benefit of the respective parties hereto and shall not create any right (i) in any other Person, including any employee, former employee or any participant or any beneficiary thereof in any Plan or Parent Plan, or (ii) to continued employment with the Company, any of its Subsidiaries, Parent or the Surviving Entity. After the Effective Time, nothing contained in this Section 5.09 is intended to be or shall be considered to be an amendment or adoption of any plan, program, agreement, arrangement or policy of the Company, any of its Subsidiaries, Parent or the Surviving Entity nor shall it interfere with Parent’s, the Surviving Entity’s or any of the Surviving Entity’s Subsidiaries’ right to amend, modify or terminate any Plan or Parent Plan (subject to the foregoing provisions of this Section 5.09) or to terminate the employment of any employee of the Company or its Subsidiaries for any reason; provided that the Surviving Entity and its Subsidiaries shall be subject to the provisions of Section 5.09(b).
(f)    Unless Parent and the Company mutually agree that no 280G Stockholder Vote is necessary, as soon as reasonably practicable following the date hereof, but in no event later than five (5) days prior to the Closing Date, the Company will submit to a stockholder vote (in compliance with Section 280G(b)(5)(B) of the Code and the regulations thereunder) the right of any individual who is or could reasonably be expected to be, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code) to receive payments and benefits that could be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code), in a manner reasonably designed to cause the payments and benefits that would otherwise constitute a “parachute payment” to be exempt from the definition of “parachute payment” by reason of the exemption provided under Section 280G(b)(5)(B) of the Code (the “280G Stockholder Vote”). Prior to soliciting such 280G Stockholder Vote, Parent shall have a reasonable period of time to review and comment on all calculations, waivers, consents, disclosures, and other documents prepared in connection with the actions described in this Section 5.09(f), which comments the Company shall consider in good faith.
SECTION 5.10    Termination of Related Party Contracts and Plans.
(a)    All Related Party Contracts, other than (a) the Contracts listed on Schedule5.10, (b) Contracts referred to in Section 3.11(a)(xx) or Section 5.08 and (c) Contracts solely between the Company and one or more of its Subsidiaries or between or among its Subsidiaries and referred to in Section 3.11(a)(v), shall be terminated as of the Closing Date, and all obligations and liabilities thereunder shall have been satisfied (except to the extent that any such agreement contains provisions which provide for the survival of such provisions following the termination of such agreement and are set forth on Schedule 5.10(a), in which case such provisions shall survive such termination in accordance with their respective terms), including all Change in Control Payments related thereto. Without in any way limiting the foregoing, the Company covenants and agrees that (i) any promissory notes that are Related Contracts or other promissory notes, loans or Contracts pursuant to which any current or former employees or other Representatives of the Company or any of its Subsidiaries or other current or former holders of any Options at any time owe or owed any amounts to the Company or any of its Subsidiaries (“Equityholder Loans”) shall have been paid or otherwise satisfied in full in accordance with their terms prior to the Closing Date consistent with applicable law and (ii) any expenses or other amounts advanced or otherwise loaned by the Company or any of its Subsidiaries to any Related Party repaid to the Company in full, in each case prior to the Closing Date and with written evidence thereof reasonably satisfactory to Parent delivered to Parent prior to such date.

(b)    Prior to the Closing Date, the Company shall terminate: (i) the Company 401(k) Plan; and (ii) any other Plan requested by Parent at least five (5) Business Days prior to the Closing Date, unless, in the case of clause (a), Parent, in its sole and absolute discretion, provides the Company with written notice not to so terminate the 401(k) Plan at least three Business Days prior to the Closing Date. Any termination of the 401(k) Plan must be reflected in resolutions of the Company’s board of directors entered into and effective no later than the day before the Closing Date, and the termination of any other Company Plans must be on the timing specified by Parent. The Company shall deliver to Parent, prior to the Closing Date, evidence that the resolutions have been adopted and the foregoing actions have been taken (the form and substance of which resolutions shall be subject to prior review and approval of Parent at least three (3) Business Days (or such shorter period as applies between Parent’s notice of termination of a Plan and the Closing Date)) before action is taken).
SECTION 5.11    Closing Conditions. From the date hereof until the Closing, each party hereto (other than the Stockholders’ Representative) shall use its commercially reasonable efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VI hereof that are within the control of such party or its controlled Affiliates.
SECTION 5.12    Tax Matters.
(a)    Subject to this Section 5.12, Parent and the Company shall file, or cause to be filed, all federal, state, and local Tax Returns required to be filed by them or its respective Subsidiaries on or before the date such returns are due (including any extensions) and shall pay or cause to be paid all Taxes shown to be due on such Tax Returns on or before the date such payment is due. All agreements or arrangements the principal purpose of which is Tax sharing or allocation among the Company and its Subsidiaries shall be terminated as of the Effective Time.
(b)    All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with the Mergers, if any, shall be borne fifty percent (50%) by Parent and fifty percent (50%) by the Equityholders. Parent and the Stockholders’ Representative shall cooperate to prepare, and the Person(s) required to do so under applicable Law shall file, all necessary Tax Returns and other documentation with respect to any such Transfer Taxes. In the case of Taxes attributable to an entity treated for Tax purposes as a partnership or a controlled foreign corporation (within the meaning of Section 957(a) of the Code or a comparable provision of Law) in which the Company or any of its Subsidiaries holds (with due regard to Section 958 of the Code) an interest as of the Closing Date, the Equityholders shall bear the portion of such Taxes that would have been due if the taxable year of such partnership or controlled foreign corporation ended on the Closing Date, without regard to any contrary provision of Law.
(c)    Without the prior written consent of the Stockholders’ Representative (which shall not be unreasonably withheld or delayed), Parent, the Company, and their respective Affiliates shall not, with respect to any Pre-Closing Tax Period, make, change or rescind any Tax election, claim a refund, amend any Tax Return or take any position on any Tax Return, take any action, or enter into any other transaction, in each case that would have the effect of increasing the Tax liability the Company in respect of any Pre-Closing Tax Period or portion thereof, to the extent any of the foregoing would reasonably be expected to result in a Tax liability on the part of any Equityholder or any current or former employee of the Company or any of its Subsidiaries or to give rise to an indemnity obligation or other liability on the party of any Equityholder.
(d)    Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company or any of its Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by law) and shall be submitted by Parent to the Stockholders’ Representative (together with schedules, statements and, to the extent requested by the Stockholders’ Representative, supporting documentation) at least 30 days prior to the due date (including extensions) of such Tax Return. Parent shall in good faith make any changes reasonably requested by the Stockholders’ Representative that relate to a Pre-Closing Tax Period, which for the avoidance of doubt shall not include changes inconsistent with law or that result in material incremental Tax liability borne by Parent.
(e)    In the case of Taxes that are payable with respect to a taxable period that begins before and ends after the Closing Date, the portion of any such Taxes that are treated as attributable to a Pre-Closing Tax Period for purposes of this Agreement shall be:
(i)    in the case of Taxes (A) based upon, or related to, income, receipts, profits, wages, capital or net worth, (B) imposed in connection with the sale, transfer or assignment of property, or (C) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and
(ii)    in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.
(f)    Parent agrees to give written notice to the Stockholders’ Representative of the receipt of any written notice by the Company, Parent or any of their Affiliates which involves the assertion of any claim, or the commencement of any action, involving Taxes that are attributable to any Pre-Closing Tax Period or portion thereof (a “Tax Claim”). Notwithstanding anything in Section 7.03 to the contrary, Parent shall control the contest or resolution of any such Tax Claim; provided, however, that Parent shall obtain the prior written consent of the Stockholders’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of any such Tax Claim or ceasing to defend such claim, if such settlement or cessation would give rise to an indemnity obligation or other liability on the party of any Equityholder; and, provided further, that the Stockholders’ Representative shall be entitled to participate and consult in the defense of such Tax Claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Stockholders’ Representative (on behalf of the Equityholders).
(g)    The Stockholders’ Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return or in connection with any audit or other proceeding in respect of Taxes of the Company or any of its Subsidiaries. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities. Each of the Stockholders’

Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date, the Stockholders’ Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.
SECTION 5.13    Stockholder Consent.
(a)    The Company shall use its commercially reasonable efforts to obtain, within twenty (20) Business Days following the execution and delivery of this Agreement, the Stockholder Consent pursuant to written consents of the Stockholders with respect to which the execution of a Support Agreement is a requirement of Section 6.02(j) in the form attached hereto as Exhibit I. The materials submitted to the Stockholders in connection with the Stockholder Consent shall include the Company Board Recommendation. Promptly following receipt of the Stockholder Consent, the Company shall deliver a copy of such Stockholder Consent to Parent.
(b)    Promptly following, but in no event more than five (5) Business Days after, receipt of the Stockholder Consent, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every Stockholder that did not execute the Stockholder Consent. The Stockholder Notice shall (i) be a statement to the effect that the Company Board unanimously determined that the Mergers are advisable in accordance with Section 251(b) of the DGCL and in the best interests of the Stockholders and unanimously approved and adopted this Agreement, the Mergers and the other transactions contemplated hereby, (ii) provide the Stockholders to whom it is sent with notice of the actions taken in the Stockholder Consent, including the approval and adoption of this Agreement, the Mergers and the other transactions contemplated hereby in accordance with Section 228(e) of the DGCL and the bylaws of the Company and (iii) notify such Stockholders of their dissent and appraisal rights pursuant to Section 262 of the DGCL. The Stockholder Notice shall include therewith a copy of Section 262 of Delaware Law and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the twenty (20) day period during which a Stockholder must demand appraisal of such Stockholder’s Common Stock as contemplated by Section 262(d)(2) of the DGCL. All materials submitted to the Stockholders in accordance with this Section shall be subject to Parent’s advance review and reasonable approval.
In addition, as the Stockholder Consent is executed by additional Stockholders, the Company shall promptly deliver additional copies of the Stockholder Consent to Parent reflecting such additional Stockholders as signatories thereto.
SECTION 5.14    Termination of Equity Agreements. The Company shall take all action necessary to terminate the Equity Agreements at, or immediately prior to, the Closing.
SECTION 5.15    Exclusivity.

(a)    Until the earlier of the termination of this Agreement or the consummation of the Closing, the Company shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal; or (iv) furnish any material nonpublic information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek to do anything prohibited for the Company in this Section 5.15. The Company shall immediately cease and cause to be terminated, and shall cause its Affiliates and all of its and their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. For purposes hereof, “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (A) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (B) the issuance or acquisition of shares of capital stock or other equity securities of the Company; or (C) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets. The Company also shall, and shall cause its controlled Affiliates to, and each such foregoing Person shall cause its respective Representatives to, promptly (x) notify any party with which such discussions or negotiations were being held of such termination described above; and (y) request in writing that all Persons to whom nonpublic information concerning the Company or any of its Subsidiaries has been distributed on or prior to the date of this Agreement return or destroy such information to the Company as soon as possible.
(b)    In addition to the other obligations under this Section 5.15, the Company shall promptly (and in any event within two (2) Business Days after receipt thereof by the Company or its Representatives) advise Parent orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in an Acquisition Proposal, and the identity of the Person making the same.
(c)    The Company agrees that the rights and remedies for noncompliance with this Section 5.15 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and that money damages would not provide an adequate remedy to Parent.
SECTION 5.16    Advice of Changes.
(a)    From time to time prior to the Closing, the Company shall have the right (but not the obligation) to supplement or amend the Company Disclosure Schedule hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Company Schedule Supplement”). Any disclosure in any such Company Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.02(a) have been satisfied; provided, however, that if Parent has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Company Schedule Supplement, then Parent and each other

Acquirer Indemnified Party shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter and, further, shall have irrevocably waived any of their rights to indemnification under with respect to such matter (other than pursuant to Section 7.02(a)).
(b)    From time to time prior to the Closing, Parent shall have the right (but not the obligation) to supplement or amend the Parent Disclosure Schedule hereto with respect to any matter hereafter arising or of which it becomes aware after the date hereof (each a “Parent Schedule Supplement”). Any disclosure in any such Parent Schedule Supplement shall not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of the indemnification or termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 6.03(a) have been satisfied; provided, however, that if the Company has the right to, but does not elect to, terminate this Agreement within five (5) Business Days of its receipt of such Parent Schedule Supplement, then the Company, the Equityholders, and each of their respective representatives, successors and assigns shall be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.
(c)    Without in any way limiting the foregoing provisions of this Section 5.16, in connection with its delivery of the Spreadsheet no later than five (5) Business Days prior to the Effective Time, the Company shall deliver to Parent at such time a supplement or amendment to the Capitalization Schedule and Schedule 3.03(c) to the Company Disclosure Schedule, as applicable (the “Capitalization Update”), solely for purposes of reflecting thereon the occurrence of any of the following events between the date of this Agreement and the Effective Time: (i) the conversion of any Company Preferred Stock to Company Common Stock in accordance with the Company’s Organizational Documents and in connection with the payment of the Liquidation Preference contemplated by Section 6.02(l), (ii) the exercise or cancellation (or change to the exercisability or vesting) of any Option and the issuance of any Company Shares in connection therewith, (iii) the surrender or cancellation of any Company Shares or any other Equity Interests of the Company in satisfaction of any Equityholder Loans, (iv) as expressly described in Schedule 5.01 hereto or (v) as expressly described in a Company Schedule Supplement that does not result in the termination of this Agreement. Such Capitalization Update shall be deemed to be a Company Schedule Supplement and shall be deemed to amend or supplement the Company Disclosure Schedule solely for such purposes of reflecting the occurrence of any of the preceding events between the date of this Agreement and the Effective Time.
SECTION 5.17    Merger Sub, Surviving Corporation and Merger Sub II. Parent shall take all actions necessary to cause Merger Sub, the Surviving Corporation and any of its Subsidiaries, and Merger Sub II to perform their obligations under this Agreement and to consummate the Mergers on the terms and conditions set forth in this Agreement.
SECTION 5.18    Tax Opinions.
(a)    The Company shall use its commercially reasonable efforts to obtain a tax opinion from its counsel, addressed to the Company with respect to the transaction, dated the Closing Date, to the effect that the Mergers should be treated as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (subject to typical qualifications and assumptions for opinions of such kind), with such commercially reasonable efforts of Company to include, for avoidance of doubt, Company’s payment of fees and expenses of its counsel in connection therewith as Transaction Expenses. In order to facilitate the issuance of such tax opinion, prior to

Closing, Parent and the Company shall provide Company’s counsel with certified officer’s tax representation letters containing the representations and certifications setting forth factual representations reasonably requested by the issuer of the tax opinion and on which such tax opinion will be based.
(b)    Parent shall use its commercially reasonable efforts to obtain a tax opinion from its counsel, addressed to Parent with respect to the transaction, dated the Closing Date, to the effect that the Mergers should be treated as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (subject to typical qualifications and assumptions for opinions of such kind), with such commercially reasonable efforts of Parent to include, for avoidance of doubt, Parent’s payment of fees and expenses of its counsel in connection therewith. In order to facilitate the issuance of such tax opinion, prior to Closing, Parent and the Company shall provide Parent’s counsel with certified officer’s tax representation letters containing the representations and certifications setting forth factual representations reasonably requested by the issuer of the tax opinion and on which such tax opinion will be based.
SECTION 5.19    Conduct of Parent Business. Except (i) as set forth in Schedule 5.24, (ii) as required by Law or Contract, (iii) as required or contemplated by this Agreement or (iv) with the prior written consent of the Company, during the period from the date hereof to the earlier of the Closing and the date on which this Agreement is terminated in accordance with Article VIII, (x) Parent shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business in the ordinary course of business, (B) preserve intact its present business organization in all material respects, and (C) keep available the services of its present senior officers and key employees.
SECTION 5.20    R&W Policy. Parent shall use commercially reasonable efforts to satisfy any conditions set forth in the Binder Agreement, in each case, in accordance with the applicable terms thereof and by the applicable time deadlines set forth therein, in each case, to the extent necessary for the insurer to issue the R&W Policy, and to cause the coverage under such R&W Policy to become effective as of the Closing. Parent will promptly provide the Stockholders’ Representative with a true and correct copy of the final R&W Policy once issued. From and after the date of this Agreement until the termination of this Agreement in accordance with its terms or, if the Closing is consummated, continuing through the six (6)-year term of such R&W Policy, Parent covenants and agrees that it will not amend, terminate, or knowingly waive or modify any provision of the R&W Policy, in each case in a manner that would reduce the coverage provided to Parent under the R&W Policy as of the Closing. 50% of the R&W Policy Premium shall be borne by Parent.
SECTION 5.21    Data Room. No later than three (3) Business Days after the date hereof, the Company shall deliver to Parent a USB drive containing a complete and accurate copy of the electronic data room maintained in connection with the transactions contemplated by this Agreement in the form such data room existed as of the date hereof. Prior to the Closing, the Company shall make arrangements to have delivered to Buyer no later than three (3) Business Days after the Closing Date a USB drive containing complete and accurate copy of the electronic data room maintained in connection with the transactions contemplated by this Agreement in the form such data room existed as of the Closing Date.

ARTICLE VI
CONDITIONS TO CLOSING
SECTION 6.01    Mutual Conditions to the Obligations of the Parties. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement are subject to the satisfaction or, to the extent permitted by Law, waiver in writing by the Company and Parent at or prior to the Closing of each of the following conditions:
(a)    No Injunctions or Legal Prohibitions. No temporary restraining Order, preliminary or permanent injunction or other judgment or Order issued by any court of competent jurisdiction or other statute, Law, rule, ruling, decree, regulation, legal restraint or prohibition enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction (collectively, “Restraints”) which has the effect of preventing, restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall be in effect.
(b)    Antitrust Laws. All applicable waiting periods (or any extensions thereof) applicable to the First Merger under the Antitrust Laws shall have expired or early termination thereof shall have been granted.
(c)    R&W Policy. The Binder Agreement shall be in full force and effect immediately as of the Closing and shall be valid, binding and enforceable in accordance with its terms.
SECTION 6.02    Conditions to the Obligations of Parent, Merger Sub, and Merger Sub II. The obligations of Parent, Merger Sub, and Merger Sub II to consummate the Mergers and the other transactions contemplated by this Agreement are, in addition to the conditions set forth in Section 6.01, further subject to the satisfaction or, to the extent permitted by Law, waiver by Parent in writing at or prior to the Closing, of each of the following conditions:
(a)    Representations and Warranties.
(i)    Except as provided for in Section 6.02(a)(ii), the representations and warranties of the Company and any Stockholder set forth in this Agreement (as modified by the Company Disclosure Schedule) or any Additional Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall only be true and correct as of such earlier date).
(ii)    The representations and warranties of the Company set forth in the first sentence of Section 3.01 (Organization); Section 3.02 (Capitalization); Section 3.03 (Authority); Section 3.05 (Financial Statements); and Section 3.22 (Brokers) shall be true and correct as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date).

(b)    Performance. The Company and any applicable Stockholder shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement or any of the Additional Agreement to be performed or complied with by the Company or such Stockholder on or prior to the Closing Date.
(c)    Officer’s Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date, executed by a duly authorized officer of the Company, certifying the satisfaction of the conditions set forth in Section 6.02(a) and Section 6.02(b).
(d)    Secretary’s Certificate. The Company shall have delivered to Parent a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of the Company certifying (i) that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company’s board of directors authorizing the Company’s execution, delivery and performance of this Agreement and the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Stockholders approving the Mergers and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (ii) the names and signatures of the officers of the Company authorized to sign this Agreement, the Additional Agreements to which it is a party and the other documents to be delivered hereunder and thereunder; and (iii) that attached thereto is true and complete copy of a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which the Company is organized as of a date within five (5) Business Days of the Closing Date.
(e)    Tax Certificate. Immediately prior to Closing, the Company shall have delivered to Parent a certificate, substantially in the form provided for in Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations, establishing that the Company Common Stock is not a “United States real property interest” within the meaning of Section 897(c)(1)(A)(ii) of the Code.
(f)    Absence of a Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance, development, event or change that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(g)    Escrow Agreement. Parent and Merger Sub shall have received an executed counterpart to the Escrow Agreement, signed by the Company and the Stockholders’ Representative.
(h)    Stockholder Consent. The Stockholder Consent shall have been executed and delivered to Parent and reflect the consent of Stockholders holding Company Shares representing at least ninety percent (90%) of the outstanding Company Shares (determined on an as-converted, as-exercised, Company Common Stock-equivalent basis) and all of the Company Preferred Stock.
(i)    Third Party Consents and Approvals. All third party consents referred to on Schedule 6.02(i) shall have been obtained on terms reasonably satisfactory to Parent, with copies thereof delivered to Parent.
(j)    Support Agreements. The Company shall have obtained and delivered to Parent Support Agreements substantially in the form of Exhibit A from (i) each Stockholder that as of the date hereof owned beneficially or of record greater than 50,000 or more Company Shares in the aggregate, individually or collectively with any Affiliates of such Stockholder, and (ii) no less than 80% of the aggregate number of Stockholders that as of the date hereof owned beneficially or of record at least 20,000 but less than 50,001 Company Shares, but that is not a Stockholder or Affiliate thereof described in subsection (i) of this subsection (j) (the Stockholders described in (i) and (ii), collectively, the “Key Stockholders”).
(k)    Key Employees. At least six of the Key Employees including Clay Wilkes shall not have terminated, and shall not have provided notice of their intent to terminate, employment with the Company or their Employment Agreements.
(l)    Liquidation Preference. The Company shall have paid the Liquidation Preference in full to each holder of Preferred Stock, and provided reasonable evidence of such payments reasonably satisfactory to Parent.
(m)    Option Assumption. The Company and each holder of an Option shall have executed and delivered an Option Cancellation and Assumption Agreement in the form attached as Exhibit J hereto (each, an “Option Cancellation Agreement”) providing for the partial cancellation and/or partial assumption of such Option. In addition, the Company and its board of directors (or any applicable committee thereof) shall have adopted any resolutions necessary to allow for such cancellation of Options or the assumption of Options, as applicable, as contemplated by Section 2.08 under the applicable Company Option Plan(s) (in lieu of any other treatment of the applicable Options contemplated by the applicable Option Plans as in effect on the date hereof) upon the consummation of the transactions as contemplated by this Agreement, and provided Parent with evidence thereof reasonably satisfactory to Parent, including a copy of such resolutions certified by the Secretary or Assistant Secretary of the Company.
(n)    Termination of Certain Contracts. The Contracts to which the Company or an its Subsidiaries are a party listed on Schedule 6.02(n) shall have been terminated in accordance with their terms, and without any further Liability to the Company or its Subsidiaries, with evidence of such terminations and satisfaction of Liability reasonably satisfactory to Parent delivered to Parent, including as to any Equityholder Loans.
(o)    Dissenting Shares. No more than five percent (5%) of the issued and outstanding shares of Company Common Stock shall be Dissenting Shares.
(p)    Payments Administration Agreement. Parent and Merger Sub shall have received an executed counterpart to the Payments Administration Agreement, signed by the Paying Agent and the Stockholders’ Representative.
(q)    Spreadsheet. The Company shall have delivered to Parent and the Paying Agent (with a copy to the Stockholders’ Representative) no less than five (5) Business Days prior to the Closing Date a spreadsheet in the form attached hereto as Schedule 6.02(q) that accurately sets forth all of the following information (in addition to the other required data and information specified therein) (the “Spreadsheet”): (i) the names of all the Equityholders and their respective addresses and email addresses (to the extent available), the number of Company Shares, Participating Options and Assumed Options held by such Persons, as applicable; (ii) the Company’s good faith estimate of the Closing Net Working Capital, Closing Indebtedness, unpaid Transaction Expenses and the aggregate amount of Closing Cash, each as determined in accordance with GAAP applied on a consistent basis with the application thereof to the most recent Audited Financial Statements and calculated as of immediately prior to the Effective Time, which estimate shall include a balance sheet together with each other component of the Cash Merger Consideration and an estimate of the Cash Merger Consideration (such estimate, the “Effective Time Cash Merger Consideration”), calculated as of the Effective Time (the “Adjustment Time”), (iii) the total number of shares of Parent Series H-1 Preferred Stock, the original principal amount of the Seller Note allocated to such Equityholder (if any) and the total Fractional Cash Amount, in each case, to which such Equityholder is entitled pursuant to Section 2.07(a) and/or Section 2.08, as applicable; (iv) an indication as to whether (A) the Company has received from the applicable Equityholder and delivered to Parent an Accredited Investor Certification for such Equityholder, (B) Parent has indicated to the Company that it reasonably believes, in the exercise of its sole discretion based on information available to it, that such Equityholder is an “accredited investor” as that term is defined in Rule 501 of Regulation D promulgated under the Securities Act, or (C) that Company has neither indication described in (A) or (B) that the Equityholder is an Accredited Stockholder, (v) such Equityholder’s Pro Rata Share and, as applicable, Stockholder Escrow Pro Rata Shares, Stockholder Pro Rata Share, Note Pro Rata Share and Optionholder Pro Rata Share; and (vi) such other instructions or information as is necessary or reasonably requested by Parent or the Paying Agent with respect to the payments to be made to the Equityholders. Such Spreadsheet shall be accompanied by the Capitalization Update.
(r)    Accredited Investor Certifications. The Company shall have requested (with a copy for completion) and used commercially reasonable efforts to secure delivery of Accredited Investor Certifications from all Equityholders who the Company or any of its Key Employees reasonably believe (or that Parent indicates that it reasonably believes) to be an Accredited Investor and caused all Accredited Investor Certifications that it has obtained as a result of such efforts or otherwise to be delivered to Parent no less than two (2) Business Days prior to the Closing Date.
(s)    Tax Opinion. Parent shall have received a tax opinion from its counsel, dated the Closing Date, to the effect that the Mergers should be treated as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (subject to typical qualifications and assumptions for opinions of such kind); provided, however, that if Parent’s counsel has not delivered such tax opinion, this condition also may be satisfied if the Company’s counsel elects in its sole discretion to deliver such an opinion to Parent (and in such event, all references in this Agreement to cooperation with Parent’s legal counsel and the execution and delivery or provision of tax representation letters and certificates to Parent’s legal counsel shall be interpreted as referring to cooperation with, and the execution and delivery or provision of such letters and certificates to, the Company’s counsel).
SECTION 6.03    Conditions to the Obligations of the Company. The obligation of the Company to consummate the transactions contemplated by this Agreement is, in addition to the conditions set forth in Section 6.01, further subject to the satisfaction or, to the extent permitted by Law, waiver by the Company in writing at or prior to the Closing of each of the following conditions:
(a)    Representations and Warranties of Parent, Merger Sub and Merger Sub II. The representations and warranties of Parent, Merger Sub, and Merger Sub II contained in this Agreement (as modified by the Parent Disclosure Schedule) or in any Additional Agreement shall be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Parent Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Parent Material Adverse Effect) as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall only be true and correct as of such earlier date).
(b)    Performance. Parent, Merger Sub, and Merger Sub II shall have performed and complied, in all material respects, with all agreements, covenants and obligations required by this Agreement or any of the Additional Agreement to be performed or complied with by Parent, Merger Sub, or Merger Sub II, as the case may be, on or prior to the Closing Date.
(c)    Officer’s Certificate. Parent, Merger Sub, and Merger Sub II shall have delivered to the Company a certificate, dated as of the Closing Date, executed by a duly authorized officer of each of Parent, Merger Sub, and Merger Sub II, certifying to the satisfaction of the conditions set forth in Section 6.03(a) and Section 6.03(b) hereof.
(d)    Reservation of Shares. Prior to the Closing, Parent shall have authorized the issuance of shares of Parent Series H-1 Preferred Stock as contemplated pursuant to this Agreement.
(e)    Secretary’s Certificate. Parent shall have delivered to the Company a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent certifying (i) that (A) attached thereto are true and complete copies of (1) all resolutions adopted by Parent’s board of directors authorizing Parent’s execution, delivery and performance of this Agreement and the Additional Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of Parent’s preferred or common stockholders approving the Mergers and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby; (ii) the names and signatures of the officers of Parent authorized to sign this Agreement, the Additional Agreements to which it is a party and the other documents to be delivered hereunder and thereunder; (iii) that attached thereto are true and complete copies of the Amended and Restated Certificate of Incorporation and bylaws as in effect as of the Closing Date; and (iv) that attached thereto is a true and correct copy of a good standing certificate (or its equivalent) from the secretary of state or similar Governmental Authority of the jurisdiction under the Laws in which Parent is organized as of a date within five (5) Business Days of the Closing Date.
(f)    Escrow Agreement. The Company shall have received an executed counterpart to the Escrow Agreement, signed by each party other than the Company.
(g)    Amendment to Parent Equity Agreements. Parent shall have provided evidence reasonably satisfactory to the Company that the Parent Equity Agreements shall have been validly amended by an Omnibus Amendment to Preferred Stock Financing Agreements in substantially the form attached hereto as Exhibit L (the “Omnibus Amendment”) to provide for the appointment of Clay Wilkes on the board of directors of Parent and so that each Accredited Stockholder shall have the opportunity to become a party to each Parent Equity Agreement by executing and delivering a counterpart signature page thereto to Parent.

(h)    Board of Directors. Clay Wilkes shall be appointed to the board of directors of Parent and Parent shall have entered into an indemnification agreement with Clay Wilkes on Parent’s standard form.
(i)    Parent New Charter. Parent shall have filed the Parent New Charter with the Secretary of State of the State of Delaware on or prior to the Closing, which shall continue to be in full force and effect as of the Closing.
(j)    Tax Opinion. The Company shall have received a tax opinion from its counsel, dated the Closing Date, to the effect that the Mergers should be treated as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder (subject to typical qualifications and assumptions for opinions of such kind); provided, however, that if the Company’s counsel has not delivered such tax opinion, this condition also may be satisfied if Parent’s counsel elects in its sole discretion to deliver such an opinion to the Company (and in such event, all references in this Agreement to cooperation with Company’s legal counsel and the execution and delivery or provision of tax representation letters and certificates to the Company’s legal counsel shall be interpreted as referring to cooperation with, and the execution and delivery or provision of such letters and certificates to, Parent’s counsel).
(k)    Seller Note. The Company shall have received an executed counterpart to the Seller Note in the amount indicated in the Spreadsheet, signed by Parent.
(l)    Absence of a Parent Material Adverse Effect. Since the date hereof, there shall not have occurred any fact, circumstance, development, event or change that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.
ARTICLE VII
SURVIVAL; INDEMNIFICATION
SECTION 7.01    Survival. The representations and warranties of the Company, Parent, Merger Sub and Merger Sub II contained in this Agreement shall survive the Closing until 11:59 p.m. U.S. Mountain Time on the date that is twelve (12) months after the Closing Date (the “Expiration Date”). All of the covenants in this Agreement requiring performance after the Closing shall survive in accordance with their respective terms. It is the express intent of the parties that, if the applicable survival period for an item as contemplated by this Section 7.01 is shorter than the statute of limitations that would otherwise have been applicable to such item, then, by contract, the applicable statute of limitations with respect to such item shall be reduced to the shortened survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 7.01 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.
No party hereto nor any of the Equityholders shall have any liability whatsoever with respect to any such representations or warranties unless a claim is made hereunder in writing (and, in the case of a claim pursuant to this Article VII, as contemplated by Section 7.03) prior to the Expiration Date, in which case such representation or warranty shall survive as to such claim until such claim has been finally resolved. Notwithstanding anything to the contrary contained in this Agreement, none of the time limitations set forth in this Article VII shall apply in the case of Fraud or to any action for specific performance, injunctive relief or other equitable remedy to which any Person shall be entitled pursuant to Section 9.13.
SECTION 7.02    Indemnification in Favor of Parent. Subject to the provisions of this Article VII, after the Closing, the Equityholders, shall severally and not jointly, in accordance with their Pro Rata Shares, save, defend, indemnify and hold harmless Parent, Merger Sub, Merger Sub II, the Surviving Corporation, the Surviving Entity, the respective Subsidiaries of each of the Surviving Corporation and the Surviving Entity, and the respective representatives, successors and assigns of each of the foregoing (the “Acquirer Indemnified Parties”) from and against any and all Losses arising out of or relating to:
(a)    any breach or inaccuracy of any representation or warranty made by the Company or any Equityholder contained in Article III of this Agreement or any Support Agreement, Letter of Transmittal or Option Cancellation Agreement; provided, however, that each Equityholder shall be solely responsible to the Acquirer Indemnified Parties for Losses to the extent resulting from such Equityholder’s breach of any representation or warranty made by such Equityholder in his, her or its applicable Support Agreement, Letter of Transmittal or Option Cancellation Agreement;
(b)    any nonfulfillment or breach of any covenant or agreement by the Company or any Equityholder contained in this Agreement or any Additional Agreement delivered pursuant hereto; provided, however, that each Equityholder shall be solely responsible to the Acquirer Indemnified Parties for Losses to the extent resulting from such Equityholder’s breach of any covenant or agreement made by such Equityholder in an Additional Agreement to which such Equityholder is a party;
(c)    any claim made by any Equityholder or any other Person relating to any calculation related to the allocation or payment of the Merger Consideration or other payment; provided that each Equityholder shall be solely responsible for any error in any calculation resulting in an erroneous allocation or payment in favor of such Equityholder;
(d)    any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares;
(e)    any Equityholder Loans, the exercise of any Options or issuance of any Company Shares at any time pursuant to or in connection with any such Equityholder Loan, including with respect to the making, issuance, amendment, modification, cancellation, redemption, exchange, termination or repayment of any such Equityholder Loan, Option or Company Shares in connection therewith or the Tax withholding (or lack thereof) of any amounts paid or payable to a current or former employee of the Company at any time;
(f)    the Class Action, the October Incident or the CFPB Disclosure, as each such term is defined in the Company Disclosure Schedule; or
(g)    any claim made by Qatalyst Partners LLC, any Equityholder or any other Person relating to the Deferred Transaction Fee.

SECTION 7.03    Indemnification Claim Procedure; Third Party Claims.
(a)    If any party entitled to receive indemnification under this Article VII (hereinafter an “Indemnified Party”) becomes aware that it has suffered or may suffer a Loss (other than with respect to a Third Party Claim) for which indemnification is available under this Article VII, the Indemnified Party shall promptly notify the party required to provide indemnification (hereinafter an “Indemnifying Party”) in writing of such claim; provided, however, that no failure or delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is actually and materially prejudiced thereby as evidenced by the forfeiture of rights or defenses by reason of such failure or delay. Such written notice shall describe the basis upon which indemnity is being sought, shall include a reference to the provisions of this Agreement in respect of which such Loss shall have occurred, shall include copies of material written evidence thereof (to the extent permitted and reasonably available to provide to the Indemnifying Party at the time such prompt notice is to be given) and shall indicate an initial estimated amount, if reasonably practicable based on information available to it, of the Losses that have been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of such notice to respond in writing to such claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to such claim, and whether and to what extent any amount is payable in respect of such claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case any remaining dispute regarding the Indemnified Party’s entitlement to indemnification in connection with such claim shall be resolved by any legally available means consistent with the provisions of Section 9.09 herein or as otherwise agreed in writing between or among the parties and any of the Equityholders.
(b)    If an Indemnified Party is entitled to indemnification provided for under this Agreement in respect of, arising out of or involving a claim under this Article VII made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party shall give the Indemnifying Party from whom indemnification with respect to such Third Party Claim is sought prompt written notice of such Third Party Claim; provided, however, that no failure or delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent that) the Indemnifying Party is actually and materially prejudiced thereby as evidenced by the forfeiture of rights or defenses by reason of such failure or delay. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of material written evidence thereof (to the extent permitted and reasonably available to provide to the Indemnifying Party at the time such prompt notice is to be given) and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or, upon written notice to the Indemnified Party within fifteen (15) calendar days of receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party, provided, however, that Equityholders as Indemnifying Parties shall not have the right to defend or direct the defense of any such Third Party Claim that (x) is asserted directly by or on behalf of a Person that is a supplier, Customer or other customer of the Company, (y) seeks an injunction or other equitable relief against any of the Indemnified Parties or (z) relates to or arises in connection with any Legal Proceeding brought by a Governmental Authority, and provided, further, that in its notice electing to assume the defense, the applicable Indemnifying Parties agree to assume all Liabilities related to such Third Party Claim (including any and all Liabilities resulting from any settlement of such claim) and acknowledges its responsibility therefor under this Agreement. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 7.03(c), it shall have the right to take such action as it reasonably deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided, however, that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be liable for the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Section, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 7.03(c), pay, compromise and defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. Indemnifying Party and Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim.
(c)    Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into any settlement of any Third Party Claim without the prior written consent of the Indemnified Party, except as provided in this Section 7.03(c). If a firm offer is made to settle a Third Party Claim without leading to Liability or any other obligation on the part of the Indemnified Party and provides, in customary form, for the unconditional release of each Indemnified Party from all Liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, then Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer, together with any and all indemnifiable costs and expenses of the Indemnified Party incurred prior to the expiration of such period. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such firm offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.03(b), it shall not agree to any settlement without the written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.
(d)    Notwithstanding anything to the contrary contained herein, to the extent the procedures in this Section 7.03 or elsewhere in this Agreement are in conflict with the procedures in the R&W Policy with regard to matters such as notice, control, settlement or defense of claims in a manner that would impair the ability of any Acquirer Indemnified Party to comply with its obligations under the R&W Policy, the procedures in the R&W Policy shall control, but this Section 7.03(d) shall not relieve the Indemnified Party from its obligations under Section 7.03 to give notice to the Indemnifying Party.

SECTION 7.04    R&W Policy and Escrow.
(a)    For any and all indemnification claims under Section 7.02(a), the Acquirer Indemnified Party shall initially pursue such indemnification amounts under the R&W Policy, but only if and to the extent that the R&W Policy covers such indemnification (for the avoidance of doubt and notwithstanding anything to the contrary, after giving effect to any exclusion, retention, deductible, coverage limitation or other term or condition of the R&W Policy) and a claim under the R&W Policy in respect hereof has not been denied. For any and all indemnification claims under Section 7.02(b), Section 7.02(c), Section 7.02(d), Section 7.02(e) and Section 7.02(f) and all indemnification claims under Section 7.02(a) that are either not covered by the R&W Policy (for the avoidance of doubt and notwithstanding anything to the contrary, after giving effect to any exclusion, retention, deductible, coverage limitation or other term or condition of the R&W Policy) or that have been denied by the insurance provider of the R&W Policy or any underwriting or other representative of such insurance provider, the Acquirer Indemnified Party shall seek to collect such indemnification amounts from the Escrow Amount (to the extent of shares from time to time remaining therein) pursuant to the terms of the Escrow Agreement. Except with respect to Stockholder Excluded Claims, from and after the Closing Date the Acquirer Indemnified Parties’ sole and exclusive recourse for claims against the Equityholders under Section 7.02(a) of this Agreement shall be against (i) the R&W Policy pursuant to the terms of the R&W Policy, and/or (ii) the Escrow Amount, until the Escrow Amount is reduced to no shares of Parent Series H-1 Preferred Stock, with the value of any Parent Series H-1 Preferred Stock used to satisfy such liability being equal to the Parent Stock Price; provided, however, that nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance, injunctive relief or other equitable remedy to which any Person shall be entitled pursuant to Section 9.13. Subject to any subrogation rights under the R&W Policy for Fraud, for any claims by the Acquirer Indemnified Parties for indemnification (1) pursuant to Section 7.02(b), (2) pursuant to Section 7.02(c), (3) pursuant to Section 7.02(g) or (4) for Fraud by the Company or an Equityholder (collectively, the “Stockholder Excluded Claims”), if such Stockholder Excluded Claims are not fully satisfied by the R&W Policy (including, for the avoidance of doubt and notwithstanding anything to the contrary, because coverage is not available under such policy due to any exclusion, retention, deductible coverage limitation or other term or condition of the R&W Policy, or a claim for coverage under such policy has been denied) and the Escrow Amount, then the Acquirer Indemnified Parties shall be entitled to seek recourse directly from the Equityholders on a several, but not joint, basis in accordance with their Pro Rata Shares (subject to the provisos to each of Sections 7.02(a), 7.02(b) and 7.02(c)) with respect to the amount of any such Stockholder Excluded Claim in excess of the amounts recovered from the R&W Policy and the Escrow Amount, provided that, except in the case of Fraud by such Equityholder and indemnification claims under Section 7.02(g), each such Equityholder’s aggregate liability under this Agreement for such Stockholder Excluded Claims shall not exceed the Merger Consideration actually paid to such Equityholder, with the order of recovery against such Equityholder for such Stockholder Excluded Claims being (A) first, against any Stock Consideration held by such Equityholder until the number or amount of shares of Parent Series H-1 Preferred Stock held by such Equityholder has been reduced to no shares of Parent Series H-1 Preferred Stock, (B) second, against any portion of the Seller Note allocated to such Equityholder and (C) finally, directly against such Equityholder.
(b)    In accordance with the terms of the Escrow Agreement, the Escrow Account shall terminate twelve (12) months following the Closing (the “Escrow Termination Date”), upon which the Escrow Agent shall release as promptly as practicable, pursuant to a written direction jointly executed by Parent and the Stockholders’ Representative and delivered to the Escrow Agent, the remaining shares in the Escrow Account, if any (the “Residual Shares”), and, subject to Section 2.14(c)(i), Parent and the Stockholders’ Representative shall cooperate to ensure that the Residual Shares so released are as promptly as practicable delivered to, and/or registered in Parent’s stock records in the name of, the Stockholders in accordance with their respective Stockholder Escrow Pro Rata Shares (reduced with respect to any Stockholder by any shares previously released from the Escrow Account in connection with claims against such Stockholder); provided, however, that any shares held in the Escrow Account as of the Escrow Termination Date necessary to satisfy any unsatisfied or unresolved claims for Losses that were made prior to the Escrow Termination Date shall remain in the Escrow Account until such claims have been finally resolved, at which point any remaining Residual Shares not required to satisfy such claims shall be released as set forth above. The parties shall treat the shares held in the Escrow Account for all Tax reporting purposes as being owned by the Equityholders, and the Equityholders shall be entitled to all voting rights attributable to such shares and all dividends that may be declared with respect to such shares prior to the Escrow Termination Date; provided that in the event of the issuance of shares as a result of a stock split, stock dividend, combination of shares or similar recapitalization with respect to shares of Parent H-1 Preferred Stock that becomes effective prior to the termination of the Escrow Agreement, the additional shares so issued (if any) with respect to any shares held in the Escrow Account shall be added to, and deemed a part of, the shares held in the Escrow Account.
(c)    Promptly following request by the other such party, each of Parent and Stockholders’ Representative shall join with such requesting party to execute and deliver to the Escrow Agent a joint written direction providing for the disbursement from the Escrow Account of any shares required to be disbursed therefrom pursuant to this Agreement.
SECTION 7.05    Limits on Indemnification. Notwithstanding anything to the contrary contained in this Agreement:
(a)    No Indemnified Party may make a claim for indemnification under Section 7.02(a) for breach by the Indemnifying Party of a particular representation or warranty that occurs or is identified after the expiration of the Expiration Date.
(b)    Except with respect to Stockholder Excluded Claims and breaches of the representations and warranties provided for in the first sentence of Section 3.01 (Organization), Section 3.02 (Capitalization), Section 3.03 (Authority) and Section 3.22 (Brokers) (collectively, the “Company Fundamental Representations”), no Indemnifying Party shall be liable to an Indemnified Party for indemnification for representations or warranties under Section 7.02(a) until the aggregate amount of all indemnification obligations for Losses for such representations or warranties under Section 7.02(a) exceeds $6,000,000 (the “Deductible”), in which event the Indemnifying Parties shall be required to pay or be liable for all Losses in excess of the Deductible.
(c)    The aggregate amount of all Losses for which the Indemnifying Parties shall be liable pursuant to Section 7.02(a) (other than with respect to Fraud and breaches of the Company Fundamental Representations), shall not exceed $6,000,000, which shall be distributed solely from the Escrow Amount. The aggregate amount of all Losses for which the Indemnifying Parties shall be liable pursuant to Section 7.02(a) (other than with respect to Fraud), Section 7.02(d), Section 7.02(e) and Section 7.02(f), shall not exceed the Escrow Amount, which shall be distributed solely from the Escrow Amount. Except for claims against an Indemnifying Party arising from such Indemnifying Party’s own

Fraud or pursuant to Section 7.02(g), (i) the aggregate amount of all Losses for which the Indemnifying Parties shall be liable for claims arising from Fraud, pursuant to Section 7.02(b) or Section 7.02(c) shall not exceed the Merger Consideration, and (ii) subject to the provisos in each of Section 7.02(a), Section 7.02(b) and Section 7.02(c), no Indemnifying Party shall be liable for more than such Indemnifying Party’s Pro Rata Share of any such Losses.
(d)    For purposes of calculating the amount of Losses incurred by an Indemnified Party for purposes of this Agreement, such amount shall be reduced by: (i) the amount of any insurance benefits and proceeds actually paid to such Indemnified Party, or any Affiliate of any such party, in respect of such Losses net of any related deductible amounts and (ii) the amount of any indemnification, contribution or other similar payment actually recovered by the Indemnified Party from any other Person with respect to such Losses. No Indemnified Person shall have any obligation to seek, obtain or pursue any insurance, indemnification, contribution or other payment referred to in this Section 7.05(d) (other than with respect to the R&W Policy, but only to the extent coverage is available under the R&W Policy, after giving effect to any exclusion, retention, deductible coverage limitation or other term or condition of the R&W Policy, and no claim for coverage under the R&W Policy has been denied).
(e)    In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive or exemplary damages; except that any Indemnifying Party shall be liable for any such damages that become payable by any Indemnified Party to any third party.
(f)    Any inaccuracy in or breach of any representation or warranty, as well as the amount of Losses arising from a breach of any representation and warranty, shall be determined without regard to any materiality, Material Adverse Effect or other similar qualification contained in or otherwise applicable to such representation or warranty.
(g)    Notwithstanding anything to the contrary in this Article VII, in no event shall an Indemnified Party be entitled to duplicative recovery of the same extent of its Losses (or the same portion thereof) under both (i) Section 7.02(a) and (ii) Section 7.02(b) through Section 7.02(g) or under both (x) this Article VII and (y) Section 2.10 (to the extent such Losses are actually reflected as liabilities in the Closing Indebtedness, Closing Net Working Capital or unpaid Transaction Expenses, as finally determined pursuant to Section 2.10).
SECTION 7.06    Exclusive Remedy. Except (i) as provided in Section 2.16 and (ii) with respect to claims against an Indemnifying Party arising from such Indemnifying Party’s own Fraud, the parties agree that from and after the Closing Date, the exclusive remedies of the parties for any Losses based upon, arising out of or otherwise in respect of the matters set forth in this Agreement or breaches of representations or warranties in any Support Agreement, Letter of Transmittal or Option Cancellation Agreement are the indemnification obligations of the parties set forth in this Article VII, and, subject to the foregoing exceptions, each party hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or for any breach of any representation or warranty set forth in any Support Agreement, Letter of Transmittal or Option Cancellation Agreement it may have against any of the parties hereto under or based upon any Law; provided, however, that nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance, injunctive relief or other equitable remedy to which such Person shall be entitled pursuant to Section 9.13. Notwithstanding anything in this Agreement to the contrary, this Section 7.06 shall not apply to Section

2.15, which shall be enforceable by the Stockholders’ Representative in its entirety against the Equityholders, and shall not prevent any Equityholder or its representatives, successors and assigns (or the Stockholders’ Representative on their behalf) from bringing a claim against Parent for any breach of this Agreement.
SECTION 7.07    Effect of Investigation. The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate, or by reason of the Indemnified Party’s waiver of any condition set forth in Section 6.02 or Section 6.03, as the case may be.
ARTICLE VIII
TERMINATION
SECTION 8.01    Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing, as follows:
(a)    by mutual written agreement of each of the Company and Parent;
(b)    by either Parent or the Company at any time after 5:00 p.m. (U.S. Pacific Time) on July 5, 2020 (the “Termination Date”), if the Mergers shall not have been consummated on or prior to such date; provided, however, that Parent or the Company, as applicable, shall not have the right to terminate this Agreement pursuant to this Section 8.01(b) if such party’s failure to fulfill in any material respect any of its covenants or agreements set forth in this Agreement has been the proximate cause of or primarily contributed to the failure of the Closing to occur prior to the Termination Date; provided, further, that if on such Termination Date, the conditions set forth in Section 6.01(a) or Section 6.01(b) (in each case, solely as related to Antitrust Laws) have not been satisfied, then the Termination Date shall automatically be extended for thirty (30) days, provided, further, that if, at the end of such thirty (30) day period, the conditions set forth in Section 6.01(a) or Section 6.01(b) (in each case solely as related to Antitrust Laws) continue not to have been satisfied, then the Termination Date may be extended for an additional thirty (30) days by either of Parent or the Company upon notice to the other party, provided, further, that if, at the end of such additional thirty (30) day period, the conditions set forth in Section 6.01(a) or Section 6.01(b) (in each case solely as related to Antitrust Laws) continue not to have been satisfied, then the Termination Date may be extended only by mutual agreement of Parent and the Company;
(c)    by the Company, on the one hand, or by Parent, on the other hand, if, prior to the Effective Time, any Restraint or Law of the type set forth in Section 6.01(a) permanently preventing, restraining, enjoining, rendering illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.01(c) shall have used its commercially reasonable efforts as required by this Agreement to remove such Restraint or Law; provided, further, that the right to terminate this Agreement under this Section 8.01(c) shall not be available to a party if the issuance of such Restraint or Law or taking of such action was primarily due to the failure of such party, and in the case of Parent, including the failure of Merger Sub or Merger Sub II, to perform any of its obligations under this Agreement;
(d)    by Parent, if any representation or warranty of the Company set forth in Article III shall be or shall have become inaccurate or the Company shall have breached or failed to perform any of its covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would give rise to the failure of any of the conditions set forth in Section 6.02(b) or Section 6.02(b), and (ii) by its nature, cannot be cured by the Company by the Termination Date or, if such inaccuracy, breach or failure to perform is capable of being cured by the Termination Date, the Company shall not have cured such inaccuracy, breach or failure to perform prior to the earlier of (A) the Termination Date and (B) the date that is thirty (30) days following receipt by the Company of notice in writing from Parent specifying the nature of such inaccuracy, breach or failure to perform in reasonable detail and requesting that it be cured; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.01(d) if, at the time such termination would otherwise take effect in accordance with the foregoing, either Parent, Merger Sub, or Merger Sub II is in material breach of this Agreement;
(e)    by the Company, if any representation or warranty of Parent, Merger Sub, or Merger Sub II set forth in Article IV shall be or shall have become inaccurate or Parent, Merger Sub, or Merger Sub II shall have breached or failed to perform any of their respective covenants or other agreements set forth in this Agreement, which inaccuracy, breach or failure to perform (i) if it occurred or was continuing to occur on the Closing Date, would give rise to the failure of any of the conditions set forth in Section 6.03(a) or Section 6.03(b), and (ii) by its nature, cannot be cured by Parent, Merger Sub, or Merger Sub II by the Termination Date or, if such inaccuracy, breach or failure to perform is capable of being cured by the Termination Date, Parent, Merger Sub, or Merger Sub II, as the case may be, shall not have cured such inaccuracy, breach or failure to perform prior to the earlier of (A) the Termination Date and (B) the date that is thirty (30) days following receipt by Parent of notice in writing from the Company specifying the nature of such inaccuracy, breach or failure to perform in reasonable detail and requesting that it be cured; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.01(e) if, at the time such termination would otherwise take effect in accordance with the foregoing, the Company is in material breach of this Agreement;
(f)    by Parent, if the closing condition set forth in Section 6.02(h) (Stockholder Consent) shall not have been satisfied within thirty (30) Business Days following the execution and delivery of this Agreement;
The party desiring to terminate this Agreement pursuant to any of clauses (b), (c), (d), (e) or (f) of this Section 8.01 shall give written notice of such termination to the other party in accordance with Section 9.01 specifying the provision or provisions hereof pursuant to which such termination is effected.
SECTION 8.02    Effect of Termination; Etc.
(a)    In the event of the termination of this Agreement in accordance with Section 8.01, written notice thereof shall be given to the other party or parties, specifying the provisions hereof pursuant to which such termination is made, and this Agreement shall thereafter become null and void of no effect and all rights and obligations of any party hereto shall cease, and there shall be no liability on the part of Parent, Merger Sub, Merger Sub II, or the Company or their respective directors, officers and Affiliates hereunder, and the transactions contemplated hereby shall be abandoned, except that (i) this Section 8.02, Section 2.15(b), Section 5.07, Article IX and the Confidentiality Agreement shall survive termination of this Agreement and remain valid and binding obligations of each of the parties and (ii) nothing herein shall relieve any party hereto from any liability or damages arising out of, resulting from or in connection with any Fraud or Intentional Breach occurring with respect to any of such party’s representations, warranties, covenants or other agreements set forth in this Agreement occurring prior to termination, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity.
(b)    The parties hereto acknowledge that the agreements contained in this Section 8.02 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the parties would not enter into this Agreement.
(c)    If this Agreement is terminated pursuant to Section 8.01 hereof, all confidential information received by the parties shall be treated in accordance with the Confidentiality Agreement.
ARTICLE IX
MISCELLANEOUS
SECTION 9.01    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be deemed to have been duly given upon receipt if in writing and if served by personal delivery upon the Person for whom it is intended, by prepaid national overnight courier service (with signed confirmation of receipt), or by confirmed electronic mail (provided that, in the case of electronic mail, such confirmation is not automated); provided that the email is promptly followed by a confirmation copy delivered by registered or certified mail or by a national courier service, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:
To the Company (if prior to the Closing):
Galileo Financial Technologies, Inc.
6510 South Millrock Dr.
Suite 300
Salt Lake City, UT 84121
Attention:    Clay Wilkes
Email:
with a copy (which shall not constitute notice) to:
Dorsey & Whitney LLP
111 South Main Street, Suite 2100
Salt Lake City, UT 84111
Attention:    Nolan S. Taylor
Email:    Taylor.Nolan@dorsey.com

To any of the Equityholders (after the Closing) or the Stockholders’ Representative:
Shareholder Representative Services LLC
950 17th Street, Suite 1400
Denver, CO 80202
Attention:    Managing Director
Email:
with a copy (which shall not constitute notice) to:
Dorsey & Whitney LLP
111 South Main Street, Suite 2100
Salt Lake City, UT 84111
Attention:    Nolan S. Taylor
Email:    Taylor.Nolan@dorsey.com
To Parent, Merger Sub, Merger Sub II, the Surviving Corporation, or the Surviving Entity:
Social Finance, Inc.
234 1st Street
San Francisco, CA 94105
Attention:    Anthony Noto
email:
with a copy (which shall not constitute notice) to:
Social Finance, Inc.
10701 Parkridge Blvd., Suite 120
Reston, VA 20191
Attention:    Robert S. Lavet, Esq.
E-mail:
Wilmer Cutler Pickering Hale and Dorr LLP
1875 Pennsylvania Avenue, NW
Washington, DC 20006
Attention:    Stephanie Evans
Email:    Stephanie.Evans@wilmerhale.com
with a copy (which shall not constitute Any such notification shall be deemed delivered (i) upon receipt, if delivered personally, (ii) on the next Business Day, if sent by national courier service for next Business Day delivery, or (iii) the Business Day received, if sent by facsimile, electronic mail or any other permitted method (provided that any notice received by facsimile transmission, electronic mail or otherwise at the addressee’s location on any non-Business Day or any Business Day after 5:00 p.m. (addressee’s local time) shall be deemed to have been received at 9:00 a.m. (addressee’s local time) on the next Business Day); provided that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.01 shall not be deemed to have been received until, and shall be deemed to have been received upon, the later of the date specified in such notice or the date that is two

(2) Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.01. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.
SECTION 9.02    Amendment; Waiver, Etc. Any provision of this Agreement may be amended, modified, supplemented or waived if, and only if, such amendment, modification, supplement or waiver is in writing and signed, in the case of an amendment, modification or supplement, by Parent, Merger Sub, Merger Sub II and the Company (or, following the Closing, their applicable successors) and the Stockholders’ Representative, or in the case of a waiver, by the party or parties against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The second, third and fourth sentences of Section 2.14(e), this sentence of Section 9.02 and Section 9.08 (and any provision of this Agreement to the extent an amendment, modification, supplement or waiver of such provision would modify the substance of such Sections) may not be amended, modified, supplemented or waived in a manner that is adverse in any respect to Qatalyst Partners LLC without either (a) payment of the Deferred Transaction Fee prior to such action or (b) the prior written consent of Qatalyst Partners LLC.
SECTION 9.03    Assignment. No party hereto may assign any of its rights or obligations under this Agreement without the prior written consent of the other parties hereto and any attempt to assign this Agreement without such consent shall be void and of no effect, except that Parent Merger Sub, or Merger Sub II may assign, in its sole discretion, any of or all its rights, interests and obligations under this Agreement to any wholly-owned U.S. corporate Subsidiary of Parent, but no such assignment shall relieve Parent, Merger Sub, or Merger Sub II of any of their obligations hereunder.
SECTION 9.04    Expenses. Except as otherwise provided in this Agreement, each of the Company, Parent, Merger Sub, and Merger Sub II shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby.
SECTION 9.05    Entire Agreement. This Agreement (including the exhibits, schedules, annexes and appendices hereto) constitutes, together with the Confidentiality Agreement, the Company Disclosure Schedule and the Parent Disclosure Schedule, the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.
SECTION 9.06    Severability. If any term, provision, covenant or restriction of this Agreement or the application of any such term or provision to any Person or circumstance is held by a court of competent jurisdiction or other authority to be invalid, void, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions, covenants, restrictions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, void, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this

Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the fullest extent possible.
SECTION 9.07    Fulfillment of Obligations. Any obligation of any party under this Agreement, which obligation is performed, satisfied or fulfilled by an Affiliate of such party, shall be deemed to have been performed, satisfied or fulfilled by such party.
SECTION 9.08    Parties in Interest. This Agreement shall inure to the benefit of, be binding upon and enforceable against the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement is intended to confer upon any Person other than the Equityholders party to Support Agreements, Parent, Merger Sub, Merger Sub II, the Company, its Subsidiaries or their successors or permitted assigns, any rights or remedies under or by reason of this Agreement, except that (a) the D&O Indemnified Parties (including the successors, assigns, heirs, executors, administrators and personal representatives of such D&O Indemnified Parties) shall be express third party beneficiaries of, and shall be entitled to rely on, the provisions of Section 5.08, and (b) Qatalyst Partners LLC shall be an express third party beneficiary of, shall be entitled to rely on and shall be entitled to directly enforce, the provisions of Section 2.14(e).
SECTION 9.09    Governing Law; Jurisdiction; Waiver of Jury Trial.
(a)    This Agreement and all Legal Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent, Merger Sub, Merger Sub II, or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any Legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery in New Castle County and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The parties hereto further agree that any final and nonappealable judgment against any of them in any action, suit or proceeding described in this Section 9.09 shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(b)    EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.09(B).
(c)    Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.09(a) in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.01. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
SECTION 9.10    Counterparts; Etc. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, email in “portable document format” (“.pdf”) form, or by other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.
SECTION 9.11    Headings, Etc. The provision of the Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reading only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any Article, Section, subsection or clause are to the corresponding Article, Section, subsection or clause of this Agreement, unless otherwise specified.
SECTION 9.12    Further Assurances. Subject to the terms and conditions of this Agreement, from time to time, at the request of any party hereto and, except as otherwise set forth herein, at the expense of the party so requesting (in the case of the Stockholders’ Representative, on behalf of the Equityholders), each other party hereto shall execute and deliver to such requesting party such documents and take such other action as such requesting party may reasonably request in order to consummate the transactions contemplated hereby.
SECTION 9.13    Remedies. The parties hereto understand and agree that the provisions of this Agreement are uniquely related to the desire of the parties and their respective Affiliates to consummate the transactions contemplated hereby, that the transactions contemplated hereby represent a unique business opportunity at a unique time for each of the parties hereto and their respective Affiliates and further agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its terms and further agree that, although monetary damages may be available for the breach of such covenants and undertakings, monetary damages would be an inadequate remedy therefor. Accordingly, each party hereto agrees, on behalf of itself and its Affiliates, that, in the event of any breach or threatened breach by the Company, on the one hand, or Parent, Merger Sub, or Merger Sub II, on the other hand, of any provision of this Agreement, the Company, on the one hand, or Parent, Merger Sub, or Merger Sub II, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement, and to specifically enforce the terms and provisions of this Agreement. Any party seeking an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement shall not be required to provide, furnish or post any bond or other security in connection with or as a condition to obtaining any such Order or injunction, and each party hereto hereby irrevocably waives any right it may have to require the provision, furnishing or posting of any such bond or other security. In the event that any Legal Proceeding should be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereto hereby waives the defense, that there is an adequate remedy at law.
SECTION 9.14    Knowledge. For purpose of this Agreement, (i) “knowledge” of the Company (or “the Company’s knowledge” or similar references) means the actual knowledge after due inquiry of each Person named on Schedule 9.14(i) to this Agreement, and (ii) “knowledge” of Parent, Merger Sub, or Merger Sub II means the actual knowledge after due inquiry of each Person named on Schedule 9.14(ii) to this Agreement.
SECTION 9.15    Interpretation. The words “hereof”, “herein”, “hereto”, “hereunder” and “hereinafter” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. The term “dollars” and character “$” shall mean United States dollars. The term “including” shall mean including, without limitation, and the words “include” and “includes” shall have corresponding meanings and such words shall not be construed to limit any general statement that they follow to the specific or similar items or matters immediately following them. The term “or” is not exclusive, unless the context otherwise requires. The exhibits, the Company Disclosure Schedule, the Parent Disclosure Schedule and the other schedules to this Agreement are hereby incorporated herein and made a part hereof and are an integral part of this Agreement. Any capitalized terms used in the Company Disclosure Schedule, the Parent Disclosure Schedule or any other exhibit or schedule hereto but not otherwise defined therein shall be defined as set forth in this Agreement. Any reference in this Agreement to gender shall include all genders and the neuter. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Any agreement, instrument, Law or statute defined or referred to herein or any agreement or instrument that is referred to herein means such agreement, instrument, or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver of consent and (in the case of statutes) by succession or comparable successor statutes and references to all attachments thereto, instruments incorporated therein and any rules or regulations promulgated thereunder (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute shall be deemed to refer to such statute, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date). Any agreement or instrument referred to herein shall include reference to all exhibits, schedules and other documents or agreements attached thereto. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Company Disclosure Schedule or the Parent Disclosure Schedule is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of setting forth of any such amount or the inclusion of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Company Disclosure Schedule or the Parent Disclosure Schedule is or is not material for purposes of this Agreement. All references to any documents or other materials or information having been “provided to Parent” or “made available to Parent” or substantially similar references shall refer to any such documents or other materials or information posted, retained and thereby made available prior to the date hereof in the Project El Cap data room established by Dorsey & Whitney LLP and hosted by Box, Inc. All references to any documents or other materials or information having been “provided to Company” or “made available to Company” or substantially similar references shall refer to any such documents or other materials or information posted, retained and thereby made prior to the date hereof in the data room established by Parent and hosted by Intralinks, Inc.
SECTION 9.16    Legal Representation.
(a)    Each of Parent, Merger Sub, and Merger Sub II agrees and acknowledges that Dorsey & Whitney LLP (“Dorsey”) has represented the Company in connection with the transactions provided for in this Agreement and the Additional Agreements. Parent (on its behalf and on behalf of its Affiliates) further agrees that, notwithstanding anything in this Agreement to the contrary, as to all communications among any of Dorsey and the Company (including any of its managers, stockholders, members, officers or employees) that relate exclusively to this Agreement or the transactions contemplated hereby, the attorney-client privilege and the expectation of client confidence belongs to the Company and shall be controlled by the Company and shall not pass to or be claimed by Parent, Merger Sub, or Merger Sub II or any of their respective Affiliates. Notwithstanding anything to the contrary contained herein, in the event that after the Closing a dispute arises between Parent, Merger Sub, or Merger Sub II or any of their respective agents or Affiliates and a Person other than the Company, or any of its agents or Affiliates, then Parent, Merger Sub, or Merger Sub II or any of their respective agents or Affiliates, as applicable, may assert the attorney-client privilege to prevent disclosure of confidential communications to or from Dorsey.
(b)    Each of the parties hereto acknowledges and agrees, on its own behalf and on behalf of its directors, managers, members, partners, officers, employees, and Affiliates that only the Company is the client of Dorsey. After the Closing, it is possible that Dorsey will represent the

Company and its Affiliates including the Equityholders (individually and collectively, the “Sellers”) or the Stockholders’ Representative in connection with the transactions contemplated herein or in the Escrow Agreement and any claims made thereunder pursuant to this Agreement or the Escrow Agreement. Parent, Merger Sub, and Merger Sub II hereby agree that Dorsey may represent the Sellers or the Stockholders’ Representative in the future in connection with issues that may arise under this Agreement or the Escrow Agreement, the administration of the escrow fund and any claims that may be made thereunder pursuant to this Agreement or the Escrow Agreement. Each of the parties hereto consents thereto, and waives any conflict of interest arising therefrom, and each such party shall cause any Affiliate thereof to consent to waive any conflict of interest arising from such representation. Each of the parties hereto acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the parties have consulted with counsel or have been advised they should do so in connection with this waiver.
[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the undersigned parties hereto have caused this Agreement and Plan of Merger and Reorganization to be executed as of the date first written above.

SOCIAL FINANCE, INC.

By:	/s/ Anthony Noto
Name: Anthony Noto
Title: CEO

SFI ACQUISITION CO., INC.

By:	/s/ Christopher Lapointe
Name: Christopher Lapointe
Title: President

SFI FINANCIAL TECHNOLOGIES LLC

By:	/s/ Christopher Lapointe
Name: Christopher Lapointe
Title: President

GALILEO FINANCIAL TECHNOLOGIES, INC.

By:	/s/ Clay Wilkes
Name: Clay Wilkes
Title: Chief Executive Officer

Acknowledged and agreed solely in its capacity as STOCKHOLDERS’ REPRESENTATIVE:

SHAREHOLDER REPRESENTATIVE SERVICES LLC, solely in its capacity as the Stockholders’ Representative

By:	/s/ Kip Wallen
Name: Kip Wallen
Title: Director

EXHIBIT A
AGREED FORM
CONFIDENTIAL
SUPPORT AGREEMENT
This Support Agreement (this “Agreement”), is made as of this [●] day of [●], 2020, between Social Finance, Inc., a Delaware corporation (“Parent”),[ and] the undersigned stockholder of Galileo Financial Technologies, Inc., a Delaware corporation (the “Company”), identified on the signature page hereto in the undersigned’s capacity as a stockholder of the Company (the “Stockholder”)[, and Clayton Wilkes (the “Beneficial Owner”)].
WHEREAS, Parent, SFI Acquisition Co., Inc., a Delaware corporation and direct subsidiary of Parent (“Merger Sub”), SFI Financial Technologies LLC, a Delaware limited liability company and direct subsidiary of Parent (“Merger Sub II”), the Company and Shareholder Representative Services, LLC (“SRS”), solely in its capacity as the representative, agent and attorney-in-fact of the Equityholders (as defined therein) (the “Stockholders’ Representative”) have entered into an Agreement and Plan of Merger and Reorganization, dated as of April 6, 2020 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is thereafter sometimes referred to as the “Surviving Corporation”); and (b) immediately following the First Merger and as part of the same integrated transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”), whereupon the separate existence of the Surviving Corporation shall cease and Merger Sub II shall continue as the surviving entity (Merger Sub II, in its capacity as the surviving entity of the Second Merger, is thereafter sometimes referred to as the “Surviving Entity”) and each share of Company Common Stock and Company Preferred Stock outstanding as of immediately prior to the Effective Time will be exchanged for the right to receive the applicable Merger Consideration, in each case subject to and in accordance with the terms of the Merger Agreement; and
WHEREAS, the Stockholder owns, or possesses the sole right to vote or direct the voting of, the number of shares of Company Common Stock and/or Company Preferred Stock set forth on the signature page hereto (the “Covered Shares”); and
WHEREAS, the Stockholder owns, or possesses the power to dispose of or to direct the disposition of, the Covered Shares; and
WHEREAS, if so indicated on the signature page hereto, the Stockholder has the right, prior to the Effective Time, to acquire pursuant to the exercise of the Options issued and outstanding pursuant to the 2001 Option Plan or the 2011 Option Plan (collectively, the “Company Stock Plans”), the number of shares of the Company Common Stock set forth on such signature page; and
WHEREAS, as a material inducement for Parent, Merger Sub and Merger Sub II to enter into the Merger Agreement and consummate the transactions contemplated thereby, the Stockholder [and the Beneficial Owner, who, through his ownership of all of the membership interests of the Stockholder, is the beneficial owner of the Covered Shares,] [has] [have] agreed to enter into this Agreement.
NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth herein and in the Merger Agreement, and intending to be legally bound hereby, the parties agree as follows:
1.    Representations and Warranties of the Stockholder[ and the Beneficial Owner]. [Each of the Beneficial Owner and] [T][t]he Stockholder represents, warrants and covenants to Parent, Merger Sub, Merger Sub II, the Surviving Entity, and the Surviving Corporation as of the date hereof and at all times until the Effective Time as follows:

(a)    That the Stockholder is now, and at all times until the Effective Time will be, the sole and exclusive owner, of record and beneficially, or possesses and will possess the sole right to vote or direct the voting of all of the Covered Shares, and possesses and will possess the sole power to dispose of or direct the disposition of all of Covered Shares. Other than the Covered Shares and the Options set forth on the signature page hereto, the Stockholder does not own any shares of Company Common Stock, Company Preferred Stock, Options or any other interests in, options to purchase or rights to subscribe for or otherwise acquire any securities of the Company and has no interest in or voting rights with respect to any securities of the Company.
(b)    The Stockholder has, and through the Effective Time will continue to have, the sole right and power to vote and dispose of, or to direct the voting and disposition of all of the Covered Shares.
(c)    If the Stockholder is an individual, the Stockholder has the legal capacity to execute this Agreement, or, if the Stockholder is not an individual, the Stockholder is duly organized and validly existing under the applicable laws of its state of organization.
(d)    The Stockholder[ and the Beneficial Owner] has full right, power and authority to enter into, deliver and perform its, his or her obligations under this Agreement and to consummate the transactions contemplated by this Agreement, the Merger Agreement and all of the other documents and agreements required to be delivered in connection therewith to which the Stockholder[ or the Beneficial Owner, as applicable,] is a party.
(d)    The Covered Shares are (and will be) free and clear of all liens, security interests, mortgages, pledges, charges or similar encumbrances (collectively, “Liens”) other than such as exist under applicable securities laws or as shall be terminated in connection with the consummation of the Merger.
(e)    This Agreement has been duly executed and delivered by the Stockholder[ and the Beneficial Owner], and constitutes the legal, valid and binding obligation of the Stockholder[ and the Beneficial Owner], and is enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).
(f)    The execution, delivery and performance of this Agreement by the Stockholder[ and the Beneficial Owner] does not, and the consummation by the Stockholder[ and the Beneficial Owner] of the transactions contemplated by this Agreement will not, (i) result in a violation or breach of, contravene or conflict with, constitute a default under, or give rise to any right to declare a default (or an event which, with the giving of due notice or lapse of time or both, would become a default) or to exercise any remedy under, accelerate the maturity or performance of or payment under, or cancel, terminate or modify (with or without due notice or lapse of time or both) any agreement or commitment to which the Stockholder[ or the Beneficial Owner] is a party, (ii) violate any Law or any judgment, decree, order, regulation or rule of any court or other Governmental Authority applicable to the Stockholder[ or the Beneficial Owner], including any legal proceedings currently pending against the Stockholder[ or the Beneficial Owner], (iii) result in the creation of any Liens on any of the assets or properties of the Stockholder[ or the Beneficial Owner], (iv) require the consent of any person or entity which has not been obtained, or (v) if the Stockholder is an entity, violate any provision of the organizational documents of the Stockholder.
(g)    [Neither the Beneficial Owner nor] [T][t]he Stockholder [is][are] [not] required to give any notice to, make any filing or registration with, or obtain any authorization, waiver, license, consent, or approval of any Governmental Authority or third party in connection with the execution and delivery of this Agreement by the Stockholder[ and the Beneficial Owner], the performance by the Stockholder[ and the
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Beneficial Owner] of his, her or its obligations under this Agreement or the consummation by the Stockholder[ and the Beneficial Owner] of the transactions contemplated by this Agreement or the Merger Agreement.
(h)    If the Stockholder is a natural person, then, unless Exhibit A is completed as set forth in the following sentence, either (i) the Stockholder is not married or (ii) the consent of the Stockholder’s spouse is not required for the execution, delivery and performance by the Stockholder of this Agreement. If the Stockholder is married, and any of the Covered Shares of the Stockholder constitute community property or otherwise need spousal or other approval for this Agreement to be legal, valid and binding, a spousal consent substantially in the form attached as Exhibit A hereto has been duly executed and delivered by the Stockholder’s spouse and, assuming the due authorization, execution and delivery hereof by Parent, is enforceable against the Stockholder’s spouse in accordance with its terms.
(i)    The Stockholder[ and the Beneficial Owner] has been advised to seek legal, financial and tax advice prior to signing this Agreement and has had an opportunity to review with the Stockholder’s[ and the Beneficial Owner’s] tax, financial and legal advisors the consequences of the Mergers and the transactions contemplated by the Merger Agreement and this Agreement. The Stockholder[ and the Beneficial Owner] has read and understands the Merger Agreement and this Agreement and executes this Agreement freely and voluntarily.
(j)    The Stockholder[ and the Beneficial Owner] understand[s] and acknowledge[s] that Parent, Merger Sub and Merger Sub II are entering into the Merger Agreement in reliance upon the Stockholder’s[ and the Beneficial Owner’s] execution, delivery and performance of this Agreement. Parent shall be entitled to rely on the description of the Covered Shares set forth on the signature page hereto and in no event shall Parent, Merger Sub, Merger Sub II, the Surviving Entity, the Surviving Corporation, and the respective representatives, successors and assigns of each of the foregoing in their capacity as such (each, an “Acquirer Indemnified Party” and collectively, the “Acquirer Indemnified Parties”) be liable to the Stockholder therefor or responsible for any inaccuracy therein.
(k)    If the Stockholder is receiving Parent Series H-1 Preferred Stock in connection with the Mergers, the Stockholder represents and warrants that it, he or she (i) is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), (ii) understands that the shares of Parent Series H-1 Preferred Stock are “restricted securities” and have not been registered under the Securities Act or any applicable state securities law and is acquiring the Parent Series H-1 Preferred Stock for his, her or its own account for investment purposes only and not with a view to or for distributing or reselling such Securities or any part thereof, (iii) has no present intention of distributing any of such Parent Series H-1 Preferred Stock and has no arrangement or understanding with any other persons regarding the distribution of such Parent Series H-1 Preferred Stock. The Stockholder does not have any agreement or understanding, directly or indirectly, with any Person to distribute any of the Parent Common Stock.
(l)    As of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of the Stockholder[ or the Beneficial Owner], threatened against the Stockholder[ or the Beneficial Owner] or any of the Stockholder’s[ or the Beneficial Owner’s] properties or assets (including, without limitation, any Covered Shares or Options beneficially owned by the Stockholder[ or the Beneficial Owner]) that could reasonably be expected to prevent or materially delay or impair the consummation by the Stockholder[ or the Beneficial Owner] of the transactions contemplated by this Agreement or the Merger Agreement or otherwise materially impair the Stockholder’s[ or the Beneficial Owner’s] ability to perform its obligations hereunder or thereunder. In the event that any such Legal Proceeding is pending or threatened against the Stockholder[ or the Beneficial Owner] at any time following the date hereof, the Stockholder[ or the Beneficial Owner, as applicable,] shall promptly notify Parent thereof.
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(m)    [The Beneficial Owner is now, and at all times until the Effective Time will be, the sole and exclusive owner, of record and beneficially, or possesses and will possess the sole right to vote or direct the voting of, all of the membership or other equity interests in the Stockholder. The Beneficial Owner has the legal capacity to execute this Agreement.]
2.    Covenants of the Stockholder.
(a)    [Each of the Beneficial Owner and] [T][t]he Stockholder agree[s] that the Stockholder shall vote, or cause to be voted, in person or by proxy, or by written consent, as applicable, the Covered Shares (i) in favor of the Merger Agreement and the transactions contemplated thereby, and any other matter that could reasonably be expected to facilitate the Merger until this Agreement terminates as provided in Section 2(d), (ii) against any proposal or action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any other transactions contemplated by the Merger Agreement, (iii) against any action or agreement that could reasonably be expected to result in a breach of any representation, warranty, covenant or obligation of the Company in connection with any agreement entered into by the Company or in connection with the Merger Agreement or that could reasonably be expected to preclude fulfillment of a condition precedent under the Merger Agreement or the Company’s obligation to consummate the Merger, and (iv) against any Acquisition Proposal. Until the Effective Time, in the event that any meeting of the stockholders of the Company is held with respect to any of the foregoing (and at every adjournment or postponement thereof), the Stockholder shall, or shall cause the holder of record of the Covered Shares on any applicable record date to, appear at such meeting or otherwise cause the Covered Shares to be counted as present thereat for purposes of establishing a quorum and to be voted as required herein or respond to the request by the Company for written consent, as applicable.
(b)    The Stockholder agrees that until the termination of this Agreement as provided in Section 2(d), that the Stockholder shall not, without the prior written consent of Parent, directly or indirectly, sell, transfer, hypothecate, grant a security interest in (after the date hereof), tender or permit the tender into any tender or exchange offer, or otherwise dispose of or encumber, enter into any voting agreement in respect of, or otherwise grant to any Person any right to vote or direct the voting of any of the Covered Shares or any options to acquire the Company Common Stock issued and outstanding pursuant to the Company Stock Plans except as contemplated by the Merger Agreement. Notwithstanding the foregoing, in the case of any transfer by operation of law, this Agreement shall be binding upon and inure to the transferee.
(c)    [Each of the Beneficial Owner and] [T][t]he Stockholder agrees that until the termination of this Agreement as provided in Section 2(d),[ each of the Beneficial Owner and] the Stockholder shall not, and shall not authorize or permit any of its Affiliates or any of its or their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal; or (iv) furnish any material nonpublic information with respect to, assist or participate in, or facilitate in any other manner, any effort or attempt by any Person to do or seek to do anything prohibited in this Section 2(c). [Each of the Beneficial Owner and] [T][t]he Stockholder shall immediately cease and cause to be terminated, and shall cause its and their respective Affiliates and all of its and their respective Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, an Acquisition Proposal. [ Each of the Beneficial Owner and] The Stockholder also shall, and shall cause its Affiliates to, and each such foregoing Person shall cause its respective Representatives to, promptly notify any party with which such discussions or negotiations were being held of such termination described above.
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(d)    This Agreement, other than the provisions of Sections 5 through and including Section 23 hereof, shall terminate upon the earlier to occur of: (i) the termination of the Merger Agreement in accordance with its terms or (ii) the Effective Time. The provisions of Sections 5 through and including Section 23 shall terminate only upon the termination of the Merger Agreement in accordance with its terms prior to the Closing.
(e)    The Stockholder hereby forever waives and agrees not to exercise any appraisal rights or dissenters’ rights, including without limitation pursuant to Section 262 of the DGCL, in respect of the Stockholder’s Covered Shares that may arise in connection with the Mergers or any other transactions contemplated by the Merger Agreement.
(f)    The Stockholder hereby agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, against the Company, Parent, Merger Sub, Merger Sub II or any of their respective successors, directors or officers relating to the negotiation, execution or delivery of this Agreement or the Merger Agreement or the consummation of the Mergers or the other transactions contemplated thereby, including any such claim (i) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement or (ii) alleging a breach of any duty of the Company’s Board of Directors in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby, but excluding any such claim brought on behalf of the Stockholder to enforce the terms of the Merger Agreement.
(g)    [Each of the Beneficial Owner and] [T][t]he Stockholder shall promptly notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations, warranties and covenants of the Stockholder[ and the Beneficial Owner] set forth in Section 1 hereof and this Section 2.
3.    Additional Shares and Options. Notwithstanding anything to the contrary contained herein, this Agreement shall apply to all shares of the Company Common Stock and the Company Preferred Stock which the Stockholder[ or the Beneficial Owner] currently has the sole right and power to vote and/or dispose of, or to direct the voting or disposition of, and all such shares of the Company Common Stock and the Company Preferred Stock which the Stockholder[ or the Beneficial Owner] may hereafter acquire, and all Options which the Stockholder[ or the Beneficial Owner] may currently own or hereafter acquire.
4.    Options and Notice of Option Exercise Limitation. Stockholder agrees that Stockholder shall not deliver any notice of exercise of any Option within five (5) Business Days prior to the Effective Time nor, except to the extent pursuant to or otherwise in connection with a notice of exercise delivered prior to the date that is five (5) Business Days prior to the Effective Time, exercise or attempt to exercise any Option within five (5) Business Days prior to the Effective Time, except for the exercise of the Options that by their terms will expire if not exercised and in such case any shares of the Company Common Stock received upon such exercise shall be subject to the terms of this Agreement.
5.    Merger Agreement; Independent Investigation; Defined Terms.
(a)    The Stockholder acknowledges and agrees that the Stockholder has received and reviewed the Merger Agreement, and the Stockholder fully understands and agrees to the terms and conditions thereof. The Stockholder further acknowledges and agrees that the Stockholder is an Equityholder, as defined in the Merger Agreement. The Stockholder understands that by executing this Agreement, the Stockholder hereby agrees to be bound by (and entitled to the benefits of) all of the terms, conditions, rights, duties, and obligations of a Stockholder and an Equityholder under the Merger Agreement as if it, he or she were a signatory and direct party thereto. Such obligations include, without limitation, (i) the obligation to pay, or to direct Parent
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to pay on the Stockholder’s behalf, the Stockholder’s Note Pro Rata Share of the Deferred Transaction Fee to Qatalyst Partners LLC pursuant to Section 2.14(e) of the Merger Agreement, (ii) to appoint and indemnify, defend and hold harmless the Stockholders’ Representative pursuant to and in accordance with Section 2.15 of the Merger Agreement and (iii) the indemnification provisions and other obligations and limitations in Article VII of the Merger Agreement, which are also referenced generally in Section 6 below.
(b)    The Stockholder further acknowledges, consistent with Section 3.26 of the Merger Agreement, that it, he or she has conducted its, his or her own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of Parent, Merger Sub and Merger Sub II, and acknowledges that it, he or she has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Parent, Merger Sub and Merger Sub II for such purpose. The Stockholder (i) acknowledges and agrees that in making its, his or her decision to enter into this Agreement and to consummate the transactions contemplated hereby and by the Merger Agreement, the Stockholder has relied solely upon its, his or her own investigation and the express representations and warranties of the Parent, Merger Sub and Merger Sub II set forth in Article IV of the Merger Agreement (including the related portions of the Parent Disclosure Schedule) and (ii) specifically disclaims that it, he or she is relying upon or has relied upon any other representations or warranties that may have been made by the Parent, Merger Sub, Merger Sub II or any other Person, and acknowledges and agrees that Parent has specifically disclaimed and does hereby specifically disclaim any such other representation made by Parent, Merger Sub, Merger Sub II or any other Person, except as expressly set forth in Article IV of the Merger Agreement (including the related portions of the Parent Disclosure Schedule).
(c)    Capitalized terms used and not defined herein but that are defined in the Merger Agreement shall have the respective meanings ascribed to them in the Merger Agreement.
6.    Indemnification and Escrow. Without limiting the generality of Section 5(a) of this Agreement, the Stockholder acknowledges and agrees that the Equityholders, including the Stockholder, shall indemnify and hold harmless the Acquirer Indemnified Parties from Losses for which the Acquirer Indemnified Parties are entitled to indemnification under Section 7.02 of the Merger Agreement, subject to the conditions and limitations set forth in Article VII of the Merger Agreement. Consistent with the foregoing, the Stockholder (a) acknowledges and consents to the terms, conditions and limitations of the indemnification and escrow provisions provided for in the Merger Agreement and the Escrow Agreement, and (b) acknowledges and agrees that such indemnification provisions require, among other things, that the Stockholder, save, defend, indemnify and hold harmless the Acquirer Indemnified Parties pursuant to Section 7.02 thereof as and to the extent set forth in Article VII of the Merger Agreement.
7.    Release and Covenant Not to Sue.
(a)    Effective as of, from, and after the Effective Time,[ each of the Beneficial Owner and] the Stockholder, on behalf of itself and, as applicable, its present and former parents, Subsidiaries, Affiliates, officers, directors, managers, equityholders, members, family members, employees, beneficiaries, heirs, successors, assigns, and any other Person claiming by, through or under any of the foregoing (collectively, “Stockholder Releasors”) hereby absolutely, unconditionally and irrevocably releases, waives and forever discharges the Company and each of the Acquirer Indemnified Parties of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity, which any of such Stockholder Releasors ever had, now have, or hereafter can, shall, or may have against the Company and its Subsidiaries prior to the Effective Time for, upon, or by reason of any matter, cause, or thing related to such Stockholder Releasors’ capacity as a[ direct
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or indirect] stockholder of the Company and arising out of or related to acts, events, circumstances, conditions or omissions occurring at or prior to the Effective Time (collectively, “Released Claims”); provided, however, that nothing contained in the foregoing shall operate to release any (A) indemnification rights granted to[ the Beneficial Owner or] the Stockholder in its capacity as a director or officer of the Company (and solely in and to the extent of such capacity, and which shall not entitle the undersigned to indemnification in respect of any indemnification owed by the undersigned in the undersigned’s capacity as an Equityholder to Acquirer Indemnified Parties pursuant to Section 7.02 of the Merger Agreement) under the Delaware General Corporation Law or the provisions of the Company’s Organizational Documents; (B) rights granted to[ the Beneficial Owner or] the Stockholder pursuant to this Agreement, the Merger Agreement or any agreement, instrument, certificate or document delivered pursuant to the Merger Agreement; and (C) if[ the Beneficial Owner or] the Stockholder is or was an employee or consultant of the Company or any of its Subsidiaries, any claim for the payment or receipt of accrued but unpaid wages, salaries or other cash compensation or benefits to the extent already due and excluding any unpaid vacation or PTO that follows the Company’s or its Subsidiaries carryforward rules, in each case solely to the extent related to[ the Beneficial Owner’s or] the Stockholder’s employment or consulting relationship with the Company or any of its Subsidiaries. This release is intended to be a complete and general release with respect to the Released Claims being released herein, subject to the limitations set forth in the preceding sentence, and specifically includes claims that are known, unknown, fixed, contingent or conditional, including any breach of fiduciary duty, or claims arising under the Securities Act of 1933, as amended, or any other federal, state, blue sky or local law dealing with any securities.
Subject to the reservation of rights and the limitation of the scope of the claims released herein,[ each of the Beneficial Owner and] the Stockholder for itself and for the other Stockholder Releasors expressly acknowledges that with respect to the release of known or unknown Released Claims being released herein, each Stockholder Releasor is aware that it may hereafter discover facts in addition to or different from those which it now knows or believes to be true with respect to the subject matter herein, and the releases herein are binding and effective notwithstanding the discovery or existence of any such additional or different facts.
(b)    [EACH OF THE BENEFICIAL OWNER AND] THE STOCKHOLDER ACKNOWLEDGE[S] THAT THE STOCKHOLDER [AND THE BENEFICIAL OWNER, AS APPLICABLE,] [HAS][HAVE] BEEN ADVISED BY LEGAL COUNSEL AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
Each Stockholder Releasor acknowledges and agrees that California Civil Code Section 1542, and any similar provision in any other jurisdiction, if they exist, are designed to protect a party from waiving claims which it does not know exist or may exist. Nonetheless, each Stockholder Releasor agrees that the waiver of California Civil Code Section 1542 and any similar provision in any other jurisdiction is a material portion of the releases intended herein, and it therefore intends to waive all protection provided by California Civil Code Section 1542 and any other similar provision in any other jurisdiction with respect to the Released Claims being released herein. EACH STOCKHOLDER RELEASOR FURTHER ACKNOWLEDGES AND AGREES THAT IT IS AWARE THAT IT MAY HEREAFTER DISCOVER CLAIMS OR FACTS IN ADDITION TO OR DIFFERENT FROM THOSE IT NOW KNOWS OR BELIEVES TO BE TRUE WITH RESPECT TO THE MATTERS RELEASED HEREIN. NEVERTHELESS, SUBJECT TO THE RESERVATION OF RIGHTS AND THE LIMITATION OF SCOPE OF THE CLAIMS RELEASED HEREIN, IT INTENDS
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TO FULLY, FINALLY AND FOREVER RELEASE ALL SUCH MATTERS. IN FURTHERANCE OF SUCH INTENTION, THE RELEASES GIVEN HEREIN SHALL BE AND REMAIN IN EFFECT AS FULL AND COMPLETE GENERAL RELEASES OF ALL SUCH MATTERS, NOTWITHSTANDING THE DISCOVERY OR EXISTENCE OF ANY ADDITIONAL OR DIFFERENT CLAIMS OR FACTS RELATIVE THERETO.
(c)    [Each of the Beneficial Owner and] [T][t]he Stockholder represents and warrants to Parent, Merger Sub, Merger Sub II, the Surviving Entity, and the Surviving Corporation that (i) no Stockholder Releasor has assigned any Released Claim or possible Released Claim against the Company or any Acquirer Indemnified Party, and (ii) each Stockholder Releasor has consulted with counsel with respect to the execution and delivery of this Agreement and has been fully apprised of the consequences of this Section 7.
(d)    [Each of the Beneficial Owner and] [T][t]he Stockholder, on behalf of itself and the Stockholder Releasors, hereby absolutely, unconditionally and irrevocably, covenants and agrees that it will not sue or otherwise bring, initiate or participate in any Legal Proceeding (at law, in equity, in any regulatory proceeding or otherwise) against the Company or any Acquirer Indemnified Party on the basis of any Released Claim.
8.    Non-Solicitation.
(a)    Commencing on the date hereof and until the three (3)1 year anniversary of the Closing Date,[ each of the Beneficial Owner and] the Stockholder agrees that it shall not, and shall cause its Affiliates not to, without prior written consent of Parent, directly or indirectly, (i) solicit, induce or encourage any of the employees of the Company, the Surviving Entity or any of their respective Subsidiaries [listed in Exhibit B]2 (each, a “Restricted Person”) to leave his or her employment or (ii) hire, employ or otherwise similarly engage any such Restricted Person; provided, however, that the foregoing clause (i) shall not apply to any Restricted Person who responds to general advertisement or a general solicitation not specifically directed at such Restricted Person and the foregoing clauses (i) and (ii) shall not apply to any Restricted Person whose employment is terminated by the Company or any of its Subsidiaries; provided, further, that if the Stockholder is a venture capital or other investment fund, the term “Affiliates” as used in this Section 8 shall not include any reference to any portfolio company of the Stockholder or its Affiliates so long as the Stockholder does not direct such portfolio company to engage in such solicitation.
(b)    Each of Parent[, the Beneficial Owner] and the Stockholder agrees that the duration and scope of the non-solicitation provision set forth in this Section 8 are reasonable and necessary to protect the legitimate interests of Parent. In the event that any court of competent jurisdiction determines that the duration or the restrictions, or both, are unreasonable and that such provision is to that extent unenforceable, Parent[, the Beneficial Owner] and the Stockholder agree that the provision shall remain in full force and effect to the maximum extent for the greatest time period and scope that would not render it unenforceable. Parent[, the Beneficial Owner] and the Stockholder intend that this non-solicitation provision shall be deemed to be a series of separate covenants, one for each and every Restricted Person. [Each of the Beneficial Owner and] [T][t]he Stockholder agrees that damages are an inadequate remedy for any breach of this provision and that Parent shall, whether or not it is pursuing any potential remedies at Law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-solicitation provision.
(c)    [Each of the Beneficial Owner and] [T][t]he Stockholder acknowledges that his or her ownership of Covered Shares represents a substantial interest in the Company and the Stockholder intends
1     NTD: To be set at two years solely in the Support Agreement to be executed by Accel.
2     NTD: Key Employees to be included solely in Support Agreement to be executed by Accel..
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to transfer to Parent the goodwill reflected in the Covered Shares owned by the Stockholder. [Each of the Beneficial Owner and] [T][t]he Stockholder further acknowledges that Parent would not enter into this Agreement but for the restrictions in this Section 8.
(d)    If[ the Beneficial Owner or] the Stockholder violates the terms of this Section 8,[ the Beneficial Owner and] the Stockholder shall continue to be bound by the restrictions set forth herein until a total period of three (3) years has expired, excluding any periods of violation of this Section 8.3
9.    [Non-Competition.4
(a)    During the period commencing on the Closing Date and until the three (3) year anniversary of the Closing Date,[ each of the Beneficial Owner and] the Stockholder shall not (other than, as applicable, in his or her capacity as an employee of Parent, the Surviving Entity or any of their respective Subsidiaries), directly or indirectly, whether as a partner, officer, director, employee, stockholder, joint venture, member, investor (other than as the passive holder of not more than one percent (1%) of the total outstanding stock of a publicly-held company or any stock of Parent) or otherwise:
(i)    engage in, participate in, assist, operate, encourage, establish, develop or otherwise facilitate any business that is competitive with the business of the Company, the Surviving Entity or any of their respective Subsidiaries as such business has been conducted or had on the Closing Date been planned to be conducted by the Company or any of its Subsidiaries, where such business has been conducted (the “Restricted Territory”); or
(ii)     contact, solicit, or attempt to contact or solicit any individual or entity that is a client, customer or account, or is then contemplated or in discussions to be a client, customer or account, of the Company or any of its Subsidiaries on the Closing Date, or had been a client, customer or account of the Company or any of its Subsidiaries within a period of two (2) years prior to the Closing Date, for the purpose of diverting or taking away the business or patronage of such client, customer or account from the Company, the Surviving Entity or any of their respective Subsidiaries.
(b)    Each of Parent[, the Beneficial Owner] and the Stockholder agrees that the duration and geographic scope of the non-competition provision set forth in this Section 9 are reasonable and necessary to protect the legitimate interests of Parent. In the event that any court of competent jurisdiction determines that the duration or the geographic scope, or both, are unreasonable and that such provision is to that extent unenforceable, Parent[, the Beneficial Owner] and the Stockholder agree that the provision shall remain in full force and effect to the maximum extent for the greatest time period and in the greatest area that would not render it unenforceable. Parent[, the Beneficial Owner] and the Stockholder intend that this non- competition provision shall be deemed to be a series of separate covenants, one for each and every county or other political subdivision of each and every state or other area of the Restricted Territory. [Each of the Beneficial Owner and] [T][t]he Stockholder agrees that damages are an inadequate remedy for any breach of this provision and that Parent shall, whether or not it is pursuing any potential remedies at Law, be entitled to equitable relief in the form of preliminary and permanent injunctions without bond or other security upon any actual or threatened breach of this non-competition provision.
(c)    [Each of the Beneficial Owner and] [T][t]he Stockholder acknowledges that his or her ownership of Covered Shares represents a substantial interest in the Company and the Stockholder intends to transfer to Parent the goodwill reflected in the Covered Shares owned by the Stockholder. [Each of the
3     NTD:Subclause (d) to be removed from the Support Agreement to be executed by Accel.
4     NTD: Only applicable to Foundation Capital L.L.C. and Clay Wilkes.
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Beneficial Owner and] [T][t]he Stockholder further acknowledges that Parent would not enter into this Agreement but for the restrictions in this Section 9.
(d)    If[ the Beneficial Owner or] the Stockholder violates the terms of this Section 9, the Stockholder shall continue to be bound by the restrictions set forth herein until a total period of three (3) years has expired, excluding any periods of violation of this Section 9.]
10.    Stockholders’ Representative. Without limiting the generality of Section 5(a) of this Agreement, the Stockholder hereby absolutely, unconditionally and irrevocably, covenants and agrees that the Stockholders’ Representative is irrevocably appointed to act as the representative, agent and attorney-in-fact for the Stockholder in its capacity as an Equityholder for all purposes under the Merger Agreement, the Escrow Agreement and the Payments Administration Agreement, and any agreement or instrument entered into or delivered in connection with the Mergers (including with respect to all post-Closing matters requiring any action or decision by the Stockholder). Without limiting the generality of the foregoing, the Stockholders’ Representative shall be the exclusive representative, agent and attorney-in-fact for and on behalf of the Stockholder, with full power and authority to exercise any other rights to: (i) execute and deliver all documents necessary or desirable to carry out the intent of the Merger Agreement, the Escrow Agreement and any other Additional Agreements, (ii) serve as the named party with respect to any such claims on behalf of the Stockholder under the Merger Agreement, (iii) give and receive on behalf of the Stockholder any and all notices and documents from or to the Stockholder thereunder or under the Merger Agreement and any Additional Agreement, (iv) grant any consent, approval or waiver on behalf of the Stockholder under the Merger Agreement and any Additional Agreement, (v) pay amounts therefrom in connection with the Merger Agreement and enforcement of rights thereunder, and (vi) make all other elections or decisions contemplated by the Merger Agreement and any Additional Agreement on behalf of the Stockholder. The Stockholder does hereby give and grant unto the Stockholders’ Representative the power and authority to do and perform each such act and thing whatsoever that the Stockholder may or is required to do pursuant to the Merger Agreement and all Additional Agreements, and to amend, modify or supplement any of the foregoing in the Stockholder’s name, place and stead, as if the Stockholder had personally done such act. The death, incapacity, dissolution, liquidation, insolvency or bankruptcy of the Stockholder shall not terminate such appointment or the authority and agency of the Stockholders’ Representative. The power-of-attorney granted hereunder is coupled with an interest and is irrevocable.
11.    Paying Agent. Without limiting the generality of Section 5(a) of this Agreement, the Stockholder hereby absolutely, unconditionally and irrevocably, covenants and agrees that the Paying Agent is entitled to exercise its rights and fulfill its obligations as and to the extent set forth in the Merger Agreement and the Payments Administration Agreement, and that no Acquirer Indemnified Party shall be liable to the Stockholder for, or responsible for, any act or omission taken by the Paying Agent, including any failure by the Paying Agent to properly conduct the exchange and payment procedures set forth in Section 2.14 of the Merger Agreement or to properly distribute the Merger Consideration pursuant to such exchange procedures.
12.    Additional Agreements. The Stockholder agrees to execute, at or prior to the Closing, one or more joinders in a form reasonably satisfactory to Parent pursuant to which the Stockholder will become party to the Parent Equity Agreements, as amended in each case by the Omnibus Amendment. The Stockholder acknowledges and agrees that prior to its receipt of the Merger Consideration in exchange for the Covered Shares, the Stockholder shall execute and deliver to the Company the Letter of Transmittal in the form attached to Merger Agreement as Exhibit F thereto (along with delivery of its Certificates or a lost certificate affidavit and other items as contemplated by Section 2.14 of the Merger Agreement and an Accredited Investor Questionnaire in the form attached thereto). [The Beneficial Owner agrees that any violation or breach of this Agreement by the Stockholder shall be deemed to be a violation or breach by the Beneficial Owner and Parent shall be entitled to pursue any remedy available hereunder against both the Beneficial Owner and the Stockholder, or either of them, in its discretion.]
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13.    Confidentiality. From and after the date hereof, the[ each of the Beneficial Owner and] Stockholder shall, and shall cause its, his or her Affiliates and their respective Representatives to whom any Confidential Information (as hereinafter defined) was provided to, hold in confidence and not use for any purpose (other than, as applicable, in his or her capacity as an employee of Parent, the Surviving Entity or their respective Subsidiaries) any and all confidential and proprietary information, whether in written, verbal, graphic or other form, concerning any of the Company, its Subsidiaries, Parent, its Subsidiaries or the Merger Agreement or the transactions contemplated thereby (collectively, “Confidential Information”), except that[each of the Beneficial Owner and] the Stockholder shall have no obligation under this Section 13 with respect to any Confidential Information that as of the date hereof is, or after the date hereof becomes, generally available to the public other than through a breach of this Section 13 by the Stockholder[ or the Beneficial Owner] or any of its Affiliates or any of their respective Representatives. Notwithstanding the foregoing, the[each of the Beneficial Owner and] Stockholder may disclose Confidential Information, without violating the obligations of this Agreement, (A) solely to the extent necessary to enforce or defend any claim under the Merger Agreement or related agreements entered into in connection with the transaction contemplated thereby, or to enforce related rights not otherwise waived under this Agreement, but only to the extent deemed reasonably necessary by the Stockholder[ or the Beneficial Owner], upon the advice of legal counsel, to enforce or defend such claim; (B) to a financial advisor, attorney, or accountant who is subject to an obligation of confidence and non-use with respect to the Confidential Information for the purpose of obtaining advice or services from such party; or (C) if the Stockholder[ or the Beneficial Owner] is a venture capital or other investment firm, to its limited partners or other investors or potential investors if such disclosure is of financial or other information related to the performance or character of the Stockholder’s[ or the Beneficial Owner’s] investments and such Confidential Information relates to the Mergers and not to other Confidential Information, provided that, in each instance, the same are obligated to maintain the confidentiality of the information provided. [Each of the Beneficial Owner and] [T][t]he Stockholder shall, and shall cause its Affiliates and their respective Representatives to, take the same degree of care to protect the Confidential Information that such Person uses to protect such Person’s own confidential and proprietary information of a similar nature, but in no event less than a commercially reasonable degree of care. Notwithstanding the foregoing,[ each of the Beneficial Owner and] the Stockholder shall not be in breach of this Section 13 as a result of any disclosure of Confidential Information to the extent such disclosure is required by applicable Law or that is requested or required by any Governmental Authority or under any subpoena, civil investigative demand or other similar process, provided that[ the Beneficial Owner and] the Stockholder, shall promptly notify Parent, if allowed under applicable Law, of the existence, terms and circumstances surrounding such requested or compelled disclosure, and shall cooperate with Parent (at Parent’s sole expense) in connection with any of Parent’s efforts to prevent or limit the scope of such disclosure. If such disclosure cannot successfully be prevented or limited, the[each of the Beneficial Owner and] Stockholder may disclose without liability that portion of the Confidential Information that[each of the Beneficial Owner and] the Stockholder has been advised by its legal counsel is required to be disclosed.
14.    Governing Law; Service of Process.
(a)    This Agreement and any Legal Proceedings (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of Parent,[ the Beneficial Owner,] the Stockholder, Merger Sub, Merger Sub II or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Each of the parties hereto irrevocably agrees that any Legal Proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by another party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery in New
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Castle County and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement or any of the transactions in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above named courts, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by the applicable Law, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. The parties hereto further agree that any final and nonappealable judgment against any of them in any action, suit or proceeding described in this Section 14(a) shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
(b)    Each party hereto irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 14(a) in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified pursuant to Section 23. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
15.    Specific Performance. [Each of the Beneficial Owner and] [T][t]he Stockholder acknowledges and agrees that the failure of the Stockholder[ or the Beneficial Owner, as applicable,] to perform and comply with the provisions of this Agreement in strict accordance with the terms hereof may cause irreparable harm to Parent, for which there may be no adequate remedy at law. Parent shall be entitled, in addition to any other remedies or rights which it may have, to seek specific performance of this Agreement, without the posting of any bond, if the Stockholder[ or the Beneficial Owner] shall fail or refuse to perform the Stockholder’s[ or the Beneficial Owner’s] obligations hereunder.
16.    WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 16.
17.    Assignment; Successors. This Agreement may not be assigned by the Stockholder[ or the Beneficial Owner] (including by operation of law, by merger or otherwise) without the prior written consent of Parent
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and any purported assignment in violation of this Agreement shall be void. Subject to the immediately preceding sentence, the provisions of this Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors, assigns, heirs and personal representatives.
18.    Scope of Agreement. The parties hereto acknowledge and agree that this Agreement shall not confer upon Parent any right or ability to acquire the shares of Company Common Stock or Company Preferred Stock other than in connection with the Merger and pursuant to the Merger Agreement. The parties hereto acknowledge and agree that this Agreement does not constitute an agreement or understanding of the Stockholder[ or the Beneficial Owner] in the Stockholder’s[ or the Beneficial Owner’s] capacity as a director or officer of the Company, but only in the Stockholder’s[ or the Beneficial Owner’s] capacity as a holder of shares of Company Common Stock, Company Preferred Stock or Company Stock Options.
19.    Severability. Any invalidity, illegality or unenforceability of any provision of this Agreement in any jurisdiction shall not invalidate or render illegal or unenforceable the remaining provisions hereof in such jurisdiction and shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction
20.    Amendment, Waiver. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto which expressly states its intention to amend this Agreement. No provision of this Agreement may be waived, except by an instrument in writing, executed by the waiving party, expressly indicating an intention to effect a waiver. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.
21.    Further Assurances. [Each of the Beneficial Owner and] [T][t]he Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform its obligations under this Agreement.
22.    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.
23.    Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given upon receipt if in writing and if served by personal delivery upon the Person for whom it is intended, by prepaid national overnight courier service (with signed confirmation of receipt), or by confirmed electronic mail (provided that, in the case of electronic mail, such confirmation is not automated); provided that the email is promptly followed by a confirmation copy delivered by registered or certified mail or by a national courier service, to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person; and provided further that the notice or other communication is sent to the address, facsimile number or email address set forth (i) if to Parent, to the address or e-mail address set forth in Section 9.01 of the Merger Agreement and (ii) if to[ the Beneficial Owner or] the Stockholder, to[ the Beneficial Owner’s or] the Stockholder’s address or e-mail address set forth on a signature page hereto, or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to each other party hereto.
24.    Entire Agreement. This Agreement, together with applicable provisions of the Merger Agreement referenced herein, the Letter of Transmittal, the exhibits hereto and thereto, and the other documents and certificates delivered pursuant hereto and thereto, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter of this Agreement.
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[Signature page follows]
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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

SOCIAL FINANCE, INC.

By:
Name:
Title:
[Signature Page to Support Agreement]

STOCKHOLDER

Name:

By:
Name:
Title:

Address:

E-mail:

[BENEFICIAL OWNER

Name:

By:
Name:
Title:

Address:

E-mail:]
Shares of Company Common Stock as to which the Stockholder has sole:
Voting Power: ________________
Dispositive Power: ________________
Shares of Company Preferred Stock as to which the Stockholder has sole:
Voting Power: ________________
Dispositive Power: ________________
Options held by the Stockholder: ____________________
[Signature Page to Support Agreement]

EXHIBIT D
AGREED FORM
FORM OF SELLER NOTE
SELLER SUBORDINATED NOTE
THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. IT MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF REGISTRATION OR AN EXEMPTION THEREFROM UNDER SAID ACT.
[________],[______] (the “Issue Date”)
U.S. $250,000,000
SOCIAL FINANCE, INC., a Delaware corporation (“Payor”), for value received, promises to pay to the person or persons identified on Schedule I hereto (each, a “Payee” or, collectively, “Payees”) the principal amount set forth opposite its name on Schedule I together with accrued interest thereon, calculated and payable as set forth below (together with any PIK Notes (defined below) issued pursuant to Section 1.1 below, the “Note”). The principal and interest on this Note is payable in lawful money of the United States of America in immediately available funds at such place in the United States as Payee may from time to time designate in writing to Payor.
This Note is made pursuant to that certain Agreement and Plan of Merger and Reorganization (the “Merger Agreement”), dated April 6, 2020 by and among Payor, SFI Acquisition Co., Inc., a newly formed corporation organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Payor, SFI Financial Technologies LLC, a newly formed corporation limited liability company organized under the laws of the State of Delaware and a direct wholly owned subsidiary of Payor, Galileo Financial Technologies, Inc., a corporation organized under the laws of the Delaware (the “Target”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative, agent and attorney-in-fact of the Target’s equity holders. This Note is the “Seller Note” referred to in the Merger Agreement. Payee is receiving this Note pursuant to the Merger Agreement. All capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Merger Agreement.
1.    Payment of Principal and Interest
1.1.    Calculation and Payment of Interest. Interest on the principal balance of this Note outstanding from time to time until paid in full in cash shall accrue at the rate equal to the Applicable Rate per annum, computed on the basis of a 365 or 366-day year, as appropriate, for the actual number of days elapsed, commencing on the date hereof (and on the date of issuance with respect to any PIK Note). “Applicable Rate” shall mean (A) 10.0% prior to the occurrence of any Event of Default (as defined below) hereunder and, (B) 15.0% after the occurrence and during the continuance of an Event of Default; provided, however, that if this Note is voluntarily prepaid in full in cash on or before the date that is six (6) months from the date hereof, “Applicable Rate” shall mean 0%. Interest shall be payable quarterly in arrears, beginning on the last day of the first calendar quarter following the Issue Date and on the last day of each calendar quarter thereafter; provided that after the occurrence and during the continuance of any Event of Default, interest shall be payable monthly in arrears, beginning on the last day of the first month following the applicable Event of Default and on the last date of each month thereafter (each, an “Interest Payment Date”) until paid in full, and shall be made either (i) by the deemed issuance of a promissory note in a principal amount equal to interest accrued but not otherwise paid (by the issuance of a PIK Note or otherwise) on the principal amount hereof through and including such Interest Payment Date and otherwise having such terms and provisions that are the same as the terms and provisions of this Note (each such promissory note a “PIK Note”), and Payor shall be deemed to have issued a PIK Note for any such interest and shall not be obligated to actually deliver any such PIK Note or (ii) by increasing the principal amount of this Note by the amount of such cash interest (such payment of interest, whether made under subclause (i) or (ii), the “Interest”). For the avoidance of doubt, if the “Applicable Rate” shall mean 0% as a result of a qualifying prepayment pursuant to this Section 1.1, all PIK Notes will (and any interest accrued on such PIK Notes) will be equal to $0.
1.2.    Payment on Maturity Date. The principal balance of, and any accrued and unpaid interest on, this Note (including, for the avoidance of doubt, the principal balance of and any accrued and unpaid interest on any PIK Note) shall be payable in cash on [________], 20215 (the “Maturity Date”).
1.3.    Prepayment. Payor may, at its option at any time, without premium or penalty, prepay all or any portion of this Note. Any prepayment of this Note shall be applied as follows: first, to payment of accrued interest; and second, to payment of principal. Upon any partial prepayment, at the request either of Majority Payees or Payor, this Note shall be surrendered to Payor in exchange for a substitute note, which shall set forth the revised principal amount but otherwise be identical to this Note. In the event that this Note is prepaid in its entirety, this Note shall be surrendered to Payor for cancellation as a condition to any such prepayment.
1.4.    Payment Only on Business Days; Payments Free and Clear. Any payment hereunder which, but for this Section 1.4, would be payable on a day which is not a Business Day, shall instead be due and payable on the Business Day next following such date for payment. All payments hereunder shall be made free and clear of any deduction, withholding or offset and in immediately available funds, except to the extent otherwise required by applicable law.
1.5.    Tax Reporting. Payor agrees that none of the Interest accrued or payable pursuant to the Note shall be reported as “original issue discount” as defined in the Code, and, accordingly, no IRS Forms 1099-OID shall be issued in connection therewith and that the Note is not a “below-market loan” described in Code Section 7872; provided, however, that Payor shall be entitled to issue IRS Forms 1099-INT with respect to the portion of any cash payment on the Note that represents interest for federal income tax purposes actually paid in cash on the Maturity Date for the year in which such Interest is paid.
1.6.    Method of Payment. The Payor and each Payee agree that payment on this Note shall be made in accordance with Section 2.14(e) of the Merger Agreement, and that pursuant thereto all amounts owing hereunder shall be paid to the Paying Agent (as defined in the Merger Agreement) or its designee for further payment to (i) the Equityholders (as defined in the Merger Agreement) in proportion to their applicable Note Pro Rata Shares (as defined in the Merger Agreement) and (ii) to Qatalyst Partners LLC (“Qatalyst”) for the Deferred Transaction Fee (as defined in the Merger Agreement). No Person that is not a party to this Note (including, without limitation, the Paying Agent and Qatalyst) shall be a third party beneficiary of this Note, and each Payee agrees that in the event of any Losses (as defined in the Merger Agreement) arising out of the payment on this Note in accordance with this Section 1.6, the Payor shall be indemnified for such Losses in accordance with 7.02(g) of the Merger Agreement.
2.    Events of Default; Acceleration.
2.1.    The following shall constitute “Events of Default” under this Note:
5 NTD: To be dated 12 months after the Issue Date.
2

2.1.1.    failure by Payor to make any payment required under this Note when the same becomes due and payable (whether at maturity, by acceleration or otherwise);
2.1.2.    a Change in Control occurs;
2.1.3.    Payor voluntarily liquidates;
2.1.4.    Payor pursuant to or within the meaning of any Bankruptcy Law: (a) commences a voluntary case or proceeding; (b) consents to the entry of an order for relief against it in an involuntary case or proceeding; (c) consents to the appointment of a Custodian of it or for all or substantially all of its property; (d) makes a general assignment for the benefit of its creditors; or (e) admits in writing that it is generally unable to pay its debts as they become due; or
2.1.5.    a court of competent jurisdiction enters an order or decree (that remains unstayed and in effect for thirty (30) days) under any Bankruptcy Law that: (a) is for relief against the Payor in an involuntary case or proceeding; (b) appoints a Custodian of the Payor or for all or substantially all of Payor’s property; or (c) orders the liquidation of Payor.
2.2.    Acceleration.
If an Event of Default specified in Section 2.1.1 or 2.1.2 shall have occurred and be continuing and any Senior Indebtedness shall then be outstanding, subject to the provisions of Section 3 hereof, the Majority Payees may, at their option, by notice in writing to Payor and to the agents under the Senior Indebtedness Documents (the “Acceleration Notice”), declare the entire principal amount of this Note and the interest accrued thereon to be due and payable; provided, however, in the event (i) an event of default has occurred and remains continuing under the Senior Indebtedness Documents and (ii) the holders of such Senior Indebtedness thereunder provide notice to Majority Payees within five Business Days of receipt of the Acceleration Notice that they are electing to block Payees’ right to receive payment hereunder due to the exercise of such holders’ remedies under such Senior Indebtedness Documents (a “Blockage Notice”), Payor shall not pay and no Payee shall not receive any payment on account of this Note (other than Permitted Non-Blockable Payments) prior to the earlier of (i) the cure or waiver of such event of default under such Senior Indebtedness Documents, (ii) the payment in full of the Senior Indebtedness under such Senior Indebtedness Documents, (iii) subject to Section 3, the date on which Payor becomes involved in a Proceeding, (iv) subject to Section 3, acceleration of the Senior Indebtedness under such Senior Indebtedness Documents and (v) the date that is 180 days from the date such Blockage Notice was received by Payee (the “Standstill Period”). Upon the expiration of the Standstill Period, and subject to Section 3, any Payee may take any enforcement action against Payor including the commencement by such Payee of any legal proceedings or actions against or with respect to Payor to facilitate to collect or enforce all or any part of the claims by such Payee against Payor and to the obligations of Payor hereunder.
2.2.1.    If an Event of Default specified in Section 2.1.1 or 2.1.2 shall have occurred and be continuing and no Senior Indebtedness shall then be outstanding, the Majority Payees may, at their option, declare the entire principal balance of this Note and the accrued and unpaid interest thereon to be due and payable upon the date which is five Business Days after the date of delivery by Payee to Payor of a written notice of acceleration, and upon any such declaration the same shall become due and payable at such time.
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2.2.2.    If any Event of Default occurs other than the Events of Default specified in 2.1.1 and 2.1.2, the principal balance of this Note and the accrued and unpaid interest thereon shall become due and payable immediately without any declaration or other act on the part of the Majority Payees and without presentment, demand, protest or other notice or action of any kind, all of which are hereby expressly waived.
2.2.3.    If any Event of Default shall have occurred and be continuing, subject to the provisions of Section 3 hereof, the Majority Payees may proceed to protect and enforce their rights either by suit in equity or by action at law, or both, whether for specific performance of any provision of this Note or in aid of the exercise of any power granted to any Payee under this Note.
3.    Subordination.
3.1.    Note Subordinated to Senior Indebtedness. To the extent and in the manner hereinafter set forth in this Section 3, the indebtedness represented by this Note and the payment of the principal of and the interest on this Note and any claim for rescission of the purchase of this Note, and any claim which is the equivalent of or substitute for principal of or interest on this Note, for damages arising from the purchase of this Note or for reimbursement or contribution on account of such a claim, and all other payments with respect to or on account of this Note (collectively, the “Subordinated Debt”) are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash of all Senior Indebtedness then outstanding. This Section 3 constitutes a continuing offer to all Persons who become holders of, or continue to hold, Senior Indebtedness, each of whom is an obligee hereunder and is entitled to enforce such holder’s rights hereunder, subject to the provisions hereof, without any act or notice of acceptance hereof or reliance hereon. For purposes of this Section 3, Senior Indebtedness shall not be deemed to have been paid and shall be deemed to be outstanding in full until the termination of all commitments or other obligations by any holder thereof and unless all such holders shall have received payment in full in cash of all obligations under or in respect of Senior Indebtedness (including, without limitation, post-petition interest, if any).
3.2.    Dissolution; Liquidation; Bankruptcy; Acceleration. In the event of (i) any insolvency or bankruptcy case or other Proceeding, or any receivership, liquidation, reorganization or other similar proceeding in connection therewith, relative to the Payor or any of its assets, or (ii) any liquidation, dissolution or other winding up of the Payor, whether voluntary or involuntary or whether or not involving insolvency or bankruptcy, or (iii) any assignment for the benefit of creditors or any other marshalling of assets or liabilities of the Payor, or (iv) the acceleration of the Senior Indebtedness by reason of the occurrence of a default or an event of default thereunder:
3.2.1.    The holders of all Senior Indebtedness shall first be entitled to receive payment in full in cash of all Senior Indebtedness before any direct or indirect payment may be made for or on account of payments under or in respect of the Subordinated Debt (other than distributions or payments of Permitted Subordinated Securities and Permitted Non-Blockable Payments), whether in cash, property or securities of any kind;
3.2.2.    Any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution that may be payable by reason of any other indebtedness of Payor being subordinated to payment of the Subordinated Debt, but excluding any payments or distributions of Permitted Subordinated Securities and Permitted Non-Blockable Payments), to which Payee would be entitled except for the provisions of this Section 3, shall be paid by the liquidating trustee or agent or other person making such payment or distribution, whether a trustee in bankruptcy, a receiver or liquidating trustee or
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other trustee or agent, directly to the holders of Senior Indebtedness or their representative or representatives, or to the trustee or trustees under any indenture or other agreement under which any of such Senior Indebtedness may have been issued for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of Senior Indebtedness, to the extent necessary to make payment in full of all Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness;
3.2.3.    Each Payee retains the power and the right to execute, verify, deliver and file any proofs of claim in respect of the Subordinated Debt in connection with any Proceeding; provided, that it hereby irrevocably authorizes, empowers and appoints the holders of Senior Indebtedness its agent and attorney-in-fact to execute, verify, deliver and file such proofs of claim (but not vote) upon the failure of such Payee promptly to do so prior to 10 days before the expiration of the time to file any such proof of claim; provided, further, that the holders of Senior Indebtedness shall have no obligation to execute, verify, deliver, and/or file any such proof of claim.
3.2.4.    Payee shall duly and promptly take such action as the holders of Senior Indebtedness may reasonably request to execute and deliver to the holders of Senior Indebtedness such powers of attorney, assignments, or other instruments as the holders of Senior Indebtedness may request in order to enable the holders of Senior Indebtedness to enforce any and all claims with respect to, and any security interests and other liens securing payment of, the amounts owing under the Subordinated Debt; provided, however, in not event shall a Payee be prohibited from (i) filing any necessary responsive or defensive pleadings (including any compulsory counterclaims) in opposition to any motion, claim, adversary proceeding or other pleading made by any Person objecting to or otherwise seeking the disallowance of the claims of any Payee, (ii) taking any action necessary to prevent the running of any applicable statute of limitations or similar restrictions on claims, (iii) taking any action to seek and obtain specific performance or injunctive relief to compel Payor to comply with (or not violate or breach) any obligation under this Note so long as such action is not accompanied by a claim for monetary damages, (iv) voting on any plan of reorganization or make any other filings or motions that are, in each case, expressly permitted under the terms of this Note or delivering notices of default or reservation of rights or any notice of any Payee to Payor and (v) demanding payment for Permitted Non-Blockable Payments; provided, that the taking of any additional action with respect to the collection or enforcement of such demand shall be subject to the terms of this Note and only permitted if expressly permitted by this Note without giving effect to this clause (v). Notwithstanding any of the foregoing, each Payee hereby agrees that it will not take any action that would hinder any exercise of remedies undertaken by any holders of Senior Indebtedness in respect of any rights under the Senior Indebtedness Documents.
3.2.5.    In the event that, any payment or distribution of any kind or character, whether in cash, property or securities (including any payment or distribution that may be payable by reason of any other indebtedness of Payor being subordinated to payment of the Subordinated Debt, but excluding payments or distributions of Permitted Subordinated Securities and Permitted Non-Blockable Payments), shall be received by Payee for or on account of or in respect of the Subordinated Debt in contravention of this Section 3.2 before all Senior Indebtedness is paid in full in cash, such payment or distribution shall be received and held in trust for, and shall be paid over (in the same form as so received, to the extent practicable, and with any necessary endorsement) to the holders of the Senior Indebtedness remaining unpaid or their representative or representatives, or to the trustee or trustees under any such indenture or
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agreement under which any Senior Indebtedness may have been issued, for application (in the case of cash) to, or as collateral (in the case of non-cash property or securities) for the payment or prepayment of Senior Indebtedness, until all Senior Indebtedness shall have been paid in full in cash, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.
3.3.    Subrogation. Upon the final payment in full in cash of all Senior Indebtedness, Payee shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of cash, property or securities of Payor applicable to the Senior Indebtedness until the principal of and interest on and all other amounts payable under the Subordinated Debt shall be paid in full in cash, and for the purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of any cash, property or securities to which Payee would be entitled except for the provisions of this Section 3 and no payment pursuant to the provisions of this Section 3 to the holders of Senior Indebtedness by Payee shall, as between Payor, its creditors other than holders of Senior Indebtedness, and Payee, be deemed to be a payment by Payor to or on account of the Senior Indebtedness. It is understood that the provisions of this Section 3 are and are intended solely for the purpose of defining the relative rights of Payee, on the one hand, and the holders of the Senior Indebtedness, on the other hand.
3.4.    Obligations of Payor Unconditional. Nothing contained in this Section 3 or elsewhere in this Note is intended to or shall impair, as among Payor, its creditors (other than the holders of Senior Indebtedness) and Payee, the obligation of Payor, which is absolute and unconditional, to pay to Payee the principal of and interest on and all other amounts due under this Note in accordance with its terms, or is intended to or shall affect the relative rights of Payee and creditors of Payor (other than the holders of the Senior Indebtedness), nor shall anything herein prevent Payee from exercising all remedies otherwise permitted by applicable law upon default under this Note, subject to the provisions of this Section 3 and to the rights of holders of Senior Indebtedness to receive distributions and payments otherwise payable to Payee.
3.5.    Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets of Payor referred to in this Section 3, Payee shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which bankruptcy, dissolution, winding-up, liquidation or reorganization proceedings are pending, or a certificate of the receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, delivered to Payee, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of Payor, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to Section 3 of this Note.
3.6.    Subordination Rights Not Impaired by Acts or Omissions of Payor or Holders of Senior Indebtedness. No right of any present or future holders of any Senior Indebtedness to enforce subordination as provided herein will at any time in any way be prejudiced or impaired by any act or failure to act on the part of Payor or by any act or failure to act by any such holder, or by any act, failure to act or noncompliance by Payor, the holders of Senior Indebtedness or their respective agents with the terms of this Note, regardless of any knowledge thereof which any such holder or Payor may have or otherwise be charged with. No amendment, waiver or other modification of this Note shall in any way adversely affect the rights of the holders of any Senior Indebtedness under this Section 3 unless such holders of Senior Indebtedness consent in writing to such amendment, waiver or modification. The provisions of this Section 3 are intended for the benefit of and shall be enforceable directly by the holders of the Senior Indebtedness.
3.7.    Further Assurances. Payee and Payor each will, at Payor’s expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be necessary or desirable, or that the holders of Senior Indebtedness may request, in order to
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protect any right or interest granted or purported to be granted hereby or to enable the holders of Senior Indebtedness to exercise and enforce their rights and remedies hereunder.
3.8.    Agreements in Respect of Subordinated Debt. Payor agrees that it will not make any payment for or on account of or in respect of this Note, or take any other action, in contravention of the provisions of this Section 3.
3.9.    Obligations Hereunder Not Affected. All rights and interests of the holders of Senior Indebtedness hereunder, and all agreements and obligations of Payee and Payor under this Section 3, shall remain in full force and effect irrespective of: (i) any lack of validity or enforceability of any present or future guaranty of the Credit Agreement or any other Senior Indebtedness Document; (ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Senior Indebtedness, or any other amendment or waiver of or any consent to any departure from the Credit Agreement or any successor agreement or any other Senior Indebtedness Document, including, without limitation, any increase in the Senior Indebtedness resulting from the extension of additional credit to Payor or any of its subsidiaries or otherwise; (iii) any taking, exchange, release or non-perfection of any other collateral, or any taking, release, amendment or waiver of or consent to departure from any guaranty, for all or any of the Senior Indebtedness; (iv) any manner of application of collateral, or proceeds thereof, to all or any of the Senior Indebtedness, or any manner of sale or other disposition of any collateral for all or any of the Senior Indebtedness or any other assets of Payor or any of its subsidiaries; (v) any change, restructuring or termination of the corporate structure or existence of Payor or any of its subsidiaries; or (vi) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Payor or a subordinated creditor. The provisions of this Section 3 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by the holders of Senior Indebtedness upon the insolvency, bankruptcy or reorganization of Payor or otherwise, all as though such payment had not been made.
3.10.    Waiver. Payee hereby waives promptness, diligence and notice of acceptance with respect to any of the Senior Indebtedness and this Section 3 and any requirement that the holders of Senior Indebtedness protect, secure, perfect or insure any security interest or lien on any property subject thereto or exhaust any right or take any action against Payor or any other person or entity or any collateral.
3.11.    No Waiver; Remedies. No failure on the part of the holders of Senior Indebtedness to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.
3.12.    Continuing Agreement; Assignments Under Senior Indebtedness Agreements. The provisions of this Section 3 constitute a continuing agreement and shall (i) remain in full force and effect until the earlier of (x) the date the obligations under this Note are satisfied in full in accordance with this Section 3 and (y) the date that is one hundred eighty (180) days or such shorter period as the holders of a majority of the Senior Indebtedness may agree after the indefeasible payment in full in cash of the Senior Indebtedness, (ii) be binding upon Payee, Payor and their respective successors and assigns, and (iii) inure to the benefit of, and be enforceable by, the holders of Senior Indebtedness and their successors, transferees and assigns. Without limiting the generality of the foregoing clause (iii), the holders of Senior Indebtedness may assign or otherwise transfer all or any portion of their rights and obligations under the Senior Credit Agreement or any other Senior Indebtedness Document, as applicable, to any other Person, and such other Person shall thereupon become vested with all the rights in respect thereof granted to the holders of Senior Indebtedness herein or otherwise.
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4.    Certain Definitions.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Persons” means, with respect to any specified Person, (i) any Affiliate of such Person and (ii) any Person Controlled by such Person or its Affiliate or the holdings of which are for the primary benefit of any such Persons.
“Bankruptcy Law” means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.
“Business Day” means each day other than Saturdays, Sundays and days when commercial banks are authorized or required by law to be closed for business in San Francisco, California or New York, New York.
“Change in Control” means (i) prior to an IPO, the failure by Permitted Holders to beneficially own at least 50.1% of the aggregate voting power of the Payor’s equity interests on a fully diluted basis; provided that any such failure shall not constitute a Change in Control if (x) such failure was due to a bona fide equity financing transaction for, or recapitalization of, the Payor and (y) a Change of Control under clause (ii) would not have occurred if such failure was following an IPO; or (ii) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act and the rules of the Securities and Exchange Commission thereunder) other than the Permitted Holders, of more than 35% of the aggregate voting power of the Public Company’s equity interests on a fully diluted basis. The consummation of an IPO shall not constitute a Change in Control.
“Code” means the Internal Revenue Code of 1986, as amended.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Agreement” means the Revolving Credit Agreement first dated as of September 27, 2018 by and among Payor, as the borrower, Goldman Sachs Bank USA, as the Administrative Agent, and the other lenders from time to time party thereto, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.
“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar office under any Bankruptcy Law.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“Event of Default” means any of the occurrences specified under Section 2.1 of this Note.
“Indebtedness” with respect to any Person means, at any time, without duplication, (i) its liabilities for borrowed money, including, without limitation, liabilities under warehouse or similar
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facilities, (ii) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by bank, and other financial institutions (whether or not representing obligations for borrowed money), (iii) all obligations of such Person under any swap, cap, collar or similar arrangement providing for protection against fluctuations in interest rates, currency exchange rates or commodities prices and (iv) any guaranty of such Person with respect to liabilities of a type described in any of clauses (i) through (iii) hereof. For the avoidance of doubt, the term “Indebtedness” does not include trade payables of such Person.
“IPO” means a bona fide underwritten sale to the public or a direct listing on a public exchange of the Public Company pursuant to a registration statement (other than on Form S-8 or any other form relating to securities issuable under any benefit plan of the Payor or any of its subsidiaries, as the case may be) that is declared effective by the Securities and Exchange Commission.
“Majority Payees” means one or more Payees entitled to a majority of the aggregate principal amount then owing under this Note.
“Permitted Holders” means (i) equity holders of the Payor as of the Issue Date, (ii) each of the respective Affiliated Persons of the Person referred to in clause (i), (ii) any group (within the meaning of the Securities Exchange Act and the rules of the Securities and Exchange Commission thereunder) Controlled by any Person or Persons referred to in clauses (i) or (ii), and (iii) any acquiror of Payor that, in connection with a transaction constituting a Change of Control, agrees to assume (or will automatically assume by way of merger) the obligations of the Payor under this Note.
"Permitted Non-Blockable Payments" shall mean non-cash payments of interest with respect to the Subordinated Debt due and payable on a non-accelerated basis in accordance with Section 1.1. hereof.
"Permitted Subordinated Securities" shall mean any debt or equity securities of Payor or any other Person that are distributed to any Payee in respect of the Subordinated Debt (whether pursuant to a confirmed plan of reorganization or adjustment or otherwise) and that (a) are subordinated in right of payment to the Senior Indebtedness (or any debt or equity securities issued in substitution of all or any portion of the Senior Indebtedness) to at least the same extent as the Subordinated Debt is subordinated to the Senior Indebtedness, (b) do not have the benefit of any obligation of any Person (whether as issuer, guarantor or otherwise) unless the Senior Indebtedness has a senior benefit of the obligation of such Person and (c) do not have any terms, and are not subject to or entitled to the benefit of any agreement or instrument that has terms, that are more burdensome to the issuer of or other obligor on such debt or equity securities than are the terms of the Senior Indebtedness.
“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.
"Proceeding" shall mean any voluntary or involuntary insolvency, bankruptcy, receivership, custodianship, liquidation, dissolution, reorganization, assignment for the benefit of creditors, appointment of a custodian, receiver, trustee or other officer with similar powers or any other proceeding for the liquidation, dissolution or other winding up of a Person.
“Public Company” means, after the IPO, the Person that shall have issued equity interests pursuant to such IPO (such person being either the Payor or any direct parent company of the Payor).
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“Qualified Equity Interests” means Equity Interests other than Subordinated Equity Interests.
“Senior Indebtedness” means all payment obligations (whether now outstanding or hereafter incurred) of the Payor in respect of (i) Indebtedness incurred pursuant to the Credit Agreement and all other Indebtedness of the Payor (including, without limitation, in respect of any guaranty of any Indebtedness of any of its subsidiaries) other than any Indebtedness that by its terms is expressly subordinated to this Note, (ii) any Indebtedness incurred to refinance, replace or otherwise restructure all or any part of any Indebtedness described in clause (i) above or this clause (ii) whether by the same or any other agent, lender, debtholder or group of lenders or debtholders, including any new facility entered into after the termination of any debt facility, whether or not contemporaneous, (iii) interest (including default interest) and premium on the outstanding Indebtedness referred to in clauses (i) or (ii) above, (iv) the fees and commissions (including commitment, agency and letter of credit fees and commissions) payable pursuant to the Senior Indebtedness Documents, (v) all other payment obligations (including costs, expenses, penalties, indemnifications, damages, liabilities or otherwise on the Payor or any of its subsidiaries) owing under or arising pursuant to the Senior Indebtedness Documents not of the type described in clauses (i) through (iv) above, and (vi) post-petition interest on the Indebtedness referred to in clauses (i) through (v) above accruing subsequent to the commencement of a proceeding under the Bankruptcy Law (whether or not such interest is allowed as a claim in such proceeding). For the avoidance of doubt, Subordinated Debt shall not be considered Senior Indebtedness hereunder.
“Senior Indebtedness Documents” means (i) the Credit Agreement, (ii) each other agreement instrument or agreement evidencing or governing the Indebtedness referred to in clause (i) of the definition of Senior Indebtedness, and (iii) any other note, agreement, indenture, mortgage, guaranty, pledge, security agreement or instrument evidencing or securing the obligations incurred under the agreements referenced in clauses (i) and (ii) above or pursuant to which such obligations are incurred, in each case as such agreement or document may be amended, amended and restated, supplemented or otherwise modified from time to time, including without limitation any agreement or document extending the maturity of, increasing the aggregate commitments under, or refinancing, replacing or otherwise restructuring all or any part of Indebtedness under such agreement or document or any replacement or successor agreement or document and whether by the same or any other agent, lender or group of lenders.
“Subordinated Equity Interests” means any Equity Interest issued after the date hereof which, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests) pursuant to a sinking fund obligation or otherwise, (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, or (iii) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Subordinated Equity Interests, in each case, prior to the date that is 91 days after the Maturity Date applicable at the time of issuance thereof, except, in the case of clauses (i) and (ii), if as a result of a change in control, fundamental change or asset sale, so long as any rights of the holders thereof upon the occurrence of such a change in control, fundamental change or asset sale event are subject to the prior payment in full of the principal of and interest under this Note.
5.    Subordinated Equity Interests. Payor hereby covenants and agrees to not issue any Subordinated Equity Interests.
6.    Miscellaneous.
6.1.    Section Headings. The section headings contained in this Note are for reference purposes only and shall not affect the meaning or interpretation of this Note.
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6.2.    Amendment and Waiver. Subject to Section 5.10 hereof, no provision of this Note may be amended or waived except pursuant to an agreement or agreements in writing entered into by the Majority Payees and Payor and, with respect to amendments to Section 3 hereof or any other amendment that would adversely affect the rights of the holders of Senior Indebtedness (unless there is no Senior Indebtedness outstanding and no commitments outstanding under the Credit Agreement and/or any other Senior Indebtedness Document), the holders of all adversely impacted Senior Indebtedness. No failure or delay in exercising any right, power or privilege hereunder shall imply or otherwise operate as a waiver of any rights of Payee, nor shall any single or partial exercise thereof preclude any other or future exercise thereof or the exercise of any other right, power or privilege.
6.3.    Successors, Assigns and Transferors. This Note may not be assigned or transferred by Payee to any competitor, customer or supplier of Payor or any of its subsidiaries. Subject to the foregoing, this note may be assigned or transferred by Payee with the consent of the Payor provided that any such transfer complies with all applicable federal and state securities laws; provided that no such consent of the Payor shall be required if an Event of Default has occurred and is continuing. Subject to the foregoing, the obligations of Payor and Payee under this Note shall be binding upon, and inure to the benefit of, and be enforceable by, Payor and Payee, and their respective successors and permitted assigns, whether or not so expressed.
6.4.    Governing Law. This Note shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to any conflicts of laws principles thereof that would otherwise require the application of the law of any other jurisdiction. Any proceeding to enforce, interpret, challenge the validity of, or recover for the breach of any provision of, this Note shall be filed exclusively in the United States District Court for the Southern District of New York or the state courts located in the State of New York, and the parties hereto expressly consent to the exclusive jurisdiction of such courts and expressly waive any and all objections to personal jurisdiction, service of process or venue in connection therewith. Final judgment in any action, suit or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment. Payor hereby acknowledges that this Note constitutes an instrument for the payment of money, and consents and agrees that the Majority Payees, at their sole option, in the event of a dispute in the payment of any moneys due hereunder, shall have the right to bring a motion- action under New York CPLR Section 3213. Nothing in this Section 5.4 shall affect the right of the Majority Payees to (i) commence legal proceedings or otherwise sue Payor in any other court having jurisdiction over Payor or (ii) serve process upon Payor in any manner authorized by the laws of any such jurisdiction.
6.5.    Lost, Stolen, Destroyed or Mutilated Note. Upon receipt of evidence reasonably satisfactory to Payor of the loss, theft, destruction or mutilation of this Note and of indemnity arrangements reasonably satisfactory to Payor from or on behalf of the holder of this Note, and upon surrender or cancellation of this Note if mutilated, Payor shall make and deliver a new note of like tenor in lieu of such lost, stolen, destroyed or mutilated Note, at Payee’s expense.
6.6.    Waiver of Presentment, Etc. Except as otherwise provided herein, presentment, demand, protest, notice of dishonor and all other demands and notices are hereby expressly waived by Payor.
6.7.    Usury. Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest in excess of the maximum rate legally enforceable. If the rate of interest called for under this Note at any time exceeds the maximum rate legally enforceable, the rate of interest required to be paid hereunder shall be automatically reduced to the maximum rate legally enforceable. If such interest rate is so reduced and thereafter the maximum rate legally enforceable is increased, the rate of interest required to
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be paid hereunder shall be automatically increased to the lesser of the maximum rate legally enforceable and the rate otherwise provided for in this Note.
6.8.    Notices. Any notice, request, instruction or other document to be given hereunder by either party to the other shall be in writing and shall be deemed given when received and shall be (i) delivered personally or (ii) mailed by certified mail, postage prepaid, return receipt requested or (iii) delivered by FedEx or a similar overnight courier or (iv) sent via email with return receipt requested, as follows:
If to a Payor, addressed to:
Social Finance, Inc.
234 1st Street
San Francisco, CA 94105
Attention: Chief Financial Officer
Email: MGill@sofi.org
with a copy to:
WilmerHale
1875 Pennsylvania Avenue, NW Washington, DC 20006
Attention: Stephanie Evans
Email: Stephanie.Evans@wilmerhale.com
If to Payee, addressed to:
The address set forth on Schedule I
Or, in each case, to such other place and with such other copies as either party may designate as to itself by written notice to the other party.
In the event that any notice under this Note is required to be made on or as of a day which is not a Business Day, then such notice shall not be required to be made until the first day thereafter which is a Business Day.
6.9.    Representations and Warranties of Payor. Payor hereby represents and warrants to Payee that: (a) Payor is duly organized, validly existing and in good standing under the laws of the State of Delaware; (b) Payor has duly authorized, executed and delivered this Note; and (c) this Note constitutes a legally valid and binding obligation of Payor, enforceable against Payor in accordance with its terms, subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting the rights or remedies of creditors and the effect of general principles of equity, whether enforcement is considered in a proceeding in equity or at law, and the discretion of the court before which any proceeding therefor may be brought.
6.10.    Fees. Payor agrees to pay all reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorney’s fees and expenses) incurred or paid by Payee in enforcing collection of the Note.
[signature pages follow]
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IN WITNESS WHEREOF, Payor has executed and delivered this Note as of the date hereinabove first written.

SOCIAL FINANCE, INC.

By:
Name:
Title:

Accepted and Agreed to:

[Payee]

By:
Name:
Title:
[Signature Page to Promissory Note]

EXHIBIT J
AGREED FORM
CONFIDENTIAL
OPTION CANCELLATION AND ASSUMPTION AGREEMENT
This Option Cancellation and Assumption Agreement (this “Agreement”) dated [●], 2020 is made by and between Galileo Financial Technologies, Inc., a Delaware corporation (the “Company”), and the undersigned (“Optionholder”).
WHEREAS, Optionholder has previously been granted an option or options to purchase shares of the common stock, $0.00001 par value per share (“Common Stock”), of the Company (the “Shares”) pursuant to the Company’s 2011 Option Plan (the “Company Option Plan”), as set forth on Exhibit A attached hereto (each an “Option” and collectively, the “Options”);
WHEREAS, the Company’s Board of Directors has unanimously approved, and the stockholders of the Company have adopted and approved, an Agreement and Plan of Merger and Reorganization (as may be amended, modified or supplemented and in effect from time to time, the “Merger Agreement”), by and among Social Finance, Inc., a Delaware corporation (“Parent”), SFI Acquisition Co., Inc., a Delaware corporation and direct subsidiary of Parent (“Merger Sub”), SFI Financial Technologies LLC, a Delaware limited liability company and direct subsidiary of Parent (“Merger Sub II”), the Company, and Shareholder Representative Services LLC, a Colorado limited liability company (“SRS”), solely in its capacity as the representative, agent and attorney-in-fact of the Equityholders (the “Stockholders’ Representative”), pursuant to which, among other things, Merger Sub will merge with and into the Company (the “First Merger”), with the Company being the surviving corporation of the First Merger (the Company, in its capacity as the surviving corporation of the First Merger, is sometimes referred to as the “Surviving Corporation”); and immediately following the First Merger and as part of the same integrated transaction as the First Merger, the Surviving Corporation will merge with and into Merger Sub II (the “Second Merger” and, together with the First Merger, the “Mergers”);
WHEREAS, the parties hereto are entering into this Agreement to confirm Optionholder’s understanding of, and agreement with, the treatment of the Options in connection with the Mergers, which treatment, the parties hereto agree, may be effected without Optionholder’s consent in accordance with the terms of the Company Option Plan, and to have Optionholder covenant to certain other matters in connection therewith as set forth herein.
NOW, THEREFORE, in consideration of the premises and the respective covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby acknowledge and agree to the following:
1.    Defined Terms. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement.
2.    Effect of Merger. Upon the Effective Time of the First Merger, each Option held by Optionholder that is outstanding and unexercised as of the Effective Time: (a) to the extent such Option is listed as a Participating Option on Exhibit A (each, a “Participating Option”), shall terminate and be cancelled and shall thereafter no longer be exercisable, but shall entitle Optionholder to receive from Parent or the Surviving Corporation in settlement of each such

Participating Option, (i) cash in an amount equal to the product of (A) the Non-Stock Per Share Cash Consideration minus the exercise price per share of such Participating Option, multiplied by (B) the number of Shares subject to such Participating Option, and (ii) an original principal amount of the Seller Note in an amount equal to the product of (C) the Non-Stock Per Share Note Amount multiplied by (D) the number of Shares subject to such Participating Option, in each case less applicable tax withholding; and (b) whether vested or unvested and whether exercisable or not exercisable, shall, to the extent such Option is listed as an Assumed Option on Exhibit A (each, an “Assumed Option”), by virtue of the First Merger, be assumed by Parent and shall cease to represent a right to acquire shares of Company Common Stock and shall be converted into an option to purchase a number of shares of Parent Common Stock in an amount, at an exercise price and subject to such terms and conditions as provided in the Merger Agreement and any other written agreement between the Optionholder and the Company and/or Parent.
3.    Optionholder Agreements and Acknowledgements.
(a)    By signing and submitting this Agreement, Optionholder hereby represents, warrants, covenants and agrees as follows:
(i)    (A) Optionholder has the legal capacity to execute this Agreement; (B) Optionholder has the full legal right, power and authority to (i) execute and deliver this Agreement and perform its obligations hereunder, (ii) submit the Options listed on Exhibit A for cancellation or assumption, as applicable, in accordance with the terms hereof, and (iii) consummate the transactions contemplated by this Agreement, the Merger Agreement and all of the other documents and agreements required to be delivered in connection therewith to which Optionholder is a party; (C) this Agreement has been duly executed and delivered by Optionholder, and constitutes a legal, valid and binding obligation of Optionholder, enforceable against Optionholder in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar Laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity); (D) Optionholder is the sole and exclusive owner of the Options set forth on Exhibit A, of record and beneficially, free and clear of any Liens (other than Liens under the Securities Act and applicable state securities Laws or as shall be terminated in connection with the consummation of the Merger); (E) neither the execution and delivery of this Agreement by Optionholder nor the performance by Optionholder of Optionholder’s obligations hereunder, nor the consummation of the transactions contemplated hereby will: (i) violate or breach, be in conflict with or contravene, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under any agreement or commitment to which Optionholder is a party or that is binding on Optionholder; (ii) violate any Law or any judgment, decree, order, regulation or rule of any court or other Governmental Body applicable to Optionholder, including any legal proceedings currently pending against Optionholder; or (iii) result in the creation of any Liens on any of the assets or properties of Optionholder; (F) Optionholder is not required to give any notice to, make any filing or registration with, or obtain any authorization, waiver, license, consent, or approval of any Governmental Authority or third party in connection with the execution and delivery of this Agreement by the undersigned, the performance by the undersigned of Optionholder’s obligations under this Agreement or the consummation by the undersigned of the transactions contemplated by this Agreement or the Merger Agreement which has not been given or obtained, as applicable; (G) as of the date hereof, there is no Legal Proceeding pending against, or, to the knowledge of Optionholder, threatened against such Optionholder or any of Optionholder’s properties or assets (including, without limitation, any Options) that could reasonably be expected to prevent or materially delay or impair the consummation by Optionholder of the transactions contemplated by this Agreement or the Merger Agreement or otherwise materially impair Optionholder’s ability to perform Optionholder’s obligations hereunder or thereunder; and (H) Optionholder has been advised to seek legal, financial and tax advice prior to signing this Agreement and has had an opportunity to review with the undersigned’s tax, financial and legal advisors the consequences of the grant, vesting and exercise of any options to acquire Company Common Stock at any time held by the Optionholder, the ownership (beneficial or otherwise) and disposition of any shares of Company Common Stock by the Optionholder at any time, the Mergers and the transactions undertaken prior to and in connection therewith, and the transactions contemplated by the Merger Agreement and this Agreement.
(ii)    that (A) Exhibit A attached hereto correctly and completely reflects any and all Options granted to Optionholder that are outstanding as of the date of this Agreement and the correct exercise price for each such Option, in each case, as of immediately prior to the First Merger, and correctly indicates whether all or a portion of each Option is a Participating Option or an Assumed Option, (B) if applicable, any other options for Common Stock of the Company granted to Optionholder not listed on Exhibit A have been exercised or forfeited, and Optionholder has no further rights with respect thereto, (C) Optionholder is the only legal and beneficial owner of all legal and equitable rights and claims of any kind with respect to the Options, (D) Optionholder has not assigned, pledged, or contracted to assign or pledge any such rights or claims, and (E) the Options and any shares of Company Common Stock issuable thereunder are free and clear of all Liens other than Liens under the Securities Act and applicable state securities Laws;
(iii)    that Optionholder will, upon request, execute and deliver any additional documents reasonably deemed appropriate or necessary by Parent in connection with the cancellation or assumption, as applicable, of the Options hereunder;
(iv)    that all authority conferred or agreed to be conferred by Optionholder in this Agreement shall be binding upon Optionholder’s successors, assigns, heirs, executors, administrators and legal representatives and shall not be affected by, and shall survive, Optionholder’s death, incapacity, dissolution or liquidation;
(v)    that the delivery of this Agreement, including the agreement not to exercise the Options, is irrevocable;
(vi)    that Optionholder irrevocably appoints the Company as Optionholder’s true and lawful agent and attorney-in-fact, to effect the cancellation (and payment) or the assumption, as applicable, pursuant to the Merger Agreement and the instructions hereto;
(vii)    that Optionholder hereby (A) irrevocably constitutes and appoints Shareholder Representative Services LLC, a Colorado limited liability company, as Stockholders’ Representative and as Optionholder’s true and lawful attorney in fact and agent to take all actions described in the Merger Agreement, including with respect to the Representative Expense Amount on Optionholder’s behalf, (B) agrees that this power of attorney is irrevocable and coupled with an interest, may be delegated by the Stockholders’ Representative and shall survive Optionholder’s death or incapacity, (C) authorizes the Stockholders’ Representative to act for Optionholder in Optionholder’s name, place and stead, in any and all capacities in order to perform every act and thing required or permitted to be done by the Stockholder’s Representative pursuant to the terms of the Merger Agreement to the fullest extent that Optionholder might or could do in person and in accordance with Section 2.15 of the Merger Agreement;
(viii)    that Optionholder hereby, solely with respect to each Participating Option held by Optionholder, joins in and adopts, and agrees to comply with and to be bound by, all provisions applicable to holders of Participating Options as an Equityholder under the Merger Agreement, as if Optionholder is a party to the Merger Agreement, including, without limitation, Optionholder’s obligation to pay its Pro Rata Share of the Deferred Transaction Fee to Qatalyst Partners LLC pursuant to Section 2.14(e) of the Merger Agreement and the indemnification obligations, covenants and agreements provided in Article VII of the Merger Agreement;
(ix)    that effective as of, from, and after the Effective Time, Optionholder, on behalf of itself and, as applicable, its present and former parents, subsidiaries, Affiliates, employees, officers, directors, shareholders, members, family members, beneficiaries, heirs, successors, assigns and any other Person claiming by, through or under any of the foregoing (collectively, “Optionholder Releasors”) hereby absolutely, unconditionally and irrevocably releases, waives and forever discharges the Company and each of the Acquirer Indemnified Parties (collectively, the “Released Parties”) of and from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, tax consequences and demands, of every kind and nature whatsoever, whether now known or unknown, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity, which any of such Optionholder Releasors ever had, now have, or hereafter can, shall, or may have against the Company and its Subsidiaries prior to the Effective Time for, upon, or by reason of any matter, cause, or thing related to such Optionholder Releasors’ capacity as an optionholder of the Company and/ or owner (beneficial or otherwise) of shares of Company Common Stock and arising out of or related to acts, events, circumstances, conditions or omissions occurring at or prior to the Effective Time (collectively, “Released Claims”); provided, however, that nothing contained in the foregoing shall operate to release any (A) indemnification rights granted to Optionholder in its capacity as a director or officer of the Company (and solely in and to the extent of such capacity, and which shall not entitle the undersigned to indemnification in respect of any indemnification owed by the undersigned in the undersigned’s capacity as an Equityholder to Acquirer Indemnified Parties pursuant to Section 7.02 of the Merger Agreement) under the Delaware General Corporation Law or the provisions of the Company’s Organizational Documents; (B) rights granted to Optionholder pursuant to this Agreement, the Merger Agreement or any agreement, instrument, certificate or document delivered pursuant to the Merger Agreement; (C) any claim that cannot be released as a matter of law, including with respect to workers’ compensation, unemployment, or reimbursement under Cal. Lab. Code 2802; and (D) if Optionholder is or was an employee or consultant of the Company or any of its Subsidiaries, any claim for the payment or receipt of accrued but unpaid wages, salaries or other cash compensation or benefits to the extent already due and excluding any unpaid vacation or PTO that follows the Company’s or its Subsidiaries carryforward rules, in each case solely to the extent related to the Stockholder’s employment or consulting relationship with the Company or any of its Subsidiaries; provided, further, that this release is intended to be a complete and general release with respect to the Released Claims being released herein, subject to the limitations set forth in the preceding sentence, and specifically includes claims that are known, unknown, fixed, contingent or conditional, including any breach of fiduciary duty, or claims arising under the Securities Act of 1933, as amended, or any other federal, state, blue sky or local law dealing with any securities;
(x)    that Optionholder’s right to receive cash payments or options to acquire shares of Parent Common Stock, as applicable, as set forth in the Merger Agreement, subject to the limitations, terms and conditions specified in the Merger Agreement and any other written agreement between the Optionholder and the Company and/or the Parent, in exchange for the Options held by Optionholder, shall constitute Optionholder’s sole and exclusive right against the Releasees in respect of such Options and/or any contract, agreement or instrument with the Company pertaining thereto or Optionholder’s status as a holder of Options;
(xi)    that Optionholder hereby expressly waives any and all provisions, rights and benefits conferred by §1542 of the California Civil Code (or any similar, comparable or equivalent provision or law), which section provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.
(xii)    that Optionholder’s Optionholder Pro Rata Share of the Representative Expense Amount or any payment made to Equityholders under Section 2.10(b) of the Merger Agreement will not be paid to Optionholder until and unless such amounts are required to be disbursed to Optionholder in accordance with the Merger

Agreement, which may result in a reduction in the amount of consideration payable to Optionholder;
(xiii)    that payments made under the Seller Note will be reduced by the portion of the transaction fee payable to Qatalyst Partners LLC by the Company upon any payment of the Seller Note in accordance with the terms of the Company’s engagement letter with Qatalyst Partners LLC;
(xiv)    that (A) Optionholder understands that the treatment of the Options contemplated by this Agreement and the Merger Agreement may be effected without Optionholder’s consent consistent with the terms of the Company Option Plan pursuant to which the Options were granted, (B) Optionholder fully understands Optionholder’s rights to discuss all aspects of this Agreement, the Merger Agreement and any other written agreement between Optionholder and the Company and/or Parent with Optionholder’s private attorneys, (C) Optionholder has carefully read and fully understands all of the terms of this Agreement and the Merger Agreement and any other written agreement between Optionholder and the Company and/or Parent, (D) Optionholder has not transferred or assigned any rights or claims that Optionholder is hereby purporting to release herein, (E) Optionholder is voluntarily, and with proper and full authority, executing this Agreement and Agreement and any other written agreement between Optionholder and the Company and/or Parent (F) Optionholder has had a reasonable period of time to consider the provisions of this Agreement and any other written agreement between Optionholder and the Company and/or Parent, and has considered them carefully before executing this Agreement;
(xv)    that pursuant to the Merger Agreement, the Company shall be entitled to deduct and withhold from the consideration otherwise payable to Optionholder pursuant to the Merger Agreement such amounts as the Company is required to deduct and withhold under the applicable federal, state, local and foreign law, including, without limitation, the Internal Revenue Code of 1986, with respect to the making of such payments; and
(xvi)    that (A) nothing in this Agreement may be construed to prohibit Optionholder from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Financial Industry Regulatory Authority, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination or anti-retaliation provisions of applicable federal, state or local law or regulation; provided, however, that Optionholder may not disclose information of the Released Parties that is protected by the attorney-client privilege, except as otherwise required by law; (B) if Optionholder participates in any claim for discrimination, harassment, interference with leave rights or retaliation that can be released in the manner set forth in this Agreement, Optionholder hereby waives Optionholder’s right to secure any monetary awards or damages; and (C) Optionholder does not need the prior authorization of the Company to make any such reports or disclosures and is not required to notify the Company that it has made such reports or disclosure.
4.    Termination. This Agreement shall terminate automatically upon termination of the Merger Agreement in accordance with its terms.
5.    Miscellaneous.
(a)    Further Actions. Each party, at the reasonable request of the other party, agrees to execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting the transactions contemplated by this Agreement.
(b)    Waivers. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party hereto, nor any failure or delay on the part of any party hereto in the exercise or failing or delaying in the exercise of its rights of any right hereunder, shall be deemed to constitute a waiver by the party taking such action of compliance by any other party with or of any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
(c)    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement. This Agreement shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.
(d)    Governing Law; Jurisdiction. This Agreement and the respective rights and obligations of the parties under this Agreement shall be governed by, and shall be determined under, the internal laws of the State of Delaware applicable to contracts between residents of the State of Delaware to be performed solely in the State of Delaware, i.e., without regard to choice of law principles. Any action involving this Agreement shall be brought and maintained solely in Delaware Court of Chancery in New Castle County and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware). Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of the aforesaid courts in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 5(d) in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified pursuant to Section 5(f), and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(e)    Waiver of Jury Trial. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5(e).
(f)    Notices. Any notices or other communications required or permitted under this Agreement shall be sufficiently given if in writing and (i) hand delivered, including delivery by courier services, or (ii) sent by certified mail, return receipt requested, postage prepaid addressed to the recipient at the address stated below, or to such other address as the party concerned may substitute by written notice to the other. All notices hand delivered shall be deemed received on the day of delivery. All notices forwarded by mail shall be deemed received on the date two (2) days (excluding Saturdays, Sundays and legal holidays when the U.S. mail is not delivered) immediately following date of deposit in the U.S. mail; provided, however, the return receipt indicating the date upon which the notice is received shall be prima facie evidence that such notice was received on the date of the return receipt. Addresses may be changed by giving notice of such change in the manner provided herein. Unless and until such written notice is received, the last address given shall be deemed to continue in effect for all purposes.
If to the Company, to:
Galileo Financial Technologies, Inc.
6510 South Millrock Dr.
Suite 300
Salt Lake City, UT 84121
Attention: General Counsel
Email: CTrujillo@galileo-ft.com
with a copy to (which copy shall not constitute notice):
Dorsey & Whitney LLP
111 South Main Street, Suite 2100
Salt Lake City, Utah, 84111
Attention: Nolan S. Taylor
Email: Taylor.Nolan@dorsey.com

If to Optionholder, to the address set forth on the signature page hereto, or to such other addresses as any such party may designate in writing in accordance with this Section 5(f).
(g)    Entire Agreement; Assignment. Unless otherwise specified herein (including with respect to any other agreement entered into between Optionholder and the Company and/or Parent), this Agreement and the Merger Agreement (i) contain the entire agreement and understanding between the parties with respect to the subject matter herein identified and merge and integrate any and all previous and contemporaneous implied agreements (in fact or law), between or among the parties concerning such matters, and (ii) shall not be assigned by operation of law or otherwise. This Agreement may be amended by the parties hereto only by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.
(h)    Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective permitted successors and assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement; provided that, Parent, Merger Sub and Merger Sub II shall be express third party beneficiaries under this Agreement and shall be entitled to enforce directly any of the provisions hereof.
(i)    Severability. If any provision of this Agreement or portion of this Agreement is found to be wholly or partially invalid, illegal or unenforceable in any judicial proceeding, then such provision shall be deemed to be modified or restricted to the extent and in the manner necessary to render the same valid and enforceable, or shall be deemed excised from this Agreement, as the case may require, and this Agreement shall be construed and enforced to the maximum extent permitted by law, as if such provision had been originally incorporated in this Agreement as so modified or restricted, or as if such provision had not been originally incorporated in this Agreement, as the case may be.
(j)    Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.
(k)    Fees and Expenses. Whether or not the Mergers are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.
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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

OPTIONHOLDER

By:

Name:

Name and address to which notices shall be sent to Optionholder prior to Effective Time (please print):

(Name)

(Street)

(City)	(State)	(Zip)

GALILEO FINANCIAL TECHNOLOGIES, INC.

By:

Name:

Title: